Exhibit 99.3

PRO FORMA VALUATION REPORT
SECOND-STEP CONVERSION
STOCK OFFERING

Seneca Bancorp, Inc. │Baldwinsville, New York

HOLDING COMPANY FOR:

Seneca Savings Bank │ Baldwinsville, New York

Valuation Date: May 16, 2025

1311-A Dolley Madison Boulevard
Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

May 16, 2025

Boards of Directors

Seneca Financial, MHC

Seneca Financial Corp.

Seneca Savings

35 Oswego Street

Baldwinsville, New York 13027

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the New York State Department of Financial Services, and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

The Boards of Directors of Seneca Financial, MHC (the “MHC”), Seneca Bancorp, Inc. (“Seneca Bancorp” or the “Company”), Seneca Financial Corp. (“SNNF”) and Seneca Savings (“Seneca Savings” or the “Bank”) have approved the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, SNNF, which currently owns all of the issued and outstanding common stock of Seneca Savings, will be succeeded by a new Maryland corporation with the name of Seneca Bancorp, Inc. Following the conversion, the MHC and SNNF will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Seneca Bancorp or the Company, unless otherwise identified as SNNF. As of March 31, 2025, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 58.13% of the common stock (the “MHC Shares”) of SNNF. The remaining 41.87% of SNNF’s common stock is owned by public stockholders. Pursuant to the Plan, the Bank will convert from a federal savings bank into an OCC-chartered national bank and change its name to Seneca Savings Bank, National Association.

It is our understanding that Seneca Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to natural persons residing in certain market area counties of the Bank, SNNF’s public shareholders and other members of the general public in a community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of SNNF will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
May 16, 2025

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, SNNF, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2020 through December 31, 2024, a review of various unaudited information and internal financial reports through March 31, 2025, and due diligence related discussions with the Company’s management; Bonadio & Co., LLP, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Keefe Bruyette & Woods, A Stifel Company, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Seneca Bancorp operates and have assessed Seneca Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Seneca Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on Seneca Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of Seneca Bancorp. We have analyzed the net assets held by the MHC, which will be consolidated with Seneca Bancorp’s balance sheet pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Seneca Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors
May 16, 2025

The Appraisal is based on Seneca Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by Seneca Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Seneca Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Seneca Bancorp. The valuation considers Seneca Bancorp only as a going concern and should not be considered as an indication of Seneca Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Seneca Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Seneca Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of Seneca Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Seneca Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.23%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 41.87% to 41.64% and the MHC’s ownership interest was increased from 58.13% to 58.36%.

Valuation Conclusion

It is our opinion that, as of May 16, 2025, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of SNNF – was $17,990,480 at the midpoint, equal to 1,799,048 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $15,291,910 or 1,529,191 shares at the minimum, $20,689,050 or 2,068,905 shares at the maximum and $23,792,410 or 2,379,241 shares at the super maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $10,500,000 equal to 1,050,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $8,925,000 or 892,500 shares at the minimum, $12,075,000 or 1,207,500 shares at the maximum and $13,886,250 or 1,388,625 shares at the super maximum.

Boards of Directors
May 16, 2025

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and SNNF have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9732 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.8272 at the minimum, 1.1192 at the maximum and 1.2871 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Seneca Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of SNNF as of March 31, 2025, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of SNNF and the exchange of the public shares for newly issued shares of Seneca Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and SNNF. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Boards of Directors
May 16, 2025

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Seneca Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Seneca Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIALLC.

William E. Pommerening
Managing Director

James J. Oren
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

Seneca Bancorp, Inc.

Baldwinsville, New York

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Reorganization		I.2
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.7
Interest Rate Risk Management		I.10
Lending Activities and Strategy		I.11
Asset Quality		I.16
Funding Composition and Strategy		I.16
Subsidiary Operations		I.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Interest Rate Environment		II.3
Primary Market Area		II.4
Primary Market Area Employment Sectors		II.6
Market Area Unemployment Data		II.7
Deposit Trends and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.10
Credit Risk		III.12
Interest Rate Risk		III.12
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

Seneca Bancorp, Inc.

Baldwinsville, New York

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1.	Financial Condition	IV.2
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.6
5.	Dividends	IV.8
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.9

A.	The Public Market	IV.9
B.	The New Issue Market	IV.15
C.	The Acquisition Market	IV.16
D.	Trading in SNNF’s Stock	IV.16

8.	Management	IV.18
9.	Effect of Government Regulation and Regulatory Reform	IV.19
Summary of Adjustments	IV.19
Valuation Approaches: Fully-Converted Basis	IV.19
1.	Price-to-Earnings ("P/E")	IV.21
2.	Price-to-Book ("P/B")	IV.22
3.	Price-to-Assets ("P/A")	IV.22
Comparison to Recent Offerings	IV.24
Valuation Conclusion	IV.24
Establishment of the Exchange Ratio	IV.25

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
Seneca Bancorp, Inc.

Baldwinsville, New York

TABLE Number	DESCRIPTION	page

1.1	Historical Balance Sheets	I.4
1.2	Historical Income Statements	I.8

2.1	Summary Demographic/Economic Data	II.5
2.2	Primary Market Area Employment Sectors	II.7
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.8
2.5	Deposit Summary	II.9
2.6	Market Area Deposit Competitors – As of June 30, 2024	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Credit Risk Measures and Related Information	III.13
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.14

4.1	Peer Group Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics + After-Market Trends-Recent Conversions	IV.17
4.3	Valuation Adjustments	IV.19
4.4	Seneca Bancorp,Inc. Public Market Pricing Versus Peer Group	IV.23
4.5	Second Step Offering Information	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

Seneca Savings was originally chartered in 1928. SNNF is a Maryland-chartered subsidiary holding company organized in 2017 as the holding company for Seneca Savings, a federally chartered stock savings bank headquartered in the town of Baldwinsville, Onondaga County, New York, within the Syracuse metropolitan area. The Bank operates a community banking business through its headquarters office, three additional branch offices in Onondaga County, and a branch office in Madison County. The Bank’s deposit base is generally concentrated in areas surrounding the office locations. The Bank’s primary market area coverage for lending operations expands to the counties contiguous to the two counties noted above. A map of the Bank’s offices is provided in Exhibit I-1.

In October 2017, the Bank was reorganized into a federally-chartered stock savings association within a mutual holding company (“MHC”) structure with a mid-tier holding company and a concurrent minority stock offering. As part of the reorganization, the Company publicly sold a minority portion of the common shares in a subscription and community offering and issued majority ownership of the shares to the MHC. Since that time, the Company has expanded its operations in the greater Syracuse metropolitan area through both growth in existing offices and the opening of the office location in Bridgeport, New York.

SNNF’s principal activity is the ownership of the outstanding shares of the Bank. At March 31, 2025, SNNF had 1,838,278 shares of common stock outstanding, whereby the MHC owned 1,068,618 shares, or 58.13%, and public shareholders owned the remaining 769,660 shares, or 41.87%. The public shares are traded on OTC Pink Marketplace (“OTCPK”) under the trading symbol “SNNF”.

SNNF is regulated by the Federal Reserve while the Bank is regulated by the Office of the Controller of the Currency (“OCC”). The Bank is also a member of the Federal Home Loan Bank (“FHLB”) system. The Bank’s deposits are insured up to the regulatory maximums by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). Seneca Savings is community-oriented and offers traditional financial services, engaged primarily in the business of attracting local deposits and originates one-to-four family real estate and commercial and multifamily real estate, and to a lesser extent, commercial and industrial, construction and consumer loans. The Bank also invests in securities such as U.S. Government and agency securities, mortgage-backed securities (“MBS”), municipal securities and corporate debt securities.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At March 31, 2025, SNNF reported $280.2 million in assets, $217.3 million in deposits and equity of $24.0 million, equal to 8.55% of assets. For the 12 months ended March 31, 2025, the Company reported net income of $754,000. Excluding a modest amount of losses on sale of other real estate owned (“OREO”), estimated adjusted net income for the same period equaled $758,000, or 1.11% of average assets. SNNF’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization

The Boards of Directors of the MHC, SNNF, Seneca Bancorp and Seneca Savings have approved the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, the MHC will be merged into Seneca Financial and the MHC will no longer exist. Further, Seneca Financial will merge into a new Maryland corporation named “Seneca Bancorp, Inc.” and as a result Seneca Financial will cease to exist. Simultaneously with the merger of Seneca Financial with and into Seneca Bancorp, Seneca Savings will convert from a federal savings association into a national bank that will be renamed “Seneca Savings Bank, National Association.”

It is our understanding that Seneca Bancorp will offer its common stock, representing the majority ownership interest held by the MHC, in a subscription offering to eligible account holders, tax-qualified plans, supplemental account holders and other members (qualifying depositors) as such terms are defined for purposes of applicable regulatory guidelines governing stock offerings by mutual institutions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering or firm commitment public offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), Seneca Bancorp will be 100% owned by public shareholders, the publicly-held shares of the Company will be exchanged for shares in Seneca Bancorp at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated into Seneca Bancorp.

Strategic Overview

Seneca Savings has been serving the Onondaga County and the related central New York marketplace as a locally-owned and operated financial institution since its founding in 1928. For many years the Bank operated as a traditional thrift institution, originating for portfolio long-term fixed rate residential loans funded with certificates of deposit. In recent years the Bank has continued to update the various operational areas of the Bank, such as credit underwriting, information technology and compliance in order to more fully meet current industry standards. Further, a longer term strategy has been to diversify the loan portfolio into commercial real estate and non-real estate secured loans, An additional benefit of this strategy has been an increase in lower cost core deposit accounts, related to the commercial lending activities. The Bank’s products and services are focused on the lending and investment needs of the local retail and commercial customer base as well as households in the market area. Based on the operating history and growth of the Bank since its founding, the Bank has established, to a certain degree, its name recognition and overall reputation in the Syracuse, New York area. The Bank has also diversified the revenue base by adding the investment services division. In addition, the Bank views itself as an integral part of the local communities served, and thus has historically strongly supported the retail customer base through providing residential loan products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

With the Company’s enhanced equity position following the completion of the offering, Seneca Bancorp intends to continue to pursue the following strategies in order to operate as a well-capitalized and profitable community bank focused on meeting the needs of individuals, small businesses, and community organizations in the Syracuse metropolitan area:

•	Increase commercial real estate and commercial and industrial lending;

•	Continue to originate one- to four-family residential mortgage loans in communities served while selling the majority of newly originated longer-term, fixed-rate residential loans;

•	Grow and enhancing a low-cost deposit base;

•	Manage credit risk to maintain a low level of non-performing assets;

•	Offer a wide selection of non-deposit investment products and financial advisory services; and,

•	Expand the market area and access to customers through organic growth and de novo branching, while also considering opportunistic acquisitions of banks, branches or lines of business.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Balance Sheet Trends

Table 1.1 presents summary balance sheet information for SNNF for the five fiscal years ended December 31, 2024 and as of March 31, 2025. From assets of $221.5 million as of December 31, 2020, assets have increased to $280.2 million as of March 31, 2025, funded by increases in deposits representing an annualized growth rate of 5.69%. Loans receivable have remained in the range of 70%-75% of assets over the time period shown in Table 1.1. Cash and investments have been maintained at sufficient levels for liquidity purposes, while some funds have been placed into fixed assets (due to the newly opened Bridgeport office and land acquired for a future office location. Borrowings have fluctuated and remained modest in balance. Equity increased from 2020 to 2021 as a result of profitable operations, while since 2022 equity has been impacted by the loss in the accumulated other comprehensive income (“AOCL”) account in the higher interest rate environment. The equity balance has increased through 2025 from additions to retained earnings and an improvement in the AOCL position. A summary of SNNF’s key operating ratios over the most recent two fiscal years and respective three-month periods is presented in Exhibit I-3.

Table 1.1

Seneca Financial Corp.

Historical Balance Sheets

													12/2020-
													3/2025
	As of December 31,										As of March 31,		Annualized
	2020		2021		2022		2023		2024		2025		Growth
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$221,525	100.00%	$215,164	100.00%	$234,471	100.00%	$256,725	100.00%	$280,939	100.00%	$280,247	100.00%	6.05%
Loans Receivable (net)	159,888	72.18%	150,042	69.73%	172,722	73.66%	196,457	76.52%	202,429	72.05%	204,274	72.89%	6.32%
Cash and Equivalents	3,977	1.80%	3,526	1.64%	4,427	1.89%	3,920	1.53%	6,788	2.42%	6,517	2.33%	13.14%
Investment Securities	41,264	18.63%	43,800	20.36%	39,066	16.66%	35,440	13.80%	46,484	16.55%	43,217	15.42%	1.16%
FHLB Stock	2,884	1.30%	2,619	1.22%	2,477	1.06%	2,998	1.17%	3,361	1.20%	3,122	1.11%	2.00%
Fixed Assets	5,210	2.35%	5,801	2.70%	5,645	2.41%	5,849	2.28%	8,797	3.13%	9,612	3.43%	16.55%
Bank Owned Life Insurance	2,545	1.15%	2,592	1.20%	2,633	1.12%	2,673	1.04%	2,688	0.96%	2,714	0.97%	1.62%
OREO	682	0.31%	40	0.02%	125	0.05%	0	0.00%	0	0.00%	0	0.00%	-100.00%
Pension Assets	3,659	1.65%	4,966	2.31%	5,600	2.39%	6,340	2.47%	7,245	2.58%	7,245	2.59%	18.62%
Goodwill, Customer List Intangible	0	0.00%	0	0.00%	0	0.00%	1,151	0.45%	996	0.35%	957	0.34%	NM
Other Assets	1,416	0.64%	1,778	0.83%	1,776	0.76%	1,897	0.74%	2,151	0.77%	2,589	0.92%	16.28%

Deposits	$155,918	70.38%	$160,067	74.39%	$184,247	78.58%	$193,713	75.46%	$210,571	74.95%	$217,252	77.52%	8.65%
Borrowings	38,096	17.20%	24,950	11.60%	25,000	10.66%	35,500	13.83%	41,253	14.68%	34,753	12.40%	-2.27%
Other Liabilities	4,633	2.09%	5,790	2.69%	4,193	1.79%	4,863	1.89%	5,257	1.87%	4,268	1.52%	-2.03%

Equity	22,878	10.33%	24,357	11.32%	21,031	8.97%	22,649	8.82%	23,858	8.49%	23,974	8.55%	1.18%
Tangible Equity	22,878	10.33%	24,357	11.32%	21,031	8.97%	21,498	8.37%	22,862	8.14%	23,017	8.21%	0.15%

AOCI	$(1,239)	-0.56%	$(1,205)	-0.56%	$(6,163)	-2.63%	$(4,954)	-1.93%	$(4,484)	-1.60%	$(4,536)	-1.62%

Public Shares Outstanding	844,341		811,359		817,359		779,660		769,660		769,660
MHC Shares Outstanding	1,068,618		1,068,618		1,068,618		1,068,618		1,068,618		1,068,618
Total Shares Outstanding	1,912,959		1,879,977		1,885,977		1,848,278		1,838,278		1,838,278

Public Ownership (%)	44.14%		43.16%		43.34%		42.18%		41.87%		41.87%
MHC Ownership (%)	55.86%		56.84%		56.66%		57.82%		58.13%		58.13%

Tangible Book Value/Share	$11.96		$12.96		$11.15		$11.63		$12.44		$12.52
Loans/Deposits	102.55%		93.74%		93.74%		101.42%		96.13%		94.03%
Offices Open	4		5		5		5		5		5

(1)	Ratios are as a percent of ending assets.

Sources:Seneca Financial's audited financial reports and call reports.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The balance of Seneca Savings’ loan portfolio increased over the time period shown in Table 1.1 from a low of $150.0 million, or 69.7% of assets as of December 31, 2021 to a high of $204.3 million, or 72.9% of assets as of March 31, 2025. Loans declined somewhat in fiscal 2021 as a result of rapid repayments of residential loans in the low interest rate environment, along with active sales of longer term residential loans into the secondary market. Loan growth resumed in fiscal 2022 as the overall economy recovered. The loans/deposit ratio trended downward through December 31, 2022 and has fluctuated since then. A majority of the Company’s loans are secured by property within the Syracuse MSA, the location of the Company’s office facilities.

The Association originates both real estate secured and non-real estate secured loans, and lending activities have traditionally emphasized the origination of first and second position mortgage loans secured by owner occupied 1-4 family residential property. Beyond 1-4 family loans, lending diversification by the Company includes non-residential real estate mortgage loans (owner-occupied and non-owner occupied), including loans secured by multi-family properties, 1-4 family residential construction loans and non-mortgage commercial and consumer loans. Seneca Savings originates both fixed rate and adjustable rate 1-4 family residential mortgage loans, and the current practice is to sell certain originations of longer-term fixed rate residential loans into the secondary market on a servicing retained basis. Loans are sold to the FHLB of New York and Freddie Mac. The diversified lending activities represent a primary part of the Corporation’s business strategy to maximize revenue (in terms of yield on portfolio loans) and provide benefits in areas such as interest rate risk, fee income and increases in core deposits.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

The intent of the Company’s cash and investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting SNNF‘s cash operating needs and credit and interest rate risk objectives. Historically, the level of cash and equivalents has fluctuated in the range of 16.5% to 23.2% based on the operating environment, lending volumes and cash needs. The ratio equaled 18.9% as of March 31, 2025.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting SNNF’s overall credit and interest rate risk objectives. Since year end 2020, the Company’s level of investment securities (inclusive of FHLB stock) ranged from a low of 15.0% of assets at year-end 2023 to a high of 21.6% of assets at year-end 2021. The Company maintains a diversified portfolio of corporate bonds, municipal bonds, mortgage-backed securities and US Treasury and Agency securities. As of March 31, 2025, the Association also held $3.1 million of FHLB stock. As of the same date the after-tax AOCL adjustment equaled a net loss of $4.5 million, a decrease from a net loss of $5.0 million as December 31, 2023. As with the industry in general, the market value loss will be recovered upon maturity of the securities held, absent any credit issues. Details of the Bank’s held-to-maturity investment securities portfolio are presented in Exhibit I-4.

The Association also maintains an investment in bank-owned life insurance (“BOLI”) policies, as a source of funding for employee benefit expenses. As of March 31, 2025, the cash surrender value of the Association’s BOLI equaled $2.7 million or 1.0% of assets, which also provides for tax-favorable treatment of income generated. SNNF provides pension benefits for eligible employees through a self-funded and invested defined benefit plan. The participants in this plan were frozen at January 1, 2019, as any employees hired after that date are not eligible for this plan. Following completion of the annual calculations of benefit obligations and fair value of the plan assets, as of March 31, 2025 the plan reported a net funded status of $7.2 million, which is carried as an asset on the balance sheet.

Seneca Savings reported investment in fixed assets as of March 31, 2025 equal to $9.6 million, or 3.4% of assets, representing investment in the five banking office locations and the investment advisory office in Syracuse, including land that has been purchased for a future branch location. There was a zero balance of other real estate owned (“OREO”) at March 31, 2025, and the balance of OREO has remained minimal for the time period included in Table 1.1.

Seneca Savings funds operations through retail and brokered deposits, borrowings, internal cash flows and retained earnings. From fiscal 2020 through March 31, 2025 the Company’s deposits increased at an annual rate of 8.1%. Use of brokered deposits has fluctuated over time and equaled $16.8 million at March 31, 2025. The changes in balances of deposits and other funding sources and assets have resulted in the ratio of deposits-to-assets ranging from 70.4% at fiscal 2020 to 78.6% at December 31, 2022. The Company maintains a full range of core deposit accounts including passbook accounts, interest-bearing and non-interest bearing checking accounts and money market accounts. The Company’s focus has been to increase the level of core accounts given their lower cost and interest rate risk benefits. In 2024 the Association began offering a limited amount of financial products and services to the cannabis industry, including depository products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Borrowings, consisting solely of FHLB advances, serve as an alternative funding source for the Association to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2020 through December 31, 2024, borrowings ranged from a low of $24.95 million or 11.6% of assets at year-end 2021 to a high of $41.2 million or 14.7% of assets at year-end 2024. As of March 31, 2025 FHLB advances totaled $34.8 million.

The equity/assets ratio ranged from a low of 8.49% of assets at year-end 2024 to a high of 11.32% of assets at fiscal year-end 2021, with the balance of equity impacted by net additions to retained earnings, changes to the AFS adjustment and use of equity for stock repurchases. The Association is in compliance with all regulatory capital requirements, qualifying as a “well-capitalized” institution. The Company has not paid any cash dividends to shareholders through March 31, 2025. Tangible book value per share equaled $12.52 at March 31, 2025 based on 1,838,278 common shares outstanding.

Income and Expense Trends

Table 1.2 presents the Company’s historical income statements for the fiscal periods from 2020 through 2024 and for the 12 months ended March 31, 2025. Net income has fluctuated over the time period and reached a high of $1.780 million, or 0.80% of average assets for fiscal 2021, trending lower to income of $712,000, or 0.27% of average assets in fiscal 2024. Estimated reported and core earnings for the most recent 12 month period were equal to $754,000 and 758,000, respectively, or 1.11% of average assets.

Reflecting trends in the interest rate environment of the past few years and the impact of the Association’s asset growth and lending activities, Seneca Savings recorded a rising net interest income ratio from fiscal 2020 to 2022, reaching 3.53% in 2022. The net interest income ratio increased in fiscal 2022 primarily due to the rising interest rate environment, as the Federal Reserve began raising interest rates in March 2022, while most financial institutions delayed a corresponding increase in deposit offering rates. In fiscal 2023 and 2024, the continued increase and higher level of market interest rates, an inverted yield curve, competitive and other factors resulted in a substantial increase in funding costs, leading to a decline in the net interest income ratio from 3.53% for fiscal 2022 to 3.04% for fiscal 2024, resulting in the largest impact on profitability. The net interest income ratio subsequently increased to 3.08% for the 12 months ended March 31, 2025, as funding costs declined by one basis point and interest income increased by two basis points. In the most recent period, growth in deposit funds enabled the reduction in higher cost borrowed funds. These margin trends are indicative of the Association’s increased focus on interest rate risk management and the benefits of the diversified lending activities away from long-term fixed rate residential loans. The Bank’s interest rate spreads and yields and costs for the past three and one-half years are set forth in Exhibits I-3 and I-5.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Table 1.2

Seneca Financial Corp.

Historical Income Statements

	For the Fiscal Year Ended December 31,										12 Months Ended,
	2020		2021		2022		2023		2024		31-Mar-25
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$8,750	3.88%	$8,511	3.83%	$8,909	3.99%	$11,357	4.62%	$13,364	5.00%	$13,662	5.02%
Interest Expense	(1,830)	-0.81%	(940)	-0.42%	(1,038)	-0.46%	(3,595)	-1.46%	(5,230)	-1.96%	(5,294)	-1.95%
Net Interest Income	$6,920	3.07%	$7,571	3.40%	$7,871	3.53%	$7,762	3.16%	$8,134	3.04%	$8,368	3.08%
Provision for Loan Losses	(730)	-0.32%	(300)	-0.13%	(20)	-0.01%	(275)	-0.11%	(306)	-0.11%	(401)	-0.15%
Net Interest Income after Provisions	$6,190	2.75%	$7,271	3.27%	$7,851	3.52%	$7,487	3.05%	$7,828	2.93%	$7,967	2.93%

Gain(Loss) on Sale of Loans	$217	0.10%	$119	0.05%	$2	0.00%	$56	0.02%	$87	0.03%	$109	0.04%
Other Income	751	0.33%	1,011	0.45%	1,394	0.62%	1,443	0.59%	1,773	0.66%	1,838	0.68%
Operating Expense	(6,023)	-2.67%	(6,277)	-2.82%	(7,305)	-3.27%	(8,041)	-3.27%	(8,878)	-3.32%	(9,035)	-3.32%
Net Operating Income	$1,135	0.50%	$2,124	0.95%	$1,942	0.87%	$945	0.38%	$810	0.30%	$879	0.32%

Gain(Loss) on Sale of Fixed Assets	$(13)	-0.01%	$(5)	0.00%	$0	0.00%	$0	0.00%	$6	0.00%	$(5)	0.00%
Gain on Sale of Investments	49	0.02%	33	0.01%	8	0.00%	(51)	-0.02%	0	0.00%	0	0.00%
FHLB Pre-Payment Penalty	(108)	-0.05%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Total Non-Operating Income (Exp.)	$(72)	-0.03%	$28	0.01%	$8	0.00%	$(51)	-0.02%	$6	0.00%	$(5)	0.00%

Net Income Before Tax	$1,063	0.47%	$2,152	0.97%	$1,950	0.87%	$894	0.36%	$816	0.31%	$874	0.32%
Income Taxes	(161)	-0.07%	(372)	-0.17%	(327)	-0.15%	(139)	-0.06%	(104)	-0.04%	(120)	-0.04%
Net Income (Loss)	$902	0.40%	$1,780	0.80%	$1,623	0.73%	$755	0.31%	$712	0.27%	$754	0.28%

Adjusted Earnings:
Net Income	$902	0.40%	$1,780	0.80%	$1,623	0.73%	$755	0.31%	$712	0.27%	$754	0.28%
Add(Deduct): Non-Operating (Inc)/Exp	72	0.03%	(28)	-0.01%	(8)	0.00%	51	0.02%	(6)	0.00%	5	0.00%
Tax Effect	(15)	-0.01%	6	0.00%	2	0.00%	(11)	0.00%	1	0.00%	(1)	0.00%
Adjusted Earnings:	$959	0.43%	$1,758	0.79%	$1,617	0.72%	$795	0.32%	$707	0.26%	$758	0.28%

Weighted Avg. Common Shares - Basic	1,852,848		1,841,218		1,813,200		1,786,740		1,758,729		1,746,757
Weighted Avg. Common Shares - Diluted	1,852,848		1,842,394		1,819,428		1,789,478		1,760,371		1,748,072
Earnings Per Share - Basic	$0.49		$0.97		$0.90		$0.42		$0.40		$0.43
Earnings Per Share - Diluted	$0.49		$0.97		$0.89		$0.42		$0.40		$0.43
Earnings Per Share (Core)(Diluted)	$0.52		$0.95		$0.89		$0.44		$0.40		$0.43
Memo:
Efficiency Ratio (%)	76.29%		72.31%		78.80%		86.74%		89.01%		87.37%
Return on Average Equity (%)	4.19%		7.73%		7.31%		3.48%		3.08%		3.22%
Effective Tax Rate (%)	15.15%		17.29%		16.77%		15.55%		12.75%		13.73%

(1) Ratios are as a percent of average assets.

Sources:Seneca Financial's audited financial reports and call reports.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Non-interest operating income has been a noticeable earnings contributor for the Association, and includes deposit account fee and service charge income, income from BOLI, finance services fees (annuities, financial planning, etc), along with gains on the sale of loans. Such income (including gains on sale of loans) reached a high of $1,947,000 or 0.72% of average assets for the 12 months ended March 31, 2025 with increases in financial services income the main reason for the higher non-interest income.

SNNF has followed a strategy of selling long-term fixed rate residential loans into the secondary market, mostly on a servicing retained basis, recording income on gains on sale of loans sold. Such gains on sale were elevated from 2020 to 2021 due to the low interest rate environment. As a result of the higher interest rate environment of beginning in 2022, gains on sale have been modest since that date and totaled $109,000 for the most recent 12 month period. As of March 31, 2025, the Bank maintained a loans serviced for others portfolio of $31.1 million and no capitalized mortgage servicing rights asset.

Operating expenses as a percent of average assets trended upward from fiscal 2020 to 2022 as a result of the Association’s growth strategy that has included the additions of personnel, product lines and offices. The expense ratio has remained relatively constant since fiscal 2022 as balance sheet growth has offset continued increases in the dollar amount of expenses. The dollar amount of annual operating expenses has increased from $6.0 million to $9.0 million since fiscal 2020, with the most significant expense categories consisting of personnel compensation and benefits, office occupancy and equipment and data processing expenses, including additional expenses related to network security and increased digital channels. Such additional investment The efficiency ratio (reflecting the ratio of operating expenses to the sum of net interest income and non-interest income), has trended upward recently, mostly impacted by the lower net interest income ratio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Since fiscal 2020, maintenance of favorable credit quality measures has generally served to limit the amount of loss provisions established during the period, with provisions in some years incurred in order to maintain require reserve levels in line with the growth in the loan portfolio balance. After having significant loan loss provisions booked by the Company for the year ended December 31, 2020, in part related to the COVID-19 pandemic and potential for additional loan losses, provisions have been more modest as chargeoffs have been limited. Exhibit I-6 sets forth the Association’s allowance for loan loss activity during the past two years and three months.

Over the past five and one-quarter years, the Association’s effective tax rate ranged from a low tax expense of 12.75% during 2024 to a high of 17.29% for 2021. The Company has assumed an effective tax rate of 26.5% for the offering prospectus, reflecting the combined federal and state effective tax rates.

The Company recorded a return on average equity of 3.22% for the 12 months ended March 31, 2025, an increase from the 3.08% recorded for fiscal 2024. Diluted reported and adjusted earnings per share totaled $0.43 and $0.43 for the most recent 12-month period. This earnings per share indication is somewhat less meaningful from a valuation perspective given the MHC organizational structure.

Interest Rate Risk Management

SNNF’s balance sheet is slightly liability sensitive in the shorter-term and, thus, the net interest margin will typically be favorably affected during periods of decreasing and lower interest rates. Seneca Savings measures its interest rate risk exposure by use of the economic value of equity (“EVE”) methodology, which provides an analysis of estimated changes in the Bank’s EVE under the assumed instantaneous changes in the U.S. treasury yield curve. Utilizing figures as of March 31, 2025, based on a 2.0% instantaneous and sustained decrease in interest rates, the EVE model indicates that the Bank’s EVE would increase by 14.9% (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

The Bank pursues strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through diversifying into other types of lending beyond 1-4 family permanent fixed rate mortgage loans such as originating commercial real estate, commercial business and construction/land loans, all of which have shorter terms to repricing or maturity and carry higher interest rates. The Bank also sells longer-term fixed rate residential loans into the secondary market and seeks to invest in shorter-term repricing and/or maturing securities. On the liability side of the balance sheet, management of interest rate risk has been pursued through attempting to retain the balance of deposits in lower cost and less interest rate sensitive transaction and savings accounts and attempting to lengthen the term-to-maturity of the CD portfolio, along with extending the terms of the lower costing FHLB advances. Core deposits, which consist of transaction and savings accounts, comprised 69.3% of the Bank’s deposits at March 31, 2025. As of March 31, 2025, of the Bank’s total loans due after March 31, 2026, ARM loans comprised 42.0% of those loans (see Exhibit I-8). In addition, the Bank maintains a notable balance of cash and cash equivalents, which provide for short-term to maturity funds on the balance sheet. Finally, the Bank maintains an equity position of over eight percent of assets, representing interest-free funds that can be used to fund earning assets. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s equity will lessen the proportion of interest rate sensitive liabilities funding assets.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of the Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

Seneca Savings’ historical principal lending activity has been originating 1-4 family residential real estate loans, while in recent years the Association has increased its activities and focus on commercial real estate and commercial and industrial loans. Lending in areas such as personal consumer loans, home equity lines of credit (“HELOCs) and residential construction loans is much more modest. The Association intends to continue to focus on commercial lending in the primary market area in order to continue to diversify the overall loan portfolio, increase the yield on the loan portfolio and assist in managing interest rate risk. As part of the commercial lending strategy, Seneca Savings has been, and will continue to grow the balances of commercial deposit accounts. Details of the Bank’s loan portfolio composition are shown in Exhibit I-9, while Exhibit I-10 provides details of the Bank’s loan portfolio by contractual maturity date.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Residential Real Estate Lending

Seneca Savings’ historical lending focus has been the origination of first position 1-4 family residential real estate loans. As of March 31, 2025, residential first position mortgage loans equaled $97.6 million, or 47.7% of total loans, with adjustable rate loans totaling approximately 8% of total residential first mortgage loans. As shown in Exhibit I-9, the balance of residential mortgage loans has decreased somewhat since December 31, 2023, and the portion of the loan portfolio in such loans has declined from 52.2% at that date. The Bank generally sells originations of conforming fixed-rate one- to four-family residential real estate loans to government-sponsored enterprises such as Freddie Mac and through the Federal Home Loan Bank of New York. The Bank retains the servicing function on most of the loans that are sold.

Seneca Savings’ first mortgage loans are generally underwritten to Fannie Mae origination guidelines and thus are deemed to be “conforming” loans with terms of up to 30 years. The Association also originates “jumbo” loans that are above the lending limit for conforming loans. Most of the 1-4 family mortgage loans are secured by residences in the primary market area, along with contiguous counties in the Syracuse metropolitan area. Loan-to-value ratios (“LTV”) of mortgage loans are generally limited to an 80% LTV, whichever is lower, or up to 100% if the loans carry private mortgage insurance. Adjustable rate loans generally have an initial fixed interest rate period of one, five, seven or ten years, followed by annual adjustments to the interest rate, with a 2% period cap on changes in interest rates and a 6% lifetime interest rate cap. Seneca Savings does not offer “Option ARM” loans which have higher risk underwriting characteristics. Such residential lending will continue to comprise a primary part of the Association’s lending activites.

Commercial Real Estate Lending

Commercial real estate lending (including multifamily lending) (“CRE”) is also a primary lending activity for Seneca Savings. As of March 31, 2025, commercial real estate/multi-family loans totaled $62.5 million, or 30.5% of the total loan portfolio, versus $51.9 million, or 26.4% of loans as of December 31, 2023. The balances of these loans have been trending upward in recent years due to the Association’s focus to diversify its loan portfolio and increase yield. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential.

As of March 31, 2025, the CRE portfolio included $12.4 million of multi-family real estate loans. Approximately 80% of total CRE loans are secured by owner-occupied property. The Association generally originates CRE loans with maximum terms to repricing of five years with a balloon feature, generally based on a 25-year amortization schedule, and loan-to-value ratios of up to 80% of the appraised value of the property. Origination rates for adjustable rate CRE loans are tied to the five-year FHLB of New York advance rate plus a margin. The CRE loans are secured primarily by office buildings, industrial facilities, retail facilities, motels and other commercial properties, substantially all of which are located in the primary market area.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. When originating commercial real estate loans, the Bank evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Bank will also generally require and obtain personal guarantees from the principals. The commercial real estate loans are generally secured by office buildings, industrial facilities, warehouses, small retail facilities and other types of commercial property. As of March 31, 2025, the average loan size of the commercial real estate portfolio was approximately $206,000. At the same date, the largest CRE loan equaled $2.5 and was secured by a shopping plaza in Rochester, New York.

Commercial and Industrial Loans

As part of the transition to an emphasis in commercial lending, Seneca Savings originates commercial business loans and lines of credit on non-real estate commercial business assets to small businesses and professionals located in its market area. As of March 31, 2025, the Association had $24.7 million of commercial business loans in portfolio, equal to 12.1% of total loans. The balance of such loans has been relatively stable in recent years. Seneca Savings encourages the borrowers to maintain their primary deposit accounts with the Bank.

Commercial business loans include term loans and lines of credit and are generally secured by accounts receivable, inventory or other business assets. Commercial loans and lines of credit are made with either adjustable or fixed rates of interest based on the prime rate as published in The Wall Street Journal, plus a margin. The Association focuses on business customers who are experienced, growing small- to medium-sized, privately-held companies with solid historical and projected cash flow that operate in the primary market area.

Commercial business loans have greater credit risk compared to 1-4 family residential real estate loans, because the availability of funds for the repayment of commercial business loans are dependent on the success of the business and the general economic environment of the primary market area. The Association generally considers the financial statements, debt service capabilities such as a targeted operating income to debt ratio of 120% or more, cash flows and the Bank’s history of the borrower, and generally requires a loan-to-value ratio of no more than 75%, or 90% of the value on new equipment purchases. Commercial and industrial lending is expected to continue to be an area of lending focus for the Association.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

HELOCs/Second Mortgage Loans

As part of its historical focus on residential lending, Seneca Savings originates HELOCs and home equity loans that are secured by the borrower’s primary or secondary residence. At March 31, 2025, such loans totaled $13.6 million, or 6.6% of the total loan portfolio. HELOCs totaled $12.7 million at March 31, 2025. The Association resumed making home equity loans in 2024 after having ceased originations in 2015. Second position loans are generally underwritten using the same criteria used for 1-4 family residential mortgage loans. LTVs are limited to 80% (or 90% if the Association holds the first mortgage) when combined with the principal balance of the existing first mortgage loan. HELOCs have adjustable rates based on the prime rate of interest with terms of up to 25 years and are generally originated with balances between $50,000 and $200,000.

The underwriting standards utilized for HELOCs include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan.

Consumer Lending

To a limited extent, Seneca Savings offers and originates personal consumer loans to customers within the primary market area who have other relationships with the Association. Such consumer loans are typically loans secured by deposit accounts, loans on new and used automobiles and unsecured personal loans. At March 31, 2025, consumer and other loans totaled $5.2 million, or 2.5% of the loan portfolio, an increase from $3.9 million as of December 31, 2023. The largest portion of the consumer loan portfolio consists of consumer secured loans, generally secured by investment accounts or deposits, which totaled $3.3 million at March 31, 2025. The Bank offers such loans as a convenience to customers and does not emphasize such loans. These loans help to expand and create stronger customer relationships and opportunities for cross-marketing. Consumer loans have greater risk compared to mortgage loans, due to their dependence on the borrower’s continuing financial stability along with the implied value of any underlying security, such as personal automobiles.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Residential Construction Loans

In recent periods the Association has conducted a limited amount of residential construction lending and as of March 31, 2025 such loans totaled $1.0 million or 0.5% of total loans. This total represents a decline from a $3.4 million balance as of December 31, 2023. Most construction loans are made to individuals for the construction of their primary residence or developers to finance the construction of single family homes. Most of the construction loans originated are interest-only loans during the construction phase, usually up to a six month period. The LTV ratio is typically limited to 90% of the estimated market value of the completed property. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. The Association intends to continue to offer residential construction loans following completion of the second step conversion.

Loan Originations, Purchases and Sales

All lending activities are conducted by bank personnel located at the office locations, underwritten pursuant to bank policies and procedures. Loan sources typically include loan officers, marketing efforts, the existing customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

The Association currently sells a significant portion of the conforming 1-4 family fixed rate residential real estate loans into the secondary market, primarily to Freddie Mac and the Federal Home Loan Bank system. These loans are sold on a servicing retained basis. These sales provide benefits in terms of interest rate risk management and also provide for current period income in the form of gains on the sale of loans.

Seneca Savings has also periodically purchased whole loans and participation interests in loans from third parties, including loans for manufactured home, loans to healthcare providers and local non-profit housing and community development organizations. Such loans are underwritten according to the Association’s underwriting criteria and procedures. At March 31, 2025, the outstanding balances of purchased whole loans totaled $19.1 million, while purchased participation interests totaled $8.8 million. As of March 31, 2025 the Association had no loans for which the Association had sold participation interests.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Asset Quality

Seneca Savings’ lending operations include originations of commercial real estate/multi-family, commercial business, construction/land and consumer loans for portfolio, all of which carry a higher risk profile than traditional 1-4 family mortgage lending. In recent years the Bank has maintained a generally low level of non-performing assets (“NPAs”), which consisted primarily of non-accruing loans. Exhibit I-11 presents a history of NPAs for the Bank since fiscal 2023. NPAs reached a low of $0.9 million as of December 31, 2024. As of March 31, 2025, NPAs increased to $1.5 million or 0.54% of assets, of which a $0.5 million CRE loans was subsequently paid off.

To track the Bank’s asset quality and the adequacy of valuation allowances, SNNF has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of March 31, 2025, the Association maintained an allowance for credit losses of $1,732,000, equal to 0.85% of total loans receivable.

Funding Composition and Strategy

Seneca Savings has traditionally utilized both deposits and borrowings as funding sources. At March 31, 2025, deposits equaled $217.3 million. Exhibit I-12 sets forth the Bank’s deposit composition (average basis) since December 31, 2023, and Exhibit I-13 provides the maturity composition of the uninsured certificate of deposit (“CD”) portfolio at March 31, 2025. CDs constitute the largest portion of the Bank’s deposit base, averaging 30.7% of deposits for the three months ended March 31, 2025 versus an average of 35.2% of deposits for the year ended December 31, 2023. Non-maturity deposit accounts in the form of checking, savings and money market accounts averaged $146.6 million, or 69.3% of total deposits for the three months ended March 31, 2025, versus $120.5 million, or 64.8% of total deposits for the year ended December 31, 2023.

Seneca Savings has historically utilized borrowed funds as a funding source to a modest degree, and such borrowings totaled $34.8 million as of March 31, 2025 with the funds used to support lending activities and liquidity. All such borrowings consist of FHLB of New York advances. The Association’s FHLB borrowing limit at March 31, 2025 approximated $63.7 million. The Association has additional borrowing capacity through arrangements with the Federal Reserve Bank discount window lending program.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

Subsidiary Operations

Seneca Savings is the only subsidiary of SNNF. Seneca Savings has one subsidiary, Seneca Insurance Agency, Inc. which does business as “Financial Quest”. Financial Quest is headquartered in separate offices at 925 State Fair Blvd., Syracuse, New York and has partnered with LPL Financial in order to offer broker-dealer services. Financial services include retirement planning, tax planning, and financial consulting. Seneca Savings intends to continue to grow this part of the business as a means to increase non-interest income. As of March 31, 2025, Financial Quest has $223.1 million of assets held under management, consisting of both retail and corporate-sponsored retirement plans. Income from this subsidiary operation approximated 47% of the Association’s non-interest income during fiscal 2024 and for the three months ended March 31, 2025.

Legal Proceedings

SNNF is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Association.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.1

II. OPERATING ENVIRONMENT AND MARKET AREA

Introduction

The Company’s future growth opportunities and financial strength largely depend on the economic health and growth in the local market area served. The market area’s demographic trends, economic condition and competitive environment have been examined to help analyze how the various market conditions could affect the Company’s ability to raise deposits and originate loans. The Company conducts operations from its main office, three branches in Onondaga County, located north and northwest of the city of Syracuse and one branch in Madison County located northeast of the city of Syracuse. A map of the Company’s office locations is included as Exhibit I-1 and Exhibit II-1 contains details regarding the office properties.

The regional market area has a diversified economy, with education/healthcare/social services, services and wholesale/retail trade constituting the primary sectors of employment. Further, a large computer chip development and manufacturing facility by Micron Corp. is in final planning stages that could have a notable impact to the regional economy if fully developed. With operations in a metropolitan area, Seneca Savings’ competitive environment includes a number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Association in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. Within this region, community banking institutions remain a part of the banking industry.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Association, particularly the future growth trends of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been accounted for in the determination of the Company’s market value.

National Economic Factors

The United States Gross Domestic Product, the main measure of the national economy, contracted at an annual rate of 0.3% in the first quarter of 2025, the first decline since the first quarter of 2022. This was a notable reversal from 2.4% growth in the prior quarter and was also below latest market expectations of 0.3% growth. A large surge of imports was the primary cause for the GDP decline as businesses and consumers stockpiled goods as a reaction the federal government actions on tariffs. Further, consumer spending growth declined to 1.8%, the slowest pace since the middle of 2023, as the national uncertainty regarding the tariffs and other actions impacted consumer sentiment. For calendar year 2024, the United States GDP increased by 2.5%, as the economy has continued to steadily expand in activity and avoided a recessionary period in late 2023 or 2024 as was thought to occur. For calendar year 2023, GDP grew at a 3.2% rate, indicating a relatively strong economy over the past two years in the range of 3.0% annual growth. Through the end of 2024, as indicated by the U.S. Bureau of Economic Analysis, several economic sectors have recorded recent strength, including personal spending, fixed asset investments and government consumption. An improved net trade balance has also supported the United States economy. Based on the most recent Wall Street Journal (“WSJ”) economists’ forecast, GDP is projected to increase by 0.8% for all of 2025 and record 1.8% growth for 2026.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.2

National job growth for the first three months of 2025 was an annualized 1.7 million jobs, a decline from 2.0 million for calendar year 2024 and 2.3 million for 2023. Near-term expectations for employment gains are for continued modest improvement, with quarterly average job growth of 160,000 jobs as estimated by the WSJ economists forecast.

The national unemployment rate has remained relatively close to a “full-employment” level since 2022, with the national unemployment rate averaging 3.6% in both 2022 and 2023, while increasing somewhat to 4.0% for 2024. During the first three months of 2025, the national unemployment rate has trended upward to 4.2%. There remains excess demand for employees in many industries, with the need to offer higher compensation to attract employees remaining part of the inflationary trend. There are other longer-term impacts on job growth such as the aging of the employment base, further loss of the working age population base as baby boomers retire, increased use of technology to reduce or replace workers in the workplace, and the overall slower rate of population growth compared to prior generations. The net level of immigration will also continue to impact labor supply.

The inflation rate for the United States has fluctuated over the past several years as the annualized national inflation rate was 4.7% for 2021, 8.0% for 2022 and 4.1% for 2023, with the rate further declining to 2.9% for 2024. For the three months ended March 31, 2025, the inflation rate was 2.7%, indicating further progress in keeping inflation under control. The Federal Reserve has addressed the inflation rate by raising interest rates to reduce demand, which has brought the inflation rate down to the current less than 3.0% level, at the risk of causing a recession. Current sentiment includes certain fears of an uptick in inflation as a result of the impact of tariffs recently put into place, as supply chains become somewhat interrupted. The most recent WSJ economists forecast indicated an expected 2025 to 2027 annual inflation rate of 3.6%, declining to 2.4%.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.3

Regarding factors that most directly impact the banking and financial services industries, the Federal Reserve has begun reducing market interest rates in reaction to the declining inflation rate and lower overall economic growth. There were three such rate decreases implemented in 2024, totaling 1.0%. The future direction of Federal Reserve interest rate changes are uncertain given the current trends in the economy as a whole, inflation, employment and other important metrics, including the most recent tariff actions. The median sales price of an existing home in the United States, which recorded notable increases through 2022, has fluctuated in recent periods. After declining in late 2023 and reaching a low of $378,600 in January 2024, the average subsequently increased to $426,900 in June 2024 and then declined to $403,700 in December 2024. Through April 2025, the average has increased to $414,000. These figures compare favorably to the generational low of $169,000 recorded in March 2009 during the national recession.

Interest Rate Environment

The Federal Reserve began increasing interest rates in March 2022 in response to elevated inflation rates. By July 2023, the Federal Reserve had increased the base federal funds target rate a total of 11 times to 5.50%, while the prime rate of interest had increased to 8.50%. While this helped reduce the inflation rate, until recently the treasury yield curve was continuously inverted since July 2022, the longest period on record. In general, the inverted yield curve caused funding costs to remain high in relation to other shorter-term indexes used in pricing banking assets. The recent three interest rate reductions by the Federal Reserve from September through December 2024 have provided some relief from the higher rate environment, and the yield curve is essentially flat in the short term and a modestly rising slope for terms of 3 years to 30 years. The latest Wall Street Journal survey of leading economists indicates a steepening of the yield curve through the end of 2027, with short term rates declining by approximately 1.0% and longer term rates remaining essentially constant over that time period. Certain historical interest rates are presented in Exhibit II-2.

The current higher interest rate environment has benefited financial institutions as adjustable-rate loans have repriced upward, either immediately for prime based loans, or over a period of time. However, more recently, funding costs have risen substantially as institutions react to the need to retain funds to support the on-balance sheet loan portfolio and the related liquidity levels. Residential loan demand, particularly for refinance transactions, has been substantially impacted by rising interest rates, and the remaining lending sectors may be impacted by a potential recession, thus indicating some limitations on bank lending and activity in the near-term future.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.4

Primary Market Area

Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insights into the characteristics of the Association’s market area. Trends in these key measures are summarized by the data presented in Table 2.1 from 2019 to 2025 and projected through 2030 with additional detail shown in Exhibit II-3. Data for the nation as well as for New York and the Syracuse MSA are included for comparative purposes.

The market area primarily consists of a mix of urban, suburban and rural communities within the Syracuse MSA. As of 2025, the population in Onondaga County totaled 466,000 while the population of the Syracuse MSA totaled 651,000. Recent trends show that Onondaga County recorded modest population growth since 2019, while Madison County lost population over that time period. Projections for populations in both counties show slight declines in both market area counties through 2030. Likewise, the Syracuse MSA recorded a stable population base over the last five years, with a limited decline projected through 2030. These figures are similar to the small changes in population losses expected for the state of New York over the same respective time periods. New York is projected to record less favorable growth characteristics than the nation as a whole through 2030 (national annual population growth of 0.5%), reflecting a more limiting demographic trend in the Northeastern region of the United States.

Changes in the number of households were generally slightly more positive than the population trends from 2019 to 2025, and such trends are projected to remain modest in the New York markets over the next five years with minimal changes in household numbers. Population age distribution data is also presented in Table 2.1, which indicates that the population bases in the Syracuse MSA and Onondaga County are similar to the population bases of the state and nation in terms of age distribution except for a slightly higher level of older residents. Population age distribution for Madison County indicates the population base is relatively older than the other market areas presented in Table 2.1.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.5

Table 2.1

Seneca Savings

Summary Demographic/Economic  Data

	Year			Growth Rate
	2019	2025	2030	2019-2025	2025-2030
				(%)	(%)
Population (000)
USA	329,236	337,644	345,736	0.4%	0.5%
New York	19,904	19,390	19,307	-0.4%	-0.1%
Syracuse, NY	652	651	649	0.0%	0.0%
Onondaga, NY	464	466	462	0.0%	-0.1%
Madison, NY	70	67	67	-0.9%	-0.1%

Households (000)
USA	125,019	129,687	133,187	0.6%	0.5%
New York	7,584	7,424	7,411	-0.4%	0.0%
Syracuse, NY	262	266	267	0.3%	0.1%
Onondaga, NY	189	193	192	0.3%	0.0%
Madison, NY	27	27	27	-0.5%	0.1%

Median Household Income ($)
USA	63,174	78,770	85,719	3.7%	1.7%
New York	68,659	82,657	87,298	3.1%	1.1%
Syracuse, NY	61,556	70,981	75,897	2.4%	1.3%
Onondaga, NY	62,070	72,954	78,907	2.7%	1.6%
Madison, NY	65,957	74,508	82,782	2.1%	2.1%

Per Capita Income ($)
USA	34,902	44,561	48,539	4.2%	1.7%
New York	39,830	49,128	51,865	3.6%	1.1%
Syracuse, NY	33,751	41,676	45,271	3.6%	1.7%
Onondaga, NY	34,771	43,670	47,604	3.9%	1.7%
Madison, NY	35,183	42,987	47,832	3.4%	2.2%

2025 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.5	25.2	18.1	12.8
New York	16.4	26.2	25.1	18.9	13.4
Syracuse, NY	16.4	26.5	23.3	19.9	14.0
Onondaga, NY	16.7	26.4	23.6	19.3	14.0
Madison, NY	14.6	26.6	21.9	22.0	14.9

	Less Than	$25,000 to	$50,000 to
2025 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	15.1	17.3	28.2	39.3
New York	17.0	15.6	25.4	42.0
Syracuse, NY	17.3	18.8	29.5	34.4
Onondaga, NY	17.3	17.7	29.3	35.7
Madison, NY	14.9	17.7	30.5	36.9

Source:  S&P Capital IQ.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.6

Income characteristics for the Association’s markets are also reflected in the data set forth in Table 2.1. Seneca Savings’ market in New York is located in an upstate metropolitan region, away from the higher incomes of the New York City metropolitan area, which is reflected in the comparatively lower income levels as measured by median household income and per capita income. Specifically, median household and per capita income levels in the Syracuse MSA equaled $70,981 and $41,676 respectively, compared to the higher values for the State of New York. The median household and per capita income levels for Onondaga and Madison Counties were slightly higher than the Syracuse MSA numbers. Over the next five years, median household income levels in the market area are projected to experience growth in line with state and national averages, indicating a positive trend for increased wealth, with the growth in per capita income projected to be at a somewhat higher pace compared to the state and national than the most recent five year period.

Household income distribution rates for 2025 also reveal the comparable income figures of the Association’s specific market area, and that 35.7% of the residents of Onondaga County and 36.9% of the residents of Madison County reported incomes in excess of $100,000, versus 34.4% for the Syracuse metropolitan area. These figures are somewhat below the statewide average of 42.0% but more similar to the national average of 39.3%.

Primary Market Area Employment Sectors

Table 2.2 provides an overview of employment by economic sector for the State of New York, Onondaga and Madison Counties. As shown, all reported the largest proportions of employment in services, education, healthcare and social services and wholesale/retail trade, indicative of a relatively diversified employment base. Onondaga County recorded a higher level of education, healthcare and social services employment than the State of New York and Madison County. Manufacturing employment is more prevalent in both market area counties than the State of New York. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment, and the employment base is thus not deemed to be overly dependent on a single economic sector.

Onondaga County is home to the planned site of a Micron Technology, Inc. semiconductor fabrication facility. Micron Technology is the world’s fourth largest semiconductor company and plans to invest approximately $100 billion to build the largest semiconductor fabrication facility in the United States in the town of Clay. The project is in final stages of land acquisition currently, and the facility is anticipated to create 50,000 New York jobs. The Bank bought a plot of land at the proposed site of the facility in 2024 for eventual construction of a branch office. This strategic investment for Seneca Bancorp positions the Company to support the economic growth expected in the region and to provide financial solutions to businesses and families as this development takes shape.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.7

Table 2.2

Seneca Savings

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Onondaga	Madison
Employment Sector	New York	County	County
	(%)	(%)	(%)
Services	26.0%	23.0%	19.5%
Education,Healthcare, Soc. Serv.	28.8%	32.3%	30.5%
Government	4.6%	3.9%	3.9%
Wholesale/Retail Trade	11.9%	13.3%	13.2%
Finance/Insurance/Real Estate	8.0%	6.4%	5.7%
Manufacturing	5.8%	7.7%	11.2%
Construction	5.7%	5.2%	6.2%
Information	2.9%	2.3%	1.4%
Transportation/Utility	5.8%	5.7%	4.9%
Agriculture	0.5%	0.3%	3.4%
	100.0%	100.0%	100.0%

Source: S&P Capital IQ.

As indicated, the market area served by the Association has a highly developed and diverse economy, with the presence of Cornell University and Syracuse University serving to attract industries in need of a highly skilled and educated workforce. The largest employers in the Syracuse MSA are concentrated in education and healthcare. Table 2.3 lists in detail the major employers in the Association’s market area.

Market Area Unemployment Data

Comparative unemployment rates for Onondaga and Madison Counties, as well as for the Syracuse MSA, the state of New York and the nation are shown in Table 2.4. The December 2024 unemployment rate for Onondaga County equaled 3.2%, which was lower than all other comparative figures. The Madison County unemployment rate was 3.7%. All market area unemployment rates were lower than the national average of 3.8%. Nonetheless, the unemployment rates in New York and the market area counties indicate a relatively strong economy with sufficiently low unemployment, which assists in balancing wages to workers and the costs to employers.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.8

Table 2.3

Seneca Savings

Market Area Largest Employers

Employer	Industry	Employees
Central New York
SUNY Upstate Medical University	Health Care	11,298
Cornell University	Education	9,742
Northeast Grocery, Inc.	Supermarket	6,600
United Health Services	Health Care	6,456
Wegmans' Food Markets, Inc.	Supermarket	5,232
St. Joseph's Hospital Health Center	Health Care	4,800
Syracuse University	Education	4,749
Walmart	Services/Retail	4,600
Oneida Nation Enterprises	Commercial	4,500
Mohawk Valley Health System	Health Care	4,300
Lockheed Martin Mission Systems	Radar & Sensor Devices	4,100
Ascension Lordes Hospital	Health Care	3,500
Crouse Health	Health Care	3,200
National Grid	Finance & Back Office	3,092
Tops Friendly Market	Consumer/Food	3,170
SUNY Oswego	Education	3,050
Cayuga Health System	Health Care	2,562
Stafkings of Binghampton, Inc.	Personnel for Elderly Care	2,500

Source: Centerstate Corporation for Economic Opportunity.

Table 2.4

Seneca Savings

Unemployment Trends

	Unemployment Rate		Net
Region	Dec. 2023	Dec. 2024	Change
USA	3.5%	3.8%	0.3%
New York	4.0%	4.2%	0.2%
Syracuse, NY	3.8%	3.4%	-0.4%
Onondaga, NY	3.6%	3.2%	-0.4%
Madison, NY	4.3%	3.7%	-0.6%

Source: S&P Capital IQ.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.9

Deposit Trends and Competition

The Association’s deposit base is closely tied to the economic fortunes of Onondaga and Madison Counties and in particular the areas that are nearby to one of the Association’s five office locations. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for Seneca Savings, as well as for all commercial bank and savings institution branches located in Onondaga and Madison Counties and the state of New York. Total statewide bank and savings institution deposits increased at an annual rate of 2.7% over the time period shown in Table 2.5, with commercial banks increasing deposits at 3.0% annually while savings institutions lost deposits at a rate of 9.0% annually. Commercial banks held 98% of deposits in the state of New York as of June 30, 2024.

Table 2.5

Seneca Savings

Deposit Summary

	As of June 30,
	2020			2024			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2020-2024

	(Dollars in Thousands)						(%)
New York	$2,145,759,000	100.0%	4,627	$2,385,426,000	100.0%	4,078	2.7%
Commercial Banks	2,076,016,000	96.7%	4,004	2,337,694,000	98.0%	3,618	3.0%
Savings Institutions	69,743,000	3.3%	623	47,732,000	2.0%	460	-9.0%

Onondaga County	$12,789,000	100.0%	108	$12,303,000	100.0%	104	-1.0%
Commercial Banks	12,161,000	95.1%	102	11,582,000	94.1%	97	-1.2%
Savings Institutions	628,000	4.9%	6	721,000	5.9%	7	3.5%
Seneca Savings	147,980	1.2%	3	187,241	1.5%	4	6.1%

Madison County (1)	912,515	100.0%	17	1,248,516	100.0%	19	8.2%
Commercial Banks	896,000	98.2%	16	1,231,000	98.6%	18	8.3%
Savings Institutions	16,515	1.8%	1	17,516	1.4%	1	1.5%
Seneca Savings	16,514	1.8%	1	17,516	1.4%	1	1.5%

Source: FDIC.

Consistent with the state of New York, commercial banks maintained a significantly larger market share of deposits than savings institutions in Onondaga and Madison Counties, in excess of 94%. For the six-year period covered in Table 2.5, savings institutions experienced an increase in deposits and deposit market share in Onondaga County. From June 30, 2019 to June 30, 2024, bank and thrift deposits decreased at an annual rate of 1.0% in Onondaga County. Madison County is a significantly smaller deposit market than Onondaga County with only $1.25 billion in total deposits held 99% by commercial banks, with Secena Savings the only savings institution operating a branch in that county.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.10

Based on June 30, 2024 deposit data, the Association maintained a 1.5% deposit market share of bank and thrift deposits in Onondaga County. During the five-year period covered in Table 2.5, the Association’s deposits increased at a 6.1% annual rate, indicating a slight increase of market share. The Association’s new branch in Madison County maintained a 1.4% market share of deposits in that county, having been opened in 2019.

As implied by the Association’s low market share of deposits, competition among financial institutions in Onondaga County is significant. Financial institution competitors in Onondaga County include other locally-based thrifts and banks, as well as regional, super-regional and money center banks. With regard to lending competition, the Association encounters the most significant competition from the same institutions providing deposit services. In addition, the Association competes with mortgage companies and independent mortgage brokers in originating mortgage loans.

Table 2.6 lists the Association’s largest competitors in Onondaga and Madison Counties, based on deposit market share. As of June 30, 2024, the Association’s market share of deposits represented the 12th largest market share of bank and thrift deposits in Onondaga County, out of a total of 15 competitors. For Madison County, the Association maintains a deposit market share of approximately 1.5%.

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
II.11

Table 2.6

Seneca Savings

Market Area Deposit Competitors - As of June 30, 2024

		Market Share
Location	Name	Share	Rank
		(%)
Onondaga County	Manufacturers and Traders Trust Comp (NY)	29.31
	Keybank, N.A. (OH)	16.92
	JPMorgan Chase Bank, N.A. (OH)	12.89
	Bank of America, N.A. (NC)	10.44
	Solvay Bank (NY)	8.55
	NBT Bank, N.A. (NY)	5.67
	Geddes FS&LA (NY)	3.83
	Citizens Bank, N.A. (RI)	3.10
	Community Bank N.A. (NY)	2.77
	Seneca Savings	1.52	12 out of 15

Madison County (1)	Community Bank N.A. (NY)	40.89
	NBT Bank, N.A. (NY)	32.48
	Keybank, N.A. (OH)	7.75
	Manufacturers and Traders Trust Comp (NY)	7.62
	JPMorgan Chase Bank, N.A. (OH)	5.70
	Seneca Savings (NY)	1.40	6 out of 6

(1) Seneca Saving's branch in Madison County opened in November 2019.

Source: FDIC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Seneca Financial’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Seneca Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Seneca Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 40 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Seneca Financial will be 100% publicly owned company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Seneca Financial. In the selection process, we applied one “screen” to the universe of all public companies that were eligible for consideration:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

•	Screen #1 Mid-Atlantic and New England institutions with assets $400 million and $1.60 billion and positive reported and/or core earnings. Five companies met the criteria for Screen #1 and all five were included in the Peer Group: BV Financial, Inc. of Maryland, ECB Bancorp, Inc. of Massachusetts, Magyar Bancorp, Inc. of New Jersey, PB Bankshares, Inc. of Pennsylvania and Provident Bancorp, Inc. of Massachusetts. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

•	Screen #2 Midwest, Southeast and Southwest institutions with assets between $425 million and $1.00 billion, tangible equity-to-assets ratios less than 20% and positive reported and/or core earnings. Five companies met the criteria for Screen #2 and all five were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, Central Plains Bancshares, Inc. of Nebraska, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Seneca Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Seneca Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Seneca Financial’s characteristics is detailed below.

o	Affinity Bancshares, Inc. of Georgia. Comparable due to completed second-step conversion in 2021, similar asset size, similar interest-earning asset composition, similar return on average assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

o	BV Financial, Inc. of Maryland. Comparable due to completed second-step conversion in 2023, similar asset size, similar interest-earning asset composition, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of March 31, 2025 or the Most Recent Date Available

											As of
											May 16, 2025
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$912		3	Dec	4/27/2017	$18.52	$118
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$922		14	Dec	1/12/2005	$15.80	$167
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$484	(1)	9	Mar	10/19/2023	$14.81	$63
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,452		3	Dec	7/27/2022	$16.20	$147
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$620		11	Jun	1/18/2005	$13.00	$40
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879		8	Jun	7/7/2011	$24.23	$78
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,022		7	Sep	1/23/2006	$15.10	$98
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$467		6	Dec	7/14/2021	$15.76	$37
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,554		7	Dec	7/15/2015	$11.26	$189
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$442		7	Dec	7/14/2021	$15.70	$45

(1)  As of December 31, 2024.

Source:  S&P Global IQ.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o	Central Plains Bancshares, Inc. of Nebraska. Comparable due to similar size of branch network, similar interest-earning asset composition, similar interest-bearing funding composition, similar return on average assets and similar ratio of non-performing assets as a percent of assets.

o	ECB Bancorp, Inc. of Massachusetts. Comparable due to similar interest-earning asset composition and similar concentration of 1-4 family loans as a percent of total assets.

o	Home Federal Bancorp, Inc. of Louisiana. Comparable due to completed second-step conversion in 2010, similar asset size, similar size of branch network, similar concentration of 1-4 family loans as a percent of assets and lending diversification emphasis on commercial real estate loans.

o	IF Bancorp, Inc. of Illinois. Comparable due to similar asset size, similar size of branch network, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

o	Magyar Bancorp, Inc. of New Jersey. Comparable due to completed second-step conversion in 2021, similar interest-earning asset composition, similar interest-bearing funding composition, similar net interest income to average assets ratio and lending diversification emphasis on commercial real estate loans.

o	PB Bankshares, Inc. of Pennsylvania. Comparable due to lending diversification emphasis on commercial real estate loans.

o	Provident Bancorp, Inc. of Massachusetts. Comparable due to completed second-step conversion in 2019, similar interest-earning asset composition, similar interest-bearing funding composition, similar earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio and similar concentration of commercial real estate loans as a percent of assets.

o	Texas Community Bancshares, Inc. of Texas. Comparable due to similar earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio, similar concentration of 1-4 family loans as a percent of assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

In aggregate, the Peer Group companies maintained a higher level of tangible equity compared to the industry average (12.61% of assets versus 12.18% for all public companies), generated higher earnings as a percent of average assets (0.63% core ROAA versus 0.45% for all public companies) and earned a higher ROE (4.95% core ROE versus 3.05% for all public companies). The Peer Group's average P/TB ratio was below the average for all publicly-traded thrifts, while the average core P/E multiple was higher.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,403		$875
Market capitalization ($Mil)	$600		$98
Tangible equity/assets (%)	12.18%		12.61%
Core return on average assets (%)	0.45%		0.63%
Core return on average equity (%)	3.05%		4.95%

Pricing Ratios (Averages)(1)
Core price/earnings (x)	13.68	x	18.33	x
Price/tangible book (%)	91.88%		89.40%
Price/assets (%)	11.40%		10.93%

(1)  Based on market prices as of May 16, 2025.

Ideally, the Peer Group companies would be comparable to Seneca Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Seneca Financial, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Seneca Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of March 31, 2025 or the latest date available. Seneca Financial’s equity-to-assets ratio of 8.55% was below the Peer Group’s average equity ratio of 12.99% and below the Peer Group's median equity ratio of 11.77%. The Company’s pro forma equity position will increase with the addition of stock proceeds, with such ratio, assuming a closing at the midpoint of the valuation range, continuing to be below the range of the Peer Group average and median ratios. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.21% and 12.08%, respectively. The increase in Seneca Financial’s pro forma equity position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. The Company’s leverage potential will remain below that of the Peer Group, assuming a closing at the midpoint of the valuation range. At the same time, the Company’s increased pro forma capitalization will initially depress return on equity. Both Seneca Financial’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2025

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Seneca Financial Corp.		NY	2.33%	16.54%	0.97%	72.89%	77.52%	12.40%	0.00%	8.55%	0.34%	8.21%	7.27%	19.38%	3.17%	9.61%	-1.69%	4.65%	5.61%	9.66%	NA	NA
March 31, 2025

All Non-MHC Public Thrifts
Averages			6.14%	12.74%	1.77%	75.33%	75.89%	8.83%	0.37%	13.91%	0.75%	13.20%	3.50%	-0.40%	5.60%	7.54%	-17.09%	8.62%	9.69%	11.93%	15.90%	17.61%
Medians			4.93%	13.78%	1.56%	76.03%	76.48%	5.92%	0.00%	11.77%	0.04%	10.99%	2.29%	-0.08%	3.89%	5.47%	-14.36%	2.48%	2.99%	10.95%	14.10%	15.32%

Comparable Group
Averages			6.68%	11.08%	1.79%	77.30%	78.70%	7.30%	0.00%	12.99%	0.48%	12.08%	1.77%	-3.25%	3.98%	3.05%	-1.26%	3.31%	3.40%	11.86%	15.41%	16.57%
Medians			7.41%	9.17%	1.82%	78.24%	78.25%	7.19%	0.00%	11.77%	0.02%	11.41%	3.29%	-3.89%	5.86%	2.88%	4.17%	2.99%	2.99%	10.74%	14.87%	15.96%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	8.19%	8.17%	1.82%	78.09%	80.03%	5.92%	0.00%	13.40%	1.99%	11.41%	4.94%	-0.08%	7.00%	6.23%	4.17%	-0.83%	-0.79%	10.57%	11.47%	12.61%
BVFL	BV Financial, Inc.	MD	7.68%	4.65%	2.19%	80.41%	71.36%	5.51%	0.00%	21.48%	1.65%	19.84%	3.29%	-8.04%	5.86%	2.88%	41.68%	-1.82%	-1.88%	19.39%	24.07%	25.32%
CPBI	Central Plains Bancshares, Inc. (2)	NE	1.37%	11.96%	NA	82.39%	81.43%	0.00%	0.00%	16.78%	NA	NA	NA	-7.69%	NA	NA	NA	NA	NA	13.78%	16.58%	17.83%
ECBK	ECB Bancorp, Inc.	MA	10.21%	6.34%	1.04%	81.09%	71.38%	16.11%	0.00%	11.61%	0.00%	11.61%	11.41%	18.95%	9.96%	14.97%	4.46%	1.68%	1.68%	10.31%	15.25%	16.23%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	4.91%	15.47%	1.11%	74.13%	89.85%	0.78%	0.00%	8.83%	0.64%	8.19%	-3.64%	16.77%	-8.35%	-3.82%	-48.13%	4.13%	5.10%	9.24%	13.42%	14.53%
IROQ	IF Bancorp, Inc.	IL	1.04%	21.65%	1.73%	72.59%	77.80%	11.93%	0.00%	8.98%	0.00%	8.98%	-2.86%	-8.28%	-0.80%	0.32%	-24.79%	9.06%	9.06%	9.79%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	7.14%	9.45%	2.00%	78.39%	83.93%	3.32%	0.00%	11.18%	0.04%	11.15%	10.05%	14.84%	9.13%	10.68%	17.81%	6.18%	5.81%	10.91%	14.87%	15.96%
PBBK	PB Bankshares, Inc.	PA	13.43%	8.89%	1.82%	74.22%	78.70%	9.80%	0.00%	10.60%	0.00%	10.60%	3.70%	2.10%	4.02%	5.52%	-11.38%	5.88%	5.88%	9.71%	12.23%	13.48%
PVBC	Provident Bancorp, Inc.	MA	8.04%	1.80%	2.98%	84.38%	76.23%	8.45%	0.00%	15.06%	0.00%	15.06%	-6.32%	-31.25%	-2.19%	-11.08%	40.04%	2.99%	2.99%	13.80%	NA	NA
TCBS	Texas Community Bancshares, Inc.	TX	4.77%	22.44%	1.45%	67.28%	76.33%	11.21%	0.00%	11.93%	0.02%	11.91%	-4.65%	-29.81%	11.21%	1.72%	-35.24%	2.49%	2.76%	11.09%	NA	NA

(1)  Includes loans held for sale.

(2)  As of December 31, 2024.

Source:  S&P Capital IQ and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Seneca Financial and the Peer Group. The Company’s loans-to-assets ratio of 72.89% was lower than the comparable Peer Group median ratio of 78.24%. Comparatively, the Company’s cash and investments-to-assets ratio of 18.87% was higher than the comparable Peer Group median ratio of 16.58%. Seneca Financial’s interest-earning assets amounted to 91.75% of assets, which was somewhat lower than the comparable Peer Group ratio of 95.05%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.79% of assets and goodwill/intangibles equal to an average of 0.48% of assets, while the Company maintained corresponding balances of 0.97% and 0.34% of assets for BOLI and goodwill/intangibles.

Seneca Financial’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 77.52% of assets, which was slightly below the Peer Group’s ratio of 78.70%. The Company maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 12.40% and 7.30%, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group equaled 89.92% and 86.01% of assets, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 102.03% and 110.52%, respectively. The additional capital realized from stock proceeds should serve to provide Seneca Financial with an IEA/IBL ratio that is more similar to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Seneca Financial’s and the Peer Group’s growth rates are based on annualized changes for the 15 months ended March 31, 2025 and the 12 months ended March 31, 2025, respectively. Seneca Financial recorded a 7.27% annualized increase in assets, versus asset growth of 1.77% recorded by the Peer Group. Asset changes for Seneca Financial included higher growth in cash/investments and lower growth in loans. Asset growth for the Peer Group included a 3.98% increase in loans and a 3.25% decrease in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The Company’s deposits increased by 9.61%, while borrowings offset some of this growth, decreasing by 1.69%. Asset growth for the Peer Group was also funded through deposit growth of 3.05%, offset in part by a reduction in borrowings. The Company’s tangible equity increased by 5.61%, which was higher than the Peer Group’s tangible equity increase of 3.40%. The Company’s post-conversion equity growth rate will initially be constrained by maintenance of a higher pro forma equity position. Additionally, implementation of any stock repurchases and initiation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s equity growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the 12 months ended March 31, 2025 or December 31, 2024. Both Seneca Financial and the Peer Group reported modest levels of net income, at 0.28% of average assets for Seneca Financial and median net income of 0.49% of average assets for the Peer Group. A higher net interest income ratio and higher non-interest income represented earnings advantages for the Company, while lower provisions for credit losses and a lower operating expense ratio represented an earnings advantages for the Peer Group. Other areas of the income statement were comparable.

The Company’s higher net interest income to average assets ratio was a result of a lower interest expense ratio, which was impacted by a lower cost of interest-bearing liabilities (2.50% for the Company versus a median of 2.96% for the Peer Group. The Peer Group’s somewhat higher interest income ratio was facilitated through a slightly higher yield on assets and a higher ratio of interest earning assets to assets. Seneca Financial and the Peer Group reported net interest income to average assets ratios of 3.08% and 2.94% (median basis), respectively.

In another key area of core earnings strength, the Company reported operating expenses of 3.32% of average assets versus a lower 2.52% median for the Peer Group. The Company’s expense ratio is elevated somewhat due to the benefit plan management operations of the Financial Quest operations, which also provide for higher non-interest income. The Peer Group also maintained a lower number of employees relative to asset size. Assets per full time equivalent employee equaled $4.671 million for the Company, versus $8.633 million (median basis) for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2025 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Seneca Financial Corp.		NY	0.28%	5.02%	-1.95%	3.08%	-0.15%	2.93%	0.04%	0.68%	-3.32%	0.00%	0.00%	-0.04%	5.31%	2.50%	2.81%	4,671	13.73%
March 31, 2025

All Non-MHC Public Thrifts
Averages			0.42%	5.06%	2.18%	2.88%	0.12%	2.75%	0.19%	0.37%	2.72%	0.01%	0.00%	0.17%	5.33%	2.99%	2.36%	$10,817	26.10%
Medians			0.47%	5.04%	2.17%	2.70%	0.03%	2.64%	0.01%	0.27%	2.52%	0.00%	0.00%	0.12%	5.25%	2.96%	2.26%	$8,566	24.23%

Comparable Group
Averages			0.61%	5.21%	2.26%	2.95%	0.06%	2.89%	0.03%	0.32%	2.43%	-0.01%	0.00%	0.18%	5.45%	3.08%	2.37%	$10,523	21.94%
Medians			0.49%	5.21%	2.24%	2.94%	0.02%	2.88%	0.02%	0.28%	2.52%	0.00%	0.00%	0.12%	5.37%	3.18%	2.43%	$8,633	21.64%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.67%	5.54%	2.17%	3.37%	0.03%	3.34%	NA	NA	2.51%	-0.19%	0.00%	0.19%	5.86%	3.26%	2.60%	$10,854	22.17%
BVFL	BV Financial, Inc.	MD	1.25%	5.30%	1.30%	4.00%	0.02%	3.98%	0.00%	0.27%	2.53%	0.00%	0.00%	0.47%	5.73%	1.99%	3.74%	$8,387	27.45%
CPBI	Central Plains Bancshares, Inc.(2)	NE	0.79%	5.12%	1.70%	3.42%	0.01%	3.41%	0.04%	0.50%	2.98%	0.00%	0.00%	0.17%	5.28%	2.60%	2.68%	$7,485	18.11%
ECBK	ECB Bancorp, Inc.	MA	0.34%	5.04%	3.16%	1.88%	0.02%	1.86%	0.01%	0.08%	1.51%	0.00%	0.00%	0.12%	5.06%	3.86%	1.20%	$23,044	25.46%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.54%	4.90%	2.01%	2.89%	-0.02%	2.91%	0.04%	0.29%	2.62%	0.00%	0.00%	0.09%	5.23%	3.09%	2.14%	$8,372	14.73%
IROQ IF	Bancorp, Inc.	IL	0.37%	4.87%	2.67%	2.20%	-0.06%	2.26%	0.03%	0.54%	2.33%	-0.01%	0.00%	0.13%	5.07%	3.18%	1.89%	$8,535	26.06%
MGYR	Magyar Bancorp, Inc.	NJ	0.93%	5.30%	2.31%	3.00%	0.02%	2.98%	0.11%	0.20%	2.00%	-0.01%	0.00%	0.41%	5.56%	3.17%	2.39%	$10,750	30.73%
PBBK	PB Bankshares, Inc.	PA	0.43%	5.30%	2.74%	2.56%	0.04%	2.53%	0.00%	0.19%	2.30%	0.11%	0.00%	0.11%	5.43%	3.30%	2.13%	$12,181	21.11%
PVBC	Provident Bancorp, Inc.	MA	0.29%	5.65%	2.38%	3.27%	0.42%	2.85%	0.00%	0.46%	2.87%	0.00%	0.00%	0.07%	6.02%	3.55%	2.47%	$8,730	19.32%
TCBS	Texas Community Bancshares, Inc.	TX	0.45%	5.07%	2.18%	2.89%	0.13%	2.76%	NA	NA	2.68%	-0.03%	0.00%	0.08%	5.31%	2.80%	2.51%	$6,894	14.32%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	For the twelve months ended December 31, 2024.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s earnings. Expense coverage ratios for Seneca Financial and the Peer Group equaled 92.6% and 121.1%, respectively.

The Company’s sources of non-interest operating income (including the benefit plans fee income and gains on sale of loans) provided a higher contribution to earnings, with such income amounting to 0.72% and 0.30% of Seneca Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, Seneca Financial’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 87.6% was less favorable than the Peer Group's median efficiency ratio of 77.7%.

Credit loss provisions had a greater negative impact on the Company’s earnings than the Peer Group’s earnings, as Seneca Financial recorded net provisions of 0.15% of average assets. Comparatively, the Peer Group recorded a provision for credit losses equal to 0.02%of average assets.

The Company and the Peer Group recorded net non-operating losses equal to 0.00% and average and median net losses of 0.01% and 0.00% of average assets, respectively. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

The Company recorded an effective tax rate of 13.73%, reflecting the impact of taxes on the low dollar amount of pre-tax income, while the Peer Group’s median effective tax rate was 24.23%. As indicated in the prospectus, the Company’s effective marginal tax rate is assumed to approximate 26.5%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2025

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Seneca Financial Corp.		NY
March 31, 2025			2.04%	42.85%	1.93%	1.34%	17.10%	8.50%	1.86%	NA	$0

All Non-MHC Public Thrifts
Averages			8.48%	25.39%	6.47%	13.75%	19.82%	8.80%	1.84%	74.23%	$1,321
Medians			7.32%	23.55%	3.50%	8.02%	15.57%	5.20%	0.18%	74.52%	$90

Comparable Group
Averages			7.63%	22.65%	4.99%	7.67%	29.74%	11.10%	2.03%	72.55%	$206
Medians			4.97%	25.31%	4.50%	5.41%	30.55%	7.72%	0.44%	69.10%	$0

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	1.87%	5.73%	7.85%	0.49%	35.03%	16.33%	13.60%	78.67%	$0
BVFL	BV Financial, Inc.	MD	1.80%	25.90%	3.90%	3.03%	43.25%	3.55%	1.74%	65.65%	$0
CPBI	Central Plains Bancshares, Inc.(1)	NE	10.81%	24.71%	5.03%	8.55%	29.69%	12.18%	3.01%	74.57%	$380
ECBK	ECB Bancorp, Inc.	MA	3.58%	32.96%	4.77%	25.54%	17.55%	0.86%	0.01%	69.10%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	15.10%	32.43%	5.59%	4.19%	23.05%	9.46%	0.18%	63.00%	$0
IROQ	IF Bancorp, Inc.	IL	18.89%	21.21%	4.23%	14.10%	22.48%	10.68%	0.70%	NA	$1,452
MGYR	Magyar Bancorp, Inc.	NJ	6.35%	26.87%	1.77%	7.62%	40.67%	2.06%	0.17%	66.23%	$0
PBBK	PB Bankshares, Inc.	PA	1.10%	22.02%	1.98%	6.29%	38.98%	5.97%	0.04%	NA	$0
PVBC	Provident Bancorp, Inc.	MA	0.50%	2.22%	2.09%	4.53%	31.42%	45.48%	0.00%	90.64%	$0
TCBS	Texas Community Bancshares, Inc.	TX	16.31%	32.47%	12.74%	2.37%	15.24%	4.38%	0.83%	NA	$228

(1)  As of December 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Peer Group, the Company’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (44.89% of assets versus 30.27% (median basis) for the Peer Group), due to Seneca Savings’ higher concentration of 1-4 family residential loans. The Association did not maintain a balance of loan servicing intangible, while only three of the Peer Group companies reported a balance.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of real estate secured construction/land, multifamily and commercial real estate loans (40.46% of assets versus 20.36% of assets for the Association. Comparatively, the Company reported higher percentages of non-real estate secured commercial and industrial loans and consumer loans. The Peer Group reported a risk-weighted assets-to-assets ratio of 69.10% while Seneca Financial does not report such a ratio.

Credit Risk

Based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be similar to the Peer Group’s position, with both implying limited credit risk exposure. As shown in Table 3.5, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.50% and 0.67%, respectively, versus comparable median measures of 0.43% and 0.51% for the Peer Group. The Company’s and Peer Group’s allowance for credit losses as a percent of non-performing assets equaled 123.36% and 230.75%, respectively. Credit loss reserves maintained as percent of loans receivable equaled 0.84% for the Company, versus 1.14% for the Peer Group. Net loan charge-offs were minimal for both as a percent of loans, reported at 0.08% of loans for the Company versus 0.02% for the Peer Group.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Seneca Financial’s interest rate risk characteristics implied a somewhat higher degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio was above the average and median respective Peer Group ratios, while the IEA/IBL ratio was lower than the Peer Group ratio. At the same time, the Company’s higher ratio of non-interest earning assets as a percent of assets implied a slightly higher degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2025

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Seneca Financial Corp.,		NY	0.00%	0.50%	0.67%	0.84%	126.24%	123.36%	$160	0.08%
March 31, 2025

All Non-MHC Public Thrifts
Averages			0.03%	0.53%	0.76%	1.02%	228.96%	221.73%	$28,857	0.13%
Medians			0.00%	0.27%	0.43%	0.99%	191.68%	212.38%	$157	0.02%

Comparable Group
Averages			0.05%	0.76%	0.86%	1.15%	259.88%	321.50%	$205	0.04%
Medians			0.00%	0.43%	0.51%	1.14%	177.09%	230.75%	$126	0.04%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.00%	0.52%	0.66%	1.17%	178.79%	178.79%	$413	0.06%
BVFL	BV Financial, Inc.	MD	0.02%	0.66%	0.79%	1.18%	150.47%	146.55%	$-245	-0.03%
CPBI	Central Plains Bancshares, Inc.(4)	NE	0.00%	0.28%	0.33%	1.35%	409.41%	380.22%	$-8	0.16%
ECBK	ECB Bancorp, Inc.	MA	0.00%	0.09%	0.11%	0.74%	696.84%	696.84%	$85	0.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.15%	0.57%	0.57%	1.00%	175.39%	130.81%	$128	0.03%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.09%	0.06%	1.10%	NA	937.12%	$123	0.02%
MGYR	Magyar Bancorp, Inc.	NJ	0.25%	0.26%	0.01%	0.98%	NA	303.13%	$-110	-0.01%
PBBK	PB Bankshares, Inc.	PA	0.00%	0.34%	0.45%	1.27%	282.71%	282.71%	$180	0.05%
PVBC	Provident Bancorp, Inc.	MA	0.00%	4.21%	4.91%	1.59%	32.37%	32.37%	$1,346	0.10%
TCBS	Texas Community Bancshares, Inc.	TX	0.10%	0.59%	0.71%	1.09%	153.02%	126.42%	$133	0.05%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.
(4)	As of December 31, 2024.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2025 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Seneca Financial Corp.		NY	8.27%	120.94%	8.30%	(13)	7	13	4	(16)	(10)
March 31, 2025

All Non-MHC Public Thrifts
Average			13.3%	132.4%	5.7%	3	-3	6	3	-8	-3
Median			11.0%	128.6%	5.2%	2	2	5	3	-7	-5

Comparable Group
Average			12.2%	110.7%	4.9%	2	5	8	9	-12	-6
Median			11.6%	109.5%	5.3%	2	6	10	6	-9	-4

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	11.6%	109.9%	5.6%	-10	4	-13	32	2	-5
BVFL	BV Financial, Inc.	MD	20.2%	120.6%	7.3%	-27	-13	18	39	-35	15
CPBI	Central Plains Bancshares, Inc.(1)	NE	NA	117.5%	4.3%	0	-3	2	1	8	14
ECBK	ECB Bancorp, Inc.	MA	11.6%	111.6%	2.4%	-9	8	4	-1	-6	-12
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	8.2%	104.3%	5.5%	11	14	9	3	-27	-22
IROQ	IF Bancorp, Inc.	IL	9.0%	106.2%	4.7%	11	10	16	13	-10	-17
MGYR	Magyar Bancorp, Inc.	NJ	11.1%	108.9%	5.0%	3	11	10	-10	-18	-3
PBBK	PB Bankshares, Inc.	PA	10.6%	109.1%	3.5%	22	0	5	10	-27	-27
PVBC	Provident Bancorp, Inc.	MA	15.1%	111.3%	5.8%	2	23	12	-11	-7	1
TCBS	Texas Community Bancshares, Inc.	TX	11.9%	107.9%	5.5%	15	-2	10	17	-3	1

NA=Change is greater than 100 basis points during the quarter.

(1)  As of December 31, 2024.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Seneca Financial and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a similar degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Seneca Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Seneca Financial’s operations and financial condition; (2) monitor Seneca Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and SNNF’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Seneca Bancorp’s value or Seneca Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.            Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, while the Company maintained a higher concentration of 1-4 family loans. In comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly lower yield earned on interest-earning assets. Seneca Financial’s funding composition reflected a similar level of deposits and a higher level of borrowings relative to the comparable Peer Group measures (a result of the Company’s lower equity ratio compared to the Peer Group), which translated into a lower cost of funds for the Company. As a percent of assets, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be more comparable to or exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

▪	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were similar to the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and as a percent of loans. Net loan charge-offs as a percent of loans were slightly higher for the Company. On balance, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a slightly higher level of cash and investment securities relative to the Peer Group (18.86% of assets versus 16.58% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having slightly lower future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a similar concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company as a result of the lower equity ratio maintained. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Depending on where the offering closes, the Company’s equity/assets ratio would be slightly lower or similar to the Peer Group’s ratio. RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, depending upon where in the offering range the offering closes, Seneca Financial’s pro forma tangible capital position will be slightly lower than or similar to the Peer Group's tangible equity-to-assets ratio. The increase in the Company's pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s higher capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

On balance, Seneca Financial’s balance sheet strength was considered to be similar to the Peer Group’s balance sheet strength and, thus, no valuation adjustment was applied for the Company’s financial condition.

2.            Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.28% of average assets versus a median 0.49% for the Peer Group). The Peer Group’s higher return was realized through lower ratios for allowances for credit losses and non-interest expense. The Company maintained an earnings advantage with respect to a higher net interest income ratio, higher non-interest income and a lower tax rate. On a reported return on equity (“ROE”) basis, Seneca Financial’s trailing 12 month ROE of 3.22% was somewhat lower than the Peer Group’s ROE of 4.58%. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of the stock benefit plans in connection with the second-step offering. The Company’s estimated pro forma ROE ranges from 2.4% to 2.6% depending upon the closing value of the offering. On balance, the Company’s pro forma reported earnings were considered to be slightly less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and credit loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a higher operating expense ratio and a higher level of non-interest operating income. The Company’s more favorable net interest income ratio and less favorable operating expense ratio translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.93x versus 1.17x median for the Peer Group). Likewise, the Company’s efficiency ratio of 87.59% was less favorable than the Peer Group’s median efficiency ratio of 77.67%. Credit loss provisions had a larger negative impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain slightly less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a slightly greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, was lower for the Company versus the Peer Group. The Company’s ratio of IEA/IBL and non-interest earning asset ratios were favorable compared to the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios are somewhat lower to similar to the Peer Group’s ratios based on the closing valuie of the offering. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a larger negative factor in the Company’s earnings (0.15% of average assets versus 0.02% of average assets for the Peer Group). In the most recent periods, the Company’s provisions for credit losses have been incurred as a result of specific problem loans or securities. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Peer Group. The Company’s credit quality measures generally implied a similar degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to the Company’s net interest income, which will be somewhat negated by expenses associated with the new stock benefit plans. The infusion of stock proceeds will result with the Company having the same to somewhat less growth potential through leverage than currently maintained by the Peer Group. In addition, the Peer Group’s lower operating expense ratio was viewed as an advantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates, although the Company’s earnings are supported by much higher non-interest income. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is slightly lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will likely be lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Seneca Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings strength and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.            Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed an increase of 7.27% and a median increase of 3.29%, respectively. Asset growth for the Company consisted of cash and investments, and to a lesser extent, loans, while asset growth for the Peer Group was driven by loan growth and partially offset by a decline in cash and investments. The Company’s historical asset growth was viewed as more favorable than the Peer Group’s historical asset growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be lower than or similar to the Peer Group's tangible equity-to-assets ratio, based on closing valuation of the offering. On balance, no adjustment was applied for asset growth.

4.            Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the western region of northern New York, the markets served by the Company include a mix of rural, suburban and urban communities. The Company maintains a branch presence in Onondaga and Madison Counties. Onondaga County, where the Company maintains its main office, contains the city of Syracuse and the related center of the metropolitan area, while Madison County is a suburban county with a much smaller population base. Both of the primary market area counties experienced stable or declining population during the past five years. The Company competes against a wide variety of competitors, including significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Seneca Financial.

Based on a comparison of the counties where the Company and the Peer Group maintain their main offices, the Peer Group companies, on average, operate in markets which have similar populations as Onondaga County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were stronger than Onondaga County’s historical and projected population growth rates which showed a declining population base. Onondaga County has a per capita income which is similar to the Peer Group’s average and median per capita income measures and the Peer Group’s primary market area counties were relatively more affluent markets within their respective states compared to Onondaga County which had a comparatively lower per capita income as a percent of New York’s per capita income (88.9% versus 98.1% for the Peer Group average). The average and median deposit market shares maintained by the Peer Group companies were higher than the Company’s market share of deposits in Onondaga County. Overall, the degree of competition faced by the Peer Group companies was viewed similar to that faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be more favorable than the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Onondaga County is home to the planned site of a Micron Technology, Inc. semiconductor fabrication facility. Micron Technology is the world’s fourth largest semiconductor company and plans to invest approximately $100 billion to build the largest semiconductor fabrication facility in the United States in the town of Clay. The project is in final stages of land acquisition currently, and the facility is anticipated to create 50,000 New York jobs. The Bank bought a plot of land at the proposed site of the facility in 2024 for eventual construction of a branch office. This strategic investment for Seneca Bancorp positions the Company to support the economic growth expected in the region and to provide financial solutions to businesses and families as this development takes shape.

As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was higher than the unemployment rate reflected for Onondaga County. On balance, we concluded that no valuation adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Seneca Financial Corp. and the Peer Group Companies(1)

		March 2025
	County	Unemployment
Seneca Financial Corp. - NY	Onondaga	3.6%
Peer Group Average		4.3%

Affinity Bancshares, Inc. – GA	Newton	4.2%
BV Financial, Inc. - MD	Baltimore	3.2
Central Plain Bancshares, Inc. – NE	Hall	4.9
ECB Bancorp, Inc. – MA	Middlesex	4.3
Home Federal Bancorp, Inc. - LA	Caddo	4.5
IF Bancorp, Inc. - IL	Iroquois	4.7
Magyar Bancorp, Inc. – NJ	Middlesex	4.9
PB Bankshares, Inc. - PA	Chester	2.9
Provident Bancorp, Inc. – MA	Essex	5.0
Texas Community Bancshares, Inc. – TX	Wood	4.6

(1)            Unemployment rates are not seasonally adjusted.

Source: S&P Capital IQ.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.            Dividends

The Company currently does not pay a cash dividend to shareholders and has made no commitment for payment of dividends following completion of the second step conversion. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Five out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.83% to 4.00%. The average dividend yield on the stocks of the Peer Group institutions that paid dividends was 1.82% as of May 16, 2025. Comparatively, as of May 16, 2025, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 1.72%.

Following the second-step conversion, the Company’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.            Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $37.4 million to $189.3 million as of May 16, 2025, with average and median market values of $98.1 million and $88.0 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.4 million to 17.8 million, with average and median shares outstanding equal to 6.6 million and 5.3 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be well below the Peer Group’s range of market values and shares outstanding. Following the second-step conversion, the Company’s stock is expected to be traded on the OTCQX Market. If the Company meets applicable listing requirements following completion of the conversion, the Company intends to use its best efforts to obtain approval for listing on the NASDAQ Stock Market. Assuming a listing on the OTCQX, the Company’s stock will have a less liquid trading market as the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.            Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as Seneca Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in New York; and (D) the market for the public stock of SNNF. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of May 16, 2025.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bets on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. Stocks see-sawed in last two weeks of April and then closed sharply lower at the end of April, with the major U.S. stock indexes posting their worst month of the year as investors considered that the Federal Reserve’s campaign to end inflation was going to take longer than anticipated. Tech and bank stocks were among the sectors that led a stock market rebound at the start of May, which was triggered by the Federal Reserve’s comments at the conclusion of its policy meeting on May 1st that it was more likely to lower interest rates than raise them again. Renewed hopes for interest rate cuts later in 2024 following April’s employment report showing weaker-than-expected job growth served to extend the stock market rally through the beginning of the second week of May. Some healthy corporate earnings reports and cooling economic data sustained the stock market rally through mid-May, with all three of the major U.S. stock indexes posting record highs. While renewed inflation fears and rising Treasury yields pressured stocks lower at the end of May, all three major U.S. stock indexes logged monthly gains for May. Technology shares led the NASDAQ and S&P 500 to more record highs through mid-June, as economic data suggested that the economy was slowing but at a gradual pace and without any signs of serious deterioration. Divergent trading patterns were evident in the S&P 500 and NASDAQ relative to the Dow Jones Industrial Average (“DJIA”) in the closing weeks of the second quarter, which was driven by a bumpy market in the trading prices of large technology stocks. The second quarter ended with stocks trading lower, which was in general a strong first half of the year for stocks.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

The NASDAQ and S&P 500 started the third quarter of 2024 posting a string of new record high closings, which was fueled by a jump in Tesla’s stock price and growing confidence that the Federal Reserve was on track to potentially begin cutting rates in September in light of June’s employment report showing an uptick in the unemployment rate. All three of the U.S. major stock indexes notched record highs in mid-July, which was followed by investors rotating out of technology shares and into laggards such as financials, industrials and small-cap companies. The selloff in tech stocks was fueled by growing fears that shares of chip manufactures would face more U.S. trade restrictions and, in turn, reduce the potential for artificial intelligence investments paying off, with the rotation out of tech stocks continuing into late-July. Stocks closed out July swinging higher after the Federal Reserve held interest rates steady and signaled the central bank was prepared to cut interest rates in September if inflation continued to move lower. A lackluster jobs report for July and data showing weakness in manufacturing and construction sparked a broad-based selloff at the beginning of August, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding in mid-August, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the DJIA closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. Following the Federal Reserve’s November 7th rate cut, investor optimism of tax cuts and reduced regulation under a unified Republican government sustained the stock market rally heading into mid-November. The generally positive trend for stocks continued through the second half of November, with U.S. stocks posting their biggest monthly gains for 2024. A batch of better-than-expected earnings posted by some technology companies boosted all three of the major U.S. stock indexes to record highs in early-December, which included the DJIA closing above 45000 for the first time. Following November’s employment report stocks traded mixed heading into mid-December, as the Dow retreated slightly while a rally in AI stocks led the NASDAQ to a record high close above the 20000 mark. Stocks plummeted following the Federal Reserve’s rate cut on December 18th, as investors reacted to the Federal Reserve’s statement signaling greater doubts about future interest rate cuts. A less-than-expected increase in a measure of inflation favored by the Federal Reserve sparked a stock market rally heading into the final trading days of 2024, which was followed by the major U.S. stock indexes declining in a year end selloff led by a pullback in technology stocks. Overall, the DJIA closed at 42544.22 on the last day of trading in 2024, an increase of 12.9% for 2024, while the S&P 500 and the NASDAQ Composite ended 2024 with respective increases of 23.3% and 28.6%.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

The broader stock market was somewhat trendless at the start of 2025, which was followed by a sharp selloff with the release of the stronger-than-expected December jobs report dampening expectations of further interest rate cuts by the Federal Reserve. Stocks spiked higher in mid-January, as investors cheered December’s CPI report that indicated underlying price pressures were easing. A strong start to the fourth quarter earnings season and President Trump’s support for tax cuts and deregulation helped the DJIA and S&P post new highs for 2025 going into late-January. Technology shares plunged in late-January after the emergence of a Chinese company posed a new threat to the U.S. artificial industry, while the broader stock market closed out January trading in narrow range. Stocks edged lower at the start of February, after President Trump placed new tariffs on China and agreed to delay imposing tariffs on Mexico and Canada.

Mixed earnings reports, January’s employment report showing lower than forecasted job growth, inflation data reigniting worries that interest rates might not come down and growing optimism for a resolution to the war in Ukraine translated into a largely trendless market for stocks through mid-February 2025, with the S&P 500 closing at a record high heading into the second half of February. Signs of a weakening economy provided for a two-day selloff in the broader stock market in the second half of February, which was followed by mixed market trends with technology shares underperforming the broader stock market. All three of the major U.S. stock indexes posted losses for the month of February. Trade tensions weighed on stocks at the start of March, as new U.S. tariffs placed on the U.S.’s top three trading partners sparked counter moves from China, Canada and Mexico. Global trade tensions sustained the stock market downturn going into mid-March, with the S&P 500 and NASDAQ sliding into correction territory amid concerns of inflation intensifying and economic growth slowing as the result of the new tariffs. The threat of a U.S. government shutdown receding, the Federal Reserve’s outlook for slower growth following its decision to hold interest rate steady, an easing of planned tariff initiatives and some solid economic data contributed to a stock market rally heading into the second half of March. A turbulent first quarter for stocks concluded with worries about tariffs and the economy sending the S&P 500 and NASDAQ to their worst quarterly performances since 2022. The S&P 500 and the NASDAQ showed respective first quarter losses of 4.6% and 10.4% during the first quarter, while the Dow Jones Industrial Average (“DJIA”) posted a first quarter decline of 1.3%.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

U.S. stocks plunged at the start of the second quarter of 2025, as the new tariffs unveiled by President Trump were more severe than expected and, in turn, ignited an escalating trade war with China. On April 9th, major U.S. stock indexes staged a historic rally after President Trump paused steep tariffs on most countries and signaled a willingness to negotiate on trade. Following the one-day rally, volatility prevailed in the broader stock market going into the second half of April amid uncertainty over U.S. trade policy and mounting tensions between the Trump administration and the Federal Reserve. A broader stock market selloff was followed by stocks surging higher in the last week of April, as stocks were buoyed by President Trump’s softer stance on the trade war with China and his statement that he didn’t plan to replace the Federal Reserve Chairman. April’s employment report showing better-than-expected job growth and more signs of a potential thaw between Washington and China extended the multi-day climb in the stock market at the beginning of May, with the DJIA and S&P 500 posting gains for nine consecutive sessions before declining on May 5th. On May 16, 2025, the DJIA closed at 42654.74, an increase of 7.0% from one year ago and an increase of 0.3% year-to-date, and the NASDAQ closed at 19211.10, an increase of 15.1% from one year ago and a decrease of 0.5% year-to-date. The S&P 500 Index closed at 5958.38 on May 16, 2025, an increase of 12.5% from one year ago and an increase of 1.3% year-to-date.

The market for financial shares has also generally experienced an upward trend in recent quarters. Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. As investors abandoned expectations of an imminent interest rate cut, bank stocks dipped lower at the end of April and then participated in the broader stock market rally through the first half of May as signs of a cooling economy and milder inflation boosted hopes for the Federal Reserve cutting interest rates in 2024. Rekindled inflation fears and higher Treasury yields translated into financial shares edging lower from the end of May through mid-June, while easing inflation data and lower Treasury yields provided for a slightly positive trend in bank stocks in the final weeks of the second quarter.

Signs of some slack in the labor market provided a boost to financial shares in the first week of July 2024, as June’s higher unemployment rate increased confidence that the Federal Reserve would cut rates in September. As investors rotated into stock market laggards, financial shares continued to rally going into the second half of July and then traded in a narrow range through the Federal Reserve’s end of July policy meeting. Financial shares participated in the broader market selloff at the beginning of August, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut in September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. Following the post-election rally, bank stocks traded in a narrow range over the next month, edging up slightly in late-November and then pulling back slightly in early-December. November’s CPI showing a slight uptick in inflation provided for a slight pullback in financial shares ahead of the Federal Reserve’s December meeting, which was followed by a sharp downturn in bank stocks after the Federal Reserve cast doubts on future rate cuts at the conclusion of its December policy meeting. Following the one-day selloff, bank shares edged higher in the final trading days of 2024. For 2024 overall, the S&P U.S. BMI Banks Index was up 30.0%.

Bank shares paralleled movements in the broader stock market during the first couple weeks of 2025, retreating when the December jobs report showed stronger-than-expected growth and then rallying in mid-January when the December CPI showed a slow down in core inflation. A slight upward trend in financial stocks was sustained going into the second half of January, as bank shares were buoyed by generally healthy fourth quarter earnings coming out of the banking sector. As the fourth quarter earnings season progressed, bank shares traded in a narrow range at the end of January and into early-February. Recession fears and worries about a trade war were noteworthy factors that contributed to a month’s long slide in bank stocks that extended into mid-March 2025. News of the U.S. government avoiding a shutdown, the Federal Reserve holding interest rates steady and some favorable economic data served as catalysts for Bank shares following the broader stock market higher heading into the final two weeks of the first quarter. Worsening consumer sentiment, hotter-than-expected inflation and President Trump’s tariff announcements were factors that contributed to bank shares trading lower to close out the first quarter. For the first quarter overall, the S&P U.S. BMI Banks was down 2.07%.

RP® Financial, LC.	VALUATION ANALYSIS IV.15

Concerns that President Trump’s new tariff plan would result in an economic slowdown served as the basis for bank shares selling off at the beginning of the second quarter of 2025, with the large banks experiencing more significant declines. Bank shares participated in the broader stock market rally on April 9th and then gave back some of those gains heading into mid-April at the start of the second quarter earnings season. Easing trade tensions and first quarter earnings that generally met expectations provided for a generally positive trend in bank shares through the second half of April, with the favorable employment report for April helping to extend the advance in bank stocks into early-Mary. On May 16, 2025, the S&P U.S. BMI Banks Index closed at 211.1, an increase of 20.8% from one year ago and an increase of 4.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS IV.16

As shown in Table 4.2, five standard conversion, one second step conversion and one mutual holding company conversion offerings have been completed during the past 12 months. The average closing pro forma price/tangible book ratio of the five standard conversion offerings equaled 47.7%. The most recent second-step offering was completed by Marathon Bancorp, Inc. of Wisconsin (“Marathon”), which was completed in April 2025. Marathon Bancorp’s offering closed just above the midpoint of its offering range, raising gross proceeds of $16.9 million at a pro forma price/tangible book ratio of 65.3%. Marathon Bancorp’s stock price closed up 2.0% after its first week of trading and as of May 16, 2025, Marathon Bancorp’s stock price was up 0.3% from its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Seneca Financial’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in New York. As shown in Exhibit IV-4, there were 17 acquisitions of New York based bank and savings institutions completed from the beginning of 2020 through May 16, 2025 and there are currently five acquisitions pending for a New York based bank or savings institution. The recent acquisition activity involving New York bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence Seneca Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Seneca Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in SNNF’s Stock

Since SNNF’s minority stock currently trades under the symbol “SNNF” on the OTC Pink Market, RP Financial also considered the recent trading activity in the valuation analysis. SNNF had a total of 1,838,278 shares issued and outstanding at March 31, 2025, of which 769,660 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $6.06 to $11.00 per share and its closing price on May 16, 2025 was $11.00 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Last 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl Fdn+Merger Shrs					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	5/16/2025	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Magnolia Bancorp, Inc., LA	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM		20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.00	10.0%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	NM	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM		3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$13.00	30.0%	$16.90	69.0%
FB Bancorp, Inc., LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0	x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$12.20	22.0%	$11.55	15.5%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	NM	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM		2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$9.50	-5.0%
Fifth District Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6	x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$12.61	26.1%

	Averages - Standard Conversions:		$421	15.75%	0.28%	209%	$54.8	100%	102%	14.5%	N.A.	N.A.	7.6%	3.6%	10.0%	11.3%	0.00%	47.7%	71.8	x	10.3%	0.1%	22.0%	0.4%	$10.00	$11.02	10.2%	$11.46	14.6%	$11.68	16.8%	$12.31	23.1%
	Medians - Standard Conversions:		$267	13.29%	0.11%	209%	$8.3	100%	91%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	45.4%	71.8	x	10.5%	0.0%	23.1%	0.2%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.50	15.0%	$11.55	15.5%

Second Step Conversions
Marathon Bancorp, Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.54%	0.64%	NM	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.06	0.6%	$10.03	0.3%

	Averages - Second Step Conversions:		$218	14.54%	0.64%	NM	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.06	0.6%	$10.03	0.3%
	Medians - Second Step Conversions:		$218	14.54%	0.64%	NM	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.06	0.6%	$10.03	0.3%

Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.93%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.00%	8.0%	4.0%	10.0%	13.0%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.00%	$9.33	-6.7%	$9.04	-9.6%	$9.27	-7.3%

	Averages - MHC Conversions:		$894	8.93%	0.22%	NM	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.0%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.04	-9.6%	$9.27	-7.3%
	Medians - MHC Conversions:		$894	8.93%	0.22%	NM	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.0%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.04	-9.6%	$9.27	-7.3%

* * * * * * * * * * *

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	5/16/2025

RP® Financial, LC.	VALUATION ANALYSIS IV.18

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS IV.19

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, Seneca Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.3

Seneca Bancorp, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP® Financial, LC.	VALUATION ANALYSIS IV.20

RP Financial’s valuation placed an emphasis on the following:

▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of SNNF stock. Converting institutions generally do not have stock outstanding. SNNF, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. SNNF’s stock is currently traded on the OTC Pink Sheets, it is an indicator of the Company’s current market value and, therefore, received some limited consideration in our valuation. Based on the May 16, 2025 closing stock price of $11.00 per share and the 1,838,278 shares of SNNF common stock outstanding, the Company’s implied market value of $20.2 million was considered in the valuation process. However, since the Company’s conversion stock will have different characteristics than the minority shares and the pro forma information has not been publicly disseminated to date, the current trading price of SNNF’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will slightly increase equity. At March 31, 2025, the MHC had net assets of $100,000, which has been added to the Company’s March 31, 2025 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.23%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from approximately 41.87% to 41.64% and the MHC’s ownership interest was increased from approximately 58.13% to 58.36%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of May 16, 2025, the aggregate pro forma market value of Seneca Bancorp’s conversion stock equaled $17,990,480 at the midpoint, equal to 1,799,048 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of SNNF, the Bank and the MHC. The midpoint and resulting valuation range is based on the sale of a 58.36% ownership interest to the public, which provides for a $10,500,000 public offering at the midpoint value.

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $754,000 for the 12 months ended March 31, 2025. Management of SNNF indicated that there were no non-recurring income or expense items in the trailing 12 month income statement, and thus we assumed reported earnings to be equal to core earnings.

Based on the Company’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $18.0 million midpoint value equaled 22.73x and 22.73x, respectively, indicating premiums of 21.81% and 24.01% relative to the Peer Group’s average reported and core earnings multiples of 18.66x and 18.33x, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 18.99x and 16.53x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 19.71% and 37.53%, respectively. The Company’s pro forma P/E ratios based on reported earnings and core earnings at the minimum and the super maximum equaled 19.61x and 28.57x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 22

2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $18.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 56.69% and 58.45%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 86.40% and 89.40%, respectively, the Company’s ratios reflected discounts of 34.38% on a P/B basis and 34.62% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 85.56% and 86.40%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 33.74% on a P/B basis and 32.35% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 68.54% and 70.47% respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 20.67% and 21.17%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the super maximum of the range reflected discounts of 19.89% and 18.44%, respectively.

3.            Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $18.0 million midpoint of the valuation range, the Company’s value equaled 6.25% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.93%, which implies a discount of 42.80% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 10.12%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 38.25%.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 23

 Table 4.4

Seneca Bancorp, Inc. Public Market Pricing Versus the Peer Group

Seneca Bancorp, Inc.

As of May 16, 2025

				Market
				Capitalization		Per Share Data									Dividends(4)			Financial Characteristics(6)
				Price/	Market	Core 12 Month	Book Value/	Pricing Ratios(3)							Amount/		Payout	Total	Tang. Eq./T.	NPAs/	Reported (5)		Core (5)		Exchange		2nd Step
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio		Proceeds
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(X)		($Mil)
Seneca Financial Corp., NY
Supermaximum				$10.00	$23.79	$0.35	$14.59	28.57	x	68.54%	8.18%	70.47%	28.57	x	$0.00	0.00%	0.00%	$291	11.64%	0.31%	0.28%	2.36%	0.28%	2.36%	1.2871	x	$13.89
Maximum				$10.00	$20.69	$0.39	$16.01	25.64	x	62.46%	7.15%	64.31%	25.64	x	$0.00	0.00%	0.00%	$289	11.16%	0.31%	0.28%	2.43%	0.28%	2.43%	1.1192	x	$12.08
Midpoint				$10.00	$17.99	$0.44	$17.64	22.73	x	56.69%	6.25%	58.45%	22.73	x	$0.00	0.00%	0.00%	$288	10.73%	0.31%	0.28%	2.50%	0.28%	2.50%	0.9732	x	$10.50
Minimum				$10.00	$15.29	$0.51	$19.85	19.61	x	50.38%	5.34%	52.03%	19.61	x	$0.00	0.00%	0.00%	$287	10.29%	0.32%	0.27%	2.57%	0.27%	2.57%	0.8272	x	$8.93

All Non-MHC Public Thrifts(6)
Averages				$25.11	$599.69	$1.08	$24.78	14.67		86.13%	11.40%	91.88%	13.68		$0.35	1.72%	43.07%	$6,403	12.18%	0.52%	0.42%	2.85%	0.45%	3.05%
Medians				$13.48	$178.33	$0.58	$18.53	14.91		81.83%	10.04%	85.71%	12.47		$0.15	0.98%	34.78%	$1,534	10.61%	0.26%	0.47%	4.42%	0.43%	3.47%

All Non-MHC State of NY PublicThrifts (6)
Averages				$17.72	$301.99	$1.19	$18.39	13.81		93.14%	8.75%	93.16%	13.97		$0.56	1.97%	37.74%	$3,022	12.21%	0.93%	0.59%	0.24%	0.58%	0.17%
Medians				$18.64	$293.78	$1.61	$17.69	12.03		94.93%	9.90%	94.97%	12.29		$0.40	1.70%	37.74%	$2,512	13.74%	0.30%	0.66%	5.27%	0.65%	5.17%

Peer Group
Averages				$16.04	$98.14	$0.91	$18.46	18.66		86.40%	10.93%	89.40%	18.33		$0.15	0.91%	49.23%	$875	12.61%	0.40%	0.61%	4.81%	0.63%	4.95%
Medians				$15.73	$88.01	$1.01	$18.66	18.99		85.56%	10.12%	86.40%	16.53		$0.07	0.41%	31.55%	$896	11.63%	0.25%	0.49%	4.58%	0.54%	5.32%

Peer Group
AFBI	Affinity Bancshares, Inc.		GA	$18.52	$117.61	$1.12	$19.25	20.58	x	96.18%	12.89%	112.93%	16.53	x	$0.00	0.00%	166.67%	$912	11.65%	0.49%	0.67%	4.65%	0.84%	5.78%
BVFL	BV Financial, Inc.		MD	$15.80	$167.39	$1.07	$18.70	14.91	x	84.51%	18.16%	91.53%	14.72	x	$0.13	0.83%	NA	$922	20.17%	0.54%	1.25%	5.56%	1.27%	5.63%
CPBI	Central Plains Bancshares, Inc.	(7)	NE	$14.81	$62.83	$0.99	$19.48	15.01	x	76.01%	12.97%	76.01%	15.01	x	$0.00	0.00%	0.00%	$484	16.78%	0.00%	0.79%	5.72%	0.79%	5.72%
ECBK	ECB Bancorp, Inc.		MA	$16.20	$146.61	$0.56	$18.63	28.93	x	86.97%	10.10%	86.97%	28.93	x	$0.00	0.00%	NA	$1,452	11.61%	0.00%	0.34%	2.78%	0.34%	2.78%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$13.00	$39.37	$1.17	$17.55	11.93	x	74.09%	6.35%	79.90%	11.14	x	$0.52	4.00%	47.71%	$620	8.24%	0.48%	0.54%	6.35%	0.57%	6.80%
IROQ	IF Bancorp, Inc.		IL	$24.23	$78.18	$1.04	$23.55	23.75	x	102.87%	8.89%	102.87%	23.35	x	$0.40	1.65%	39.22%	$879	8.98%	0.01%	0.37%	4.33%	0.38%	4.40%
MGYR	Magyar Bancorp, Inc.		NJ	$15.10	$97.84	$1.47	$17.65	10.41	x	85.53%	9.57%	85.83%	10.29	x	$0.24	1.59%	17.93%	$1,022	11.15%	0.26%	0.93%	8.18%	0.94%	8.28%
PBBK	PB Bankshares, Inc.		PA	$15.76	$37.42	$0.66	$19.40	18.99	x	81.23%	8.01%	81.23%	23.91	x	$0.00	0.00%	NA	$467	10.60%	0.23%	0.43%	4.03%	0.34%	3.19%
PVBC	Provident Bancorp, Inc.		MA	$11.26	$189.28	$0.26	$13.16	NM		85.59%	12.18%	85.59%	NM		$0.00	0.00%	NA	$1,554	15.06%	2.02%	0.29%	1.95%	0.29%	1.95%
TCBS	Texas Community Bancshares, Inc.		TX	$15.70	$44.87	$0.74	$17.26	23.43	x	90.97%	10.15%	91.14%	21.09	x	$0.16	1.02%	23.88%	$442	11.91%	0.00%	0.45%	4.52%	0.50%	5.02%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend, annualized. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is March 31, 2025, footnote reflects data as of December 31, 2024, or most recent date

Source: S&P Capital IQ and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 24

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, the most recently completed second-step offering was by Marathon Bancorp in April 2025. In comparison to Marathon Bancorp’s 65.3% closing pro forma P/TB ratio, the Company’s pro forma P/TB ratio of 58.45% at the midpoint value reflects an implied discount of 10.49%. At the super maximum of the offering range, the Company’s pro forma P/TB ratio of 70.47% reflects an implied premium of 7.92% relative to Marathon Bancorp’s pro forma P/TB ratio at closing. As of May 16, 2025, Marathon Bancorp’s stock price was up 0.3% from its IPO price.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 16, 2025, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $17,990,480 at the midpoint, equal to 1,799,048 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below in Table 4.5.

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 25

Table 4.5

Seneca Bancorp, Inc.

Second Step Offering Information

	Total	Offering	Exchange Shares Issued to Public	Exchange
Shares (1)	Shares	Shares	Shareholders	Ratio
Maximum, As Adjusted	2,379,241	1,388,625	990,616	1.2871
Maximum	2,068,905	1,207,500	861,405	1.1192
Midpoint	1,799,048	1,050,000	749,048	0.9732
Minimum	1,529,191	892,500	636,691	0.8272

Distribution of Shares (2)
Maximum, As Adjusted	100.00%	58.36%	41.64%
Maximum	100.00%	58.36%	41.64%
Midpoint	100.00%	58.36%	41.64%
Minimum	100.00%	58.36%	41.64%

Aggregate Market Value at $10.00 Per Share
Maximum, As Adjusted	23,792,410	13,886,250	9,906,160
Maximum	20,689,050	12,075,000	8,614,050
Midpoint	17,990,480	10,500,000	7,490,480
Minimum	15,291,910	8,925,000	6,366,910

(1) Based on a $10.00 per share offering price.

(2) Ownership ratios adjusted for dilution from MHC assets/equity.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, the Bank and SNNF have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9732 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.8272 at the minimum, 1.1192 at the maximum and 1.2871 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

RP® Financial, LC.

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Branch Office Network

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Securities

I-5	Yields and Costs

I-6	Allowance for Credit Losses Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed Rate and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity By Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Un-insured CDs >$250,000 in balance by Maturity

II-1	Description of Office Facilities

II-2	Historical Interest Rates

II-3	Market Area Demographic/Economic Information

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Publicly-Traded MidAtlantic and New England Thrifts

III-3	Publicly-Traded Southeast, Midwest and Southwest Thrifts

III-4	Peer Group Summary Demographic and Deposit Market Share Data

IV-1	Thrift Stock Prices: As of May 16, 2025

IV-2	Historical Stock Price Indices

IV-3	Thrift Stock Indices

IV-4	New York Thrift and Bank Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Minority Ownership Dilution

V-1	Firm Qualifications Statement

EXHIBIT I-1

Seneca Bancorp, Inc.

Map of Office Locations

EXHIBIT I-2

Seneca Bancorp, Inc.

Audited Financial Statements

(Incorporated by Reference)

EXHIBIT I-3

Seneca Bancorp, Inc.

Key Operating Ratios

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2025	2024	2024	2023
Selected Financial Ratios and Other Data (1):

Performance Ratios:
Return on average assets	0.21%	0.17%	0.27%	0.31%
Return on average equity	2.54%	1.91%	3.26%	3.52%
Interest rate spread (2)	2.88%	2.65%	2.76%	2.95%
Net interest margin (3)	3.25%	3.08%	3.22%	3.30%
Efficiency ratio (4)	89.02%	94.18%	88.77%	87.30%
Non-interest expense to average total assets	0.84%	0.84%	3.34%	3.28%
Average interest-earning assets to average interest-bearing liabilities	118.85%	121.68%	121.93%	123.00%

Asset Quality Ratios:
Non-performing assets as a percentage of total assets	0.54%	0.56%	0.32%	0.53%
Non-performing loans as a percentage of total loans	0.52%	0.26%	0.22%	0.21%
Allowance for credit losses on loans as a percentage of non-performing loans	173.28%	402.35%	405.39%	491.59%
Allowance for credit losses on loans as a percentage of total loans	0.90%	1.03%	0.89%	1.03%
Net charge-offs to average outstanding loans during the period	0.14%	0.02%	0.05%	0.04%

Capital Ratios (5):
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.63%	10.00%	9.73%	10.19%

Other Data:
Number of full service offices	5	4	5	4
Number of full-time equivalent employees	60	56	58	59

(1)	Annualized for the three-month periods ended March 31, 2025 and 2024.

(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Capital ratios are for Seneca Savings. In 2020, Seneca Savings elected to follow the Community Bank Leverage Ratio (Tier 1 leverage (core) capital (to adjusted tangible assets)) and no longer is required to comply with the other general regulatory capital requirements.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-4

Seneca Bancorp, Inc.

Investment Securities

			At December 31,
	At March 31, 2025		2024		2023
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(In thousands)
U.S. Treasury securities	$12,928	$12,828	$15,923	$15,811	$2,981	$2,772
U.S. government agency securities	1,000	864	1,000	838	1,000	835
Municipal securities	17,119	13,945	17,151	14,281	17,334	15,164
Mortgage-backed securities and collateralized mortgage obligations	6,699	5,711	6,862	5,755	7,664	6,567
Corporate securities	10,141	9,868	10,152	9,799	10,705	10,102
Total securities available for sale	$47,887	$43,815	$51,088	$46,484	$39,864	$35,440

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-5

Seneca Bancorp, Inc.

Yields and Costs

	For the Three Months Ended March 31,
	2025			2024
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)

	(Dollars in thousands)
Interest-earning assets:
Loans	$204,506	$2,929	5.73%	$198,702	$2,744	5.52%
Available-for-sale securities	47,483	381	3.21	39,426	292	2.96
FHLB stock	3,336	76	9.11	2,719	69	10.15
Other interest-earning assets	6,316	51	3.17	4,748	34	2.86
Total interest-earning assets	261,641	3,437	5.25	245,595	3,139	5.11
Non-interest-earning assets	16,623			11,402
Total assets	$278,264			$256,997

Interest-bearing liabilities:
NOW accounts	26,033	6	0.09	23,680	6	0.10
Regular savings and demand club accounts	23,361	18	0.31	23,418	3	0.05
Money market accounts	65,701	396	2.41	52,587	325	2.47
Certificates of deposit and retirement accounts	65,013	508	3.13	68,909	594	3.45
Total interest-bearing deposits	180,108	928	2.06	168,594	928	2.20
FHLB borrowings	40,028	381	3.81	33,239	317	3.81
Total interest-bearing liabilities	220,136	1,309	2.38	201,833	1,245	2.47
Non-interest-bearing deposits	31,505			29,748
Other non-interest-bearing liabilities	3,289			3,231
Total liabilities	254,930			234,812
Stockholders’ equity	23,334			22,185
Total liabilities and stockholders’ equity	$278,264			$256,997

Net interest income		$2,128			$1,894
Net interest rate spread (1)			2.88%			2.65%
Net interest-earning assets (2)	$41,505			$43,762
Net interest margin (3)			3.25%			3.08%
Average interest-earning assets to average interest-bearing liabilities	119%			122%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by total interest-earning assets.

(4)	Annualized.

EXHIBIT I-5 (Continued)

Seneca Bancorp, Inc.

Yields and Costs

	For the Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$202,927	$11,632	5.73%	$183,579	$9,627	5.24%
Available-for-sale securities	40,385	1,190	2.95	40,879	1,168	2.86
FHLB Stock	3,047	287	9.42	2,707	236	8.72
Other interest-earning assets	6,432	255	3.96	7,929	326	4.11
Total interest-earning assets	252,791	13,364	5.29	235,094	11,357	4.83
Non-interest-earning assets	12,698			9,752
Total assets	$265,489			$244,846

Interest-bearing liabilities:
NOW accounts	$25,286	24	0.09	25,746	25	0.10
Regular savings and demand club accounts	22,887	20	0.09	25,833	16	0.06
Money market accounts	56,305	1,407	2.50	44,785	808	1.80
Certificates of deposit and retirement accounts	66,007	2,386	3.61	64,203	1,720	2.68
Total interest-bearing deposits	170,485	3,837	2.25	160,567	2,569	1.60
FHLB borrowings	36,839	1,393	3.78	30,909	1,026	3.32
Total interest-bearing liabilities	207,324	5,230	2.52	191,476	3,595	1.88
Non-interest-bearing deposits	31,577			28,008
Other non-interest-bearing liabilities	4,744			3,893
Total liabilities	243,645			223,377
Stockholders’ equity	21,844			21,469
Total liabilities and stockholders’ equity	$265,489			$244,846

Net interest income		$8,134			$7,762
Net interest rate spread (1)			2.76%			2.95%
Net interest-earning assets (2)	$45,467			$40,385
Net interest margin (3)			3.22%			3.30%
Average interest-earning assets to average interest-bearing liabilities	122%			123%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by total interest-earning assets.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-6

Seneca Bancorp, Inc.

Loan Loss Allowance Activity

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2025	2024	2024	2023

	(Dollars in thousands)
Balance at beginning of period	$1,804	$2,045	$2,045	$1,891

Charge-offs:
Residential:
One- to four-family	10	8	—	—
Home equity loans and lines of credit	—	—	—	—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	51	—	78	67
Consumer and other	14	—	18	8
Total charge-offs	75	8	96	75

Recoveries:
Residential:
One- to four-family	—	—	—	—
Home equity loans and lines of credit	—	—	—	—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Commercial and industrial	2	—	—	—
Consumer and other	1	—	—	1
Total recoveries	3	—	—	—

Net charge-offs	72	8	96	74
Provision (reversal) for credit losses on loans	110	15	(145)	228

Balance of allowance at end of period	$1,842	$2,052	$1,804	$2,045

Net (charge-offs) recoveries to average loans outstanding during period (annualized)	0.14%	0.02%	0.05%	0.04%
Allowance for credit losses on loans to non-accrual loans at end of period	178.66%	402.35%	436.80%	491.59%
Non-accrual loans to total loans outstanding at end of period	0.50%	0.26%	0.20%	0.21%
Allowance for credit losses on loans to total loans outstanding at end of period	0.90%	1.03%	0.89%	1.03%

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-6 (cont.)

Seneca Bancorp, Inc.

Loan Loss Allowance Activity

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2025	2024	2024	2023
Net (charge-offs) recoveries to average loans outstanding during the period by loan type (annualized):
Residential:
One- to four-family	(0.02)%	(0.02)%	0.00%	0.00%
Home equity loans and lines of credit	0.00%	0.00%	0.00%	0.00%
Construction	0.00%	0.00%	0.00%	0.00%
Commercial real estate	0.00%	0.00%	0.00%	0.00%
Commercial and industrial	(0.10)%	0.00%	(0.04)%	(0.04)%
Consumer and other	(0.03)%	0.00%	(0.01)%	(0.01)%

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-7

Seneca Bancorp, Inc.

Interest Rate Risk Analysis

				EVE as a Percentage of Fair
		Estimated Increase		Value of Assets (2)
Change in	Estimated	(Decrease) in EVE		EVE	Increase
Interest Rates (1)	EVE	Amount	Percent	Ratio (3)	(Decrease)

(Dollars in thousands)
+200 basis points	$30,126	$(1,209)	(4.02)%	12.09%	(0.16)%
+100 basis points	31,335	(1,313)	(7.73)%	11.95%	(0.14)%
—	32,648	—	—	12.25%	—
-100 basis points	35,323	2,568	7.92%	12.84%	0.59%
-200 basis points	37,495	2,172	14.85%	13.27%	0.43%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

(2)	Fair value of assets represents the amount at which an asset could be exchanged between knowledgeable and willing parties in an arms-length transaction.

(3)	EVE Ratio represents EVE divided by the fair value of assets.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-8

Seneca Bancorp, Inc.

Fixed Rate and Adjustable Rate Loans

	Due After March 31, 2026
	Fixed	Adjustable	Total

	(In thousands)
Residential:
One- to four-family	$90,937	$7,421	$98,358
Home equity loans and lines of credit	63	12,673	12,736
Construction	—	878	878
Commercial real estate	8,771	54,648	63,419
Commercial and industrial	13,915	8,872	22,787
Consumer and other	2,573	—	2,573
Total	$116,259	$84,492	$200,751

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-9

Seneca Bancorp, Inc.

Loan Portfolio Composition

			At December 31,
	At March 31, 2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Residential:
One- to four-family	$97,632	47.7%	$101,236	49.9%	$102,779	52.2%
Home equity loans and lines of credit	13,583	6.6	11,916	5.9	10,733	5.5
Construction	1,033	0.5	1,288	0.6	3,356	1.7
Commercial real estate	62,497	30.5	59,505	29.4	51,917	26.4
Commercial and industrial	24,661	12.1	23,411	11.5	24,205	12.3
Consumer and other	5,212	2.5	5,339	2.6	3,904	2.0

Total loans receivable	204,618	100.0%	202,695	100.0%	196,894	100.0%

Deferred loan costs	1,498		1,538		1,608
Allowance for credit losses on loans	(1,842)		(1,804)		(2,045)

Total loans receivable, net	$204,274		$202,429		$196,457

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-10

Seneca Bancorp, Inc.

Contractual Maturity By Loan Type

	One- to four- family	Home equity loans and lines of credit	Residential Construction	Commercial real estate	Commercial and industrial	Consumer and other	Total

	(In thousands)
Amounts due in:
One year or less	$26	$—	$—	$2	$1,193	$2,646	$3,867
After one through five years	983	259	—	585	10,701	2,532	15,060
After five through 15 years	18,747	50	—	23,720	5,566	41	48,124
More than 15 years	78,627	12,426	878	33,115	6,521	—	137,567

Total	$98,383	$12,735	$878	$57,422	$23,981	$5,219	$198,618

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-11

Seneca Bancorp, Inc.

Non-Performing Assets

	At March 31,	At December 31,
	2025	2024	2023

	(Dollars in thousands)
Non-accrual loans:
Residential:
One- to four-family	$369	$369	$315
Home equity loans and lines of credit	—	—	93
Construction	—	—	—
Commercial real estate	—	—	—
Commercial and industrial	662	44	—
Consumer and other	—	—	8
Total non-accrual loans	1,031	413	416

Accruing loans 90 days or more past due:
Residential:
One- to four-family	—	—	—
Home equity loans and lines of credit	33	32	—
Construction	—	—	—
Commercial real estate	—	—	—
Commercial and industrial	—	—	—
Consumer and other	—	—	—
Total accruing loans 90 days or more past due	33	32	—

Total non-performing loans	1,064	445	416

Real estate owned	—	—	—
Other non-performing assets	459	459	953

Total non-performing assets	$1,522	$904	$1,369

Ratios:
Total non-performing loans to total loans	0.52%	0.22%	0.21%
Total non-performing loans to total assets	0.38%	0.16%	0.16%
Total non-performing assets to total assets	0.54%	0.32%	0.53%

Source: Seneca Bancorp’s Preliminary Offering Prospectus.

EXHIBIT I-12

Seneca Bancorp, Inc.

Deposit Composition

	For the Three Months Ended			For the Years Ended December 31,
	March 31, 2025			2024			2023
	Average Balance	Percent of Total	Average Rate	Average Balance	Percent of Total	Average Rate	Average Balance	Percent of Total	Average Rate

	(Dollars in thousands)
Deposit type:
NOW accounts	$26,033	12.30%	0.09%	$25,286	12.51%	0.09%	$25,746	13.65%	0.11%
Regular savings and demand club accounts	23,361	11.04	0.31%	22,887	11.33	0.09%	25,883	13.70	0.06%
Money market accounts	65,750	31.05	2.41%	56,305	27.87	2.50%	44,783	23.75	1.80%
Certificates of deposit and retirement accounts	65,013	30.72	3.13%	66,007	32.67	3.61%	64,203	34.05	2.68%
Non-interest-bearing deposits	31,505	14.89	0.00%	31,577	15.63	0.00%	28,008	14.85	0.00%
Total deposits	$211,662	100.0%	2.38%	$202,062	100.0%	2.25%	$188,573	100.0%	1.60%

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT I-13

Seneca Bancorp, Inc.

Un-insured CDs >$250,000 in balance by Maturity

At March 31, 2025
(In thousands)
Three months or less	$11,128
Over three months through six months	3,154
Over six months through twelve months	6,959
Over twelve months	15,013

Total	$36,254

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT II-1

Seneca Bancorp, Inc.

Description of Office Facilities

Location	Leased or Owned	Year Acquired	Net Book Value of Real Property
Main Office:
35 Oswego Street	Owned	1964	$2.1 million
Baldwinsville, New York 13027

Other Properties:
Liverpool Branch	Owned	2015	$574,000
7799 Oswego Road
Liverpool, New York 13089

North Syracuse Branch	Owned	1973	$397,000
201 North Main Street
North Syracuse, New York 13212

Bridgeport Branch	Owned	2019	$892,000
584 N.Y. Rt. 31
Bridgeport, NY 13030

Manlius Branch (1)	Owned	2025	$2.2 million
325 Fayette Street
Manlius, New York 13104

Clay Development Site	Owned	2024	$1.9 million
5332 Route 31
Clay, New York, 13041

(1)  Our new permanent Manlius, New York branch office opened on June 2, 2025, and was not included in premises and equipment as of March 31, 2025.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT II-2

Seneca Bancorp, Inc.

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.78%	4.69%	3.48%
	Quarter 2	8.25%	5.32%	5.40%	3.81%
	Quarter 3	8.50%	5.45%	5.45%	4.59%
	Quarter 4	8.50%	5.34%	4.78%	3.88%

2024:	Quarter 1	8.50%	5.35%	5.02%	4.20%
	Quarter 2	8.50%	5.36%	5.09%	4.36%
	Quarter 3	8.00%	4.62%	3.97%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%

2025:	Quarter 1	7.50%	4.32%	4.03%	4.23%
	As of May 16, 2025	7.50%	4.37%	4.13%	4.43%

(1)   End of period data.

Source:  S&P Capital IQ.

EXHIBIT II-3

Seneca Bancorp, Inc.

Market Area Demographic/Economic Information

Demographic Detail: US

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	331,449,281	337,643,652	345,735,705	1.87	2.40
0-14 Age Group (%)	18.15	17.34	16.49	(2.68)	(2.60)
15-34 Age Group (%)	26.86	26.52	25.76	0.58	(0.54)
35-54 Age Group (%)	25.06	25.24	25.36	2.61	2.90
55-69 Age Group (%)	18.61	18.13	17.60	(0.76)	(0.61)
70+ Age Group (%)	10.44	12.76	14.78	24.57	18.57
Median Age (actual)	38.9	39.7	40.9	2.06	3.02

Female Population (actual)	168,763,470	170,290,223	174,464,543	0.90	2.45
Male Population (actual)	162,685,811	167,353,429	171,271,162	2.87	2.34

Population Density (#/ sq miles)	93.81	95.57	97.86	1.87	2.40

Black (%)	12.40	12.50	12.67	2.69	3.81
Asian (%)	6.00	6.36	6.81	8.06	9.53
White (%)	61.63	59.62	57.33	(1.46)	(1.53)
Hispanic (%)	18.73	20.28	21.95	10.30	10.84
Pacific Islander (%)	0.21	0.22	0.23	7.25	8.30
American Indian/Alaska Native (%)	1.12	1.15	1.18	4.33	4.92
Multiple races (%)	10.21	11.16	12.15	11.27	11.53
Other (%)	8.42	8.99	9.62	8.73	9.61

Total Households (actual)	126,817,580	129,687,464	133,186,678	2.26	2.70
< $25K Households (%)	NA	15.11	13.88	NA	(5.68)
$25-49K Households (%)	NA	17.34	16.05	NA	(4.97)
$50-99K Households (%)	NA	28.22	27.06	NA	(1.52)
$100-$199K Households (%)	NA	26.36	27.41	NA	6.79
$200K+ Households (%)	NA	12.97	15.61	NA	23.57

Average Household Income ($)	NA	113,181	122,965	NA	8.64
Median Household Income ($)	NA	78,770	85,719	NA	8.82
Per Capita Income ($)	NA	44,561	48,539	NA	8.93

Total Owner Occupied Housing Units (actual)	80,051,358	82,172,710	84,503,374	2.65	2.84
Renter Occupied Housing Units (actual)	46,766,222	47,514,754	48,683,304	1.60	2.46
Vacant Occupied Housing Units (actual)	13,681,156	14,662,067	15,096,571	7.17	2.96

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: New York

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	20,201,249	19,390,203	19,307,004	(4.01)	(0.43)
0-14 Age Group (%)	16.73	16.39	15.81	(5.96)	(3.98)
15-34 Age Group (%)	27.84	26.17	25.05	(9.80)	(4.69)
35-54 Age Group (%)	25.17	25.08	25.39	(4.36)	0.78
55-69 Age Group (%)	18.77	18.95	18.30	(3.13)	(3.82)
70+ Age Group (%)	10.72	13.41	15.46	20.14	14.74
Median Age (actual)	39.3	40.7	41.9	3.56	2.95

Female Population (actual)	10,430,888	9,900,845	9,854,337	(5.08)	(0.47)
Male Population (actual)	9,770,361	9,489,358	9,452,667	(2.88)	(0.39)

Population Density (#/ sq miles)	428.69	411.48	409.71	(4.01)	(0.43)

Black (%)	14.78	14.54	14.53	(5.60)	(0.51)
Asian (%)	9.57	10.15	10.91	1.77	7.06
White (%)	55.16	53.86	51.83	(6.28)	(4.17)
Hispanic (%)	19.54	20.44	21.67	0.38	5.58
Pacific Islander (%)	0.05	0.06	0.06	2.12	8.02
American Indian/Alaska Native (%)	0.74	0.76	0.80	(1.03)	3.79
Multiple races (%)	8.75	9.39	10.11	3.04	7.23
Other (%)	10.94	11.24	11.76	(1.39)	4.12

Total Households (actual)	7,715,172	7,424,456	7,410,585	(3.77)	(0.19)
< $25K Households (%)	NA	16.97	16.16	NA	(4.97)
$25-49K Households (%)	NA	15.60	14.95	NA	(4.31)
$50-99K Households (%)	NA	25.42	24.62	NA	(3.34)
$100-$199K Households (%)	NA	26.10	26.52	NA	1.42
$200K+ Households (%)	NA	15.92	17.75	NA	11.34

Average Household Income ($)	NA	124,206	130,743	NA	5.26
Median Household Income ($)	NA	82,657	87,298	NA	5.61
Per Capita Income ($)	NA	49,128	51,865	NA	5.57

Total Owner Occupied Housing Units (actual)	3,954,978	3,851,295	3,849,430	(2.62)	(0.05)
Renter Occupied Housing Units (actual)	3,760,194	3,573,161	3,561,155	(4.97)	(0.34)
Vacant Occupied Housing Units (actual)	772,894	944,120	987,797	22.15	4.63

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Syracuse, NY

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	662,057	650,711	649,450	(1.71)	(0.19)
0-14 Age Group (%)	16.98	16.37	15.70	(5.24)	(4.25)
15-34 Age Group (%)	27.43	26.47	25.97	(5.15)	(2.05)
35-54 Age Group (%)	23.13	23.34	23.60	(0.82)	0.92
55-69 Age Group (%)	20.29	19.87	18.40	(3.73)	(7.58)
70+ Age Group (%)	11.37	13.95	16.32	20.65	16.75
Median Age (actual)	40.0	40.8	41.7	2.00	2.21

Female Population (actual)	340,182	331,399	331,008	(2.58)	(0.12)
Male Population (actual)	321,875	319,312	318,442	(0.80)	(0.27)

Population Density (#/ sq miles)	277.60	272.85	272.32	(1.71)	(0.19)

Black (%)	9.01	9.49	10.00	3.52	5.20
Asian (%)	3.29	3.30	3.31	(1.51)	0.14
White (%)	78.85	77.31	75.68	(3.63)	(2.30)
Hispanic (%)	4.81	5.67	6.58	15.87	15.77
Pacific Islander (%)	0.03	0.03	0.04	14.44	14.08
American Indian/Alaska Native (%)	0.66	0.68	0.70	1.50	3.20
Multiple races (%)	6.45	7.24	8.07	10.39	11.32
Other (%)	1.73	1.96	2.20	11.39	12.18

Total Households (actual)	268,611	266,125	267,094	(0.93)	0.36
< $25K Households (%)	NA	17.28	16.17	NA	(6.13)
$25-49K Households (%)	NA	18.78	17.87	NA	(4.46)
$50-99K Households (%)	NA	29.55	28.35	NA	(3.70)
$100-$199K Households (%)	NA	25.19	26.31	NA	4.84
$200K+ Households (%)	NA	9.21	11.30	NA	23.20

Average Household Income ($)	NA	97,213	104,926	NA	7.93
Median Household Income ($)	NA	70,981	75,897	NA	6.93
Per Capita Income ($)	NA	41,676	45,271	NA	8.63

Total Owner Occupied Housing Units (actual)	174,623	172,837	173,291	(1.02)	0.26
Renter Occupied Housing Units (actual)	93,988	93,288	93,803	(0.74)	0.55
Vacant Occupied Housing Units (actual)	27,753	30,109	32,017	8.49	6.34

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Onondaga, NY

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	476,516	465,521	462,276	(2.31)	(0.70)
0-14 Age Group (%)	17.05	16.70	16.06	(4.33)	(4.50)
15-34 Age Group (%)	27.83	26.38	25.74	(7.37)	(3.14)
35-54 Age Group (%)	23.06	23.63	24.12	0.09	1.38
55-69 Age Group (%)	19.77	19.28	17.77	(4.70)	(8.48)
70+ Age Group (%)	11.46	14.01	16.31	19.43	15.64
Median Age (actual)	39.5	40.5	41.4	2.53	2.22

Female Population (actual)	246,619	239,221	237,671	(3.00)	(0.65)
Male Population (actual)	229,897	226,300	224,605	(1.56)	(0.75)

Population Density (#/ sq miles)	612.18	598.05	593.89	(2.31)	(0.70)

Black (%)	11.95	12.60	13.29	3.02	4.70
Asian (%)	4.25	4.28	4.31	(1.65)	0.00
White (%)	74.13	72.31	70.40	(4.70)	(3.32)
Hispanic (%)	5.58	6.52	7.51	14.20	14.41
Pacific Islander (%)	0.03	0.03	0.04	14.49	15.19
American Indian/Alaska Native (%)	0.71	0.73	0.75	0.54	2.28
Multiple races (%)	6.86	7.69	8.57	9.55	10.62
Other (%)	2.08	2.36	2.65	10.69	11.56

Total Households (actual)	195,566	192,510	192,123	(1.56)	(0.20)
< $25K Households (%)	NA	17.28	16.14	NA	(6.79)
$25-49K Households (%)	NA	17.74	16.75	NA	(5.80)
$50-99K Households (%)	NA	29.27	27.93	NA	(4.77)
$100-$199K Households (%)	NA	25.42	26.58	NA	4.34
$200K+ Households (%)	NA	10.29	12.61	NA	22.28

Average Household Income ($)	NA	101,103	109,559	NA	8.36
Median Household Income ($)	NA	72,954	78,907	NA	8.16
Per Capita Income ($)	NA	43,670	47,604	NA	9.01

Total Owner Occupied Housing Units (actual)	121,679	119,507	119,014	(1.79)	(0.41)
Renter Occupied Housing Units (actual)	73,887	73,003	73,109	(1.20)	0.15
Vacant Occupied Housing Units (actual)	15,777	17,926	19,950	13.62	11.29

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Madison, NY

	Base 2020	Current 2025	Projected 2030	% Change 2020-2025	% Change 2025-2030
Total Population (actual)	68,016	66,698	66,511	(1.94)	(0.28)
0-14 Age Group (%)	15.79	14.55	13.87	(9.64)	(4.99)
15-34 Age Group (%)	26.76	26.64	26.84	(2.37)	0.48
35-54 Age Group (%)	22.72	21.92	21.29	(5.40)	(3.15)
55-69 Age Group (%)	22.08	21.98	20.57	(2.40)	(6.69)
70+ Age Group (%)	11.93	14.91	17.44	22.57	16.62
Median Age (actual)	42.0	43.0	43.8	2.38	1.86

Female Population (actual)	34,617	33,499	33,440	(3.23)	(0.18)
Male Population (actual)	33,399	33,199	33,071	(0.60)	(0.39)

Population Density (#/ sq miles)	103.87	101.85	101.57	(1.94)	(0.28)

Black (%)	1.65	1.69	1.74	0.89	2.65
Asian (%)	1.00	0.90	0.80	(11.49)	(11.48)
White (%)	90.43	89.54	88.60	(2.90)	(1.32)
Hispanic (%)	2.46	2.84	3.23	13.15	13.47
Pacific Islander (%)	0.02	0.01	0.01	(18.18)	(22.22)
American Indian/Alaska Native (%)	0.69	0.71	0.74	1.72	3.59
Multiple races (%)	5.47	6.31	7.20	13.20	13.71
Other (%)	0.76	0.83	0.91	7.16	9.03

Total Households (actual)	26,626	26,531	26,631	(0.36)	0.38
< $25K Households (%)	NA	14.92	13.38	NA	(10.03)
$25-49K Households (%)	NA	17.73	16.42	NA	(7.02)
$50-99K Households (%)	NA	30.48	29.17	NA	(3.93)
$100-$199K Households (%)	NA	27.57	28.92	NA	5.32
$200K+ Households (%)	NA	9.30	12.11	NA	30.63

Average Household Income ($)	NA	100,531	110,981	NA	10.39
Median Household Income ($)	NA	74,508	82,782	NA	11.10
Per Capita Income ($)	NA	42,987	47,832	NA	11.27

Total Owner Occupied Housing Units (actual)	19,662	19,608	19,692	(0.27)	0.43
Renter Occupied Housing Units (actual)	6,964	6,923	6,939	(0.59)	0.23
Vacant Occupied Housing Units (actual)	3,925	4,059	3,988	3.41	(1.75)

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

EXHIBIT III-1

Seneca Bancorp, Inc.

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

General Characteristics of Publicly Traded Thrifts

As of March 31, 2025 or the Most Recent Date Available

											As of
											May 16, 2025
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$912		3	Dec	4/27/17	$18.52	$118
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$23,981		1	Jun	3/14/05	$72.41	$4,082
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,092		21	Dec	7/15/21	$10.04	$199
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,230		4	Dec	1/8/96	$6.30	$58
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$922		14	Dec	1/12/05	$15.80	$167
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,718		47	Sep	3/31/99	$5.87	$763
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$728	(1)	7	Mar	10/24/94	$1.37	$7
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$272		6	Dec	10/12/21	$11.74	$49
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$484	(1)	9	Mar	10/19/23	$14.81	$63
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,452		3	Dec	7/27/22	$16.20	$147
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,238		19	Dec	10/22/24	$11.55	$212
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$531		7	Dec	7/31/24	$12.61	$70
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,171		15	Dec	1/29/15	$9.56	$83
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$593		5	Dec	7/16/19	$11.11	$49
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$97,628		400	Dec	11/23/93	$12.62	$5,238
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,066		38	Dec	7/9/12	$40.32	$306
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,523		10	Dec	12/13/88	$266.62	$582
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$620		11	Jun	1/18/05	$13.00	$40
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879		8	Jun	7/7/11	$24.23	$78
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,733		43	Jun	2/23/05	$6.33	$396
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$1,022		7	Sep	1/23/06	$15.10	$98
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,933		12	Dec	7/5/06	$23.50	$299
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,710		37	Dec	11/7/07	$11.82	$504
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$283		3	Dec	1/18/22	$11.66	$57
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$467		6	Dec	7/14/21	$15.76	$37
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,090		14	Dec	9/29/17	$13.77	$313
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,554		7	Dec	7/15/15	$11.26	$189
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,260		14	Jun	6/27/96	$15.55	$103
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,225		144	Dec	1/15/03	$17.50	$2,287
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,513		17	Mar	10/26/93	$6.10	$128
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,074		14	Jun	9/19/23	$13.18	$121
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$442		7	Dec	7/14/21	$15.70	$45
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,933		23	Sep	1/12/98	$31.49	$249
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$6,268		63	Dec	11/6/14	$61.34	$1,449
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,339		136	Dec	NA	$32.24	$613
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,175		16	Dec	10/4/05	$12.75	$243
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,709		27	Dec	12/27/01	$9.43	$193
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,549		94	Dec	11/26/86	$55.00	$3,123
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$930		10	Dec	1/15/20	$6.97	$88
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,608		70	Dec	4/19/18	$15.20	$1,595
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$3,008		21	Jun	12/30/98	$23.31	$397
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$381		7	Jun	3/2/05	$2.50	$20
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$689		11	Dec	4/3/06	$15.10	$86
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,069		22	Dec	7/17/19	$11.82	$297
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,256		17	Dec	1/16/19	$10.95	$118
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,112		37	Sep	4/20/07	$13.43	$3,744
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$366		4	Jun	1/12/22	$7.81	$49
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$2,168		21	Sep	4/3/07	$19.17	$195
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,700		33	Dec	6/29/16	$11.70	$473

Source:  SNL Financial, LC.

EXHIBIT III-2

Seneca Bancorp, Inc.

MidAtlantic and New England Regions Publicly Traded Thrifts

Exhibit III-2

MidAtlantic/New England Regions Publicly Traded Thrifts

Seneca Bancorp, Inc.

As of May 16, 2025

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
MidAtlantic/New England Regions Publicly Traded Thrifts
Averages				$29.40	$765.05	$1.07	$28.19	16.39		85.59%	9.79%	93.38%	15.39		$0.43	1.80%	41.82%	$9,702	12.41%	11.24%	0.65%	0.36%	1.69%	0.39%	1.94%
Medians				$13.77	$198.83	$0.56	$18.43	15.66		85.53%	9.57%	86.13%	13.50		$0.20	0.95%	37.28%	$2,092	11.18%	10.84%	0.26%	0.43%	4.03%	0.37%	2.86%

MidAtlantic/New England Regions Publicly Traded Thrifts
BLFY	Blue Foundry Bancorp		NJ	$10.04	$198.83	$(0.56)	$14.82	NM		67.76%	9.50%	67.80%	NM		$0.00	0.00%	NA	$2,092	15.61%	15.61%	0.27%	-0.57%	-3.46%	-0.57%	-3.46%
BVFL	BV Financial, Inc.		MD	$15.80	$167.39	$1.07	$18.70	14.91	x	84.51%	18.16%	91.53%	14.72	x	$0.13	0.83%	NA	$922	21.48%	20.17%	0.54%	1.25%	5.56%	1.27%	5.63%
CARV	Carver Bancorp, Inc.	(7)	NY	$1.37	$7.21	$(1.91)	$2.00	NM		68.45%	0.99%	68.45%	NM		$0.00	0.00%	NA	$728	4.44%	4.44%	3.14%	-1.33%	-24.43%	-1.33%	-24.43%
ECBK	ECB Bancorp, Inc.		MA	$16.20	$146.61	$0.56	$18.63	28.93	x	86.97%	10.10%	86.97%	28.93	x	$0.00	0.00%	NA	$1,452	11.61%	11.61%	0.00%	0.34%	2.78%	0.34%	2.78%
FSEA	First Seacoast Bancorp, Inc.		NH	$11.11	$49.24	$(0.44)	$12.94	NM		85.84%	8.31%	86.13%	NM		$0.00	0.00%	NA	$593	10.33%	10.30%	0.00%	0.01%	0.06%	-0.33%	-3.04%
FLG	Flagstar Financial, Inc.		NY	$12.62	$5,238.31	$(2.31)	$18.43	NM		68.47%	5.37%	72.84%	NM		$0.04	0.32%	NA	$97,628	8.35%	7.92%	3.37%	-0.80%	-10.31%	-0.70%	-8.99%
HIFS	Hingham Institution for Savings		MA	$266.62	$581.56	$7.30	$200.69	20.60	x	132.85%	12.86%	132.85%	NM		$2.52	0.95%	19.47%	$4,523	9.67%	9.67%	0.04%	0.65%	6.64%	0.37%	3.75%
KRNY	Kearny Financial Corp.		NJ	$6.33	$396.09	$0.10	$11.58	NM		54.64%	5.12%	64.93%	NM		$0.44	6.95%	NA	$7,733	9.67%	0.00%	0.49%	-0.92%	-9.45%	0.08%	0.83%
MGYR	Magyar Bancorp, Inc.		NJ	$15.10	$97.84	$1.47	$17.65	10.41	x	85.53%	9.57%	85.83%	10.29	x	$0.24	1.59%	17.93%	$1,022	11.18%	11.15%	0.26%	0.93%	8.18%	0.94%	8.28%
NECB	Northeast Community Bancorp, Inc.		NY	$23.50	$274.76	$3.43	$23.33	6.81	x	100.71%	14.21%	100.71%	6.84	x	$0.80	3.40%	21.74%	$1,933	16.92%	16.92%	0.26%	2.37%	14.85%	2.35%	14.78%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)		NJ	$11.82	$503.84	$0.00	$16.66	15.55	x	70.93%	8.82%	75.28%	0.00	x	$0.52	4.40%	68.42%	$5,710	12.45%	11.82%	0.23%	0.55%	4.52%	0.00%	0.00%
PBBK	PB Bankshares, Inc.		PA	$15.76	$37.42	$0.66	$19.40	18.99	x	81.23%	8.01%	81.23%	23.91	x	$0.00	0.00%	NA	$467	10.60%	10.60%	0.23%	0.43%	4.03%	0.34%	3.19%
PDLB	Ponce Financial Group, Inc.		NY	$13.77	$312.80	$0.60	$12.05	22.57	x	114.24%	10.12%	114.24%	22.77	x	$0.00	0.00%	NA	$3,090	16.63%	16.63%	0.00%	0.48%	2.88%	0.48%	2.86%
PVBC	Provident Bancorp, Inc.		MA	$11.26	$189.28	$0.26	$13.16	NM		85.59%	12.18%	85.59%	NM		$0.00	0.00%	NA	$1,554	15.06%	15.06%	2.02%	0.29%	1.95%	0.29%	1.95%
PFS	Provident Financial Services, Inc.		NJ	$17.50	$2,286.55	$1.67	$20.35	15.77	x	86.00%	9.44%	123.66%	10.48	x	$0.96	5.49%	86.49%	$24,225	10.98%	7.90%	0.44%	0.65%	5.87%	0.84%	7.66%
SRBK	SR Bancorp, Inc.		NJ	$13.18	$121.05	$0.56	$21.24	NM		62.06%	11.27%	72.04%	23.65	x	$0.20	1.52%	NA	$1,074	18.16%	16.05%	0.00%	-0.01%	-0.06%	0.46%	2.49%
TRST	TrustCo Bank Corp NY		NY	$32.24	$613.20	$2.62	$36.16	12.03	x	89.15%	9.67%	89.22%	12.29	x	$1.44	4.47%	53.73%	$6,339	10.85%	10.84%	0.33%	0.83%	7.66%	0.81%	7.49%
WNEB	Western New England Bancorp, Inc.		MA	$9.43	$191.18	$0.49	$11.44	17.79	x	82.42%	7.06%	87.52%	19.05	x	$0.28	2.97%	52.83%	$2,709	8.77%	8.30%	0.22%	0.42%	4.65%	0.39%	4.34%
WSFS	WSFS Financial Corporation		DE	$55.00	$3,122.73	$4.66	$46.31	12.36	x	118.77%	15.20%	187.46%	11.80	x	$0.68	1.24%	13.93%	$20,549	12.95%	8.60%	0.57%	1.26%	10.28%	1.32%	10.73%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is March 31, 2025, footnote reflects data as of December 31, 2024, or most recent date

Source: S&P Capital IQ and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-3

Seneca Bancorp, Inc.

Midwest, Southeast, Southwest Regions Publicly Traded Thrifts

Exhibit III-3

Midwest, Southeast, Southwest Regions Publicly Traded Thrifts

Seneca Bancorp, Inc.

As of May 16, 2025

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Midwest, Southeast, Southwest Regions Publicly Traded Thrifts
Averages				$17.82	$270.22	$0.54	$19.37	12.78		85.08%	15.19%	86.86%	12.44		$0.17	1.43%	46.81%	$1,985	17.36%	14.15%	0.40%	0.38%	3.10%	0.44%	3.55%
Medians				$12.88	$96.14	$0.60	$18.43	13.59		75.58%	12.93%	77.43%	13.59		$0.00	0.00%	39.22%	$749	14.98%	11.13%	0.25%	0.49%	4.42%	0.53%	4.71%

Midwest, Southeast, Southwest Regions Publicly Traded Thrifts
AFBI	Affinity Bancshares, Inc.		GA	$18.52	$117.61	$1.12	$19.25	20.58	x	96.18%	12.89%	112.93%	16.53	x	$0.00	0.00%	166.67%	$912	13.40%	11.65%	0.49%	0.67%	4.65%	0.84%	5.78%
CFFN	Capitol Federal Financial, Inc.		KS	$5.87	$762.11	$0.40	$7.81	14.68	x	75.16%	7.84%	75.87%	14.53	x	$0.34	5.79%	85.00%	$9,718	10.67%	10.58%	0.11%	0.55%	5.10%	0.55%	5.15%
CLST	Catalyst Bancorp, Inc.		LA	$11.74	$49.39	$0.47	$19.16	20.96	x	61.26%	18.18%	61.26%	25.14	x	$0.00	0.00%	NA	$272	29.67%	29.67%	0.60%	0.79%	2.70%	0.66%	2.26%
CPBI	Central Plains Bancshares, Inc.	(7)	NE	$14.81	$62.83	$0.00	$19.48	0.00	x	76.01%	12.97%	0.00%	0.00	x	$0.00	0.00%	0.00%	$484	16.78%	0.00%	0.00%	0.79%	5.72%	0.79%	5.72%
FBLA	FB Bancorp, Inc.		LA	$11.55	$211.53	$0.00	$16.71	0.00	x	69.14%	17.09%	69.14%	0.00	x	$0.00	0.00%	0.00%	$1,238	26.77%	26.77%	1.30%	-0.39%	-2.01%	-0.03%	-0.14%
FDSB	Fifth District Bancorp, Inc.		LA	$12.61	$70.10	$0.00	$22.89	0.00	x	55.09%	13.20%	55.09%	0.00	x	$0.00	0.00%	0.00%	$531	23.96%	23.96%	0.15%	0.03%	0.12%	0.22%	1.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$13.00	$39.37	$1.17	$17.55	11.93	x	74.09%	6.35%	79.90%	11.14	x	$0.52	4.00%	47.71%	$620	8.83%	8.24%	0.48%	0.54%	6.35%	0.57%	6.80%
IROQ	IF Bancorp, Inc.		IL	$24.23	$78.18	$1.04	$23.55	23.75	x	102.87%	8.89%	102.87%	23.35	x	$0.40	1.65%	39.22%	$879	8.98%	8.98%	0.01%	0.37%	4.33%	0.38%	4.40%
NSTS	NSTS Bancorp, Inc.		IL	$11.66	$114.11	$(0.19)	$14.76	NM		78.99%	40.36%	78.99%	NM		$0.00	0.00%	NA	$283	27.40%	27.40%	0.09%	-0.32%	-1.13%	-0.34%	-1.20%
TCBS	Texas Community Bancshares, Inc.		TX	$15.70	$44.87	$0.74	$17.26	23.43	x	90.97%	10.15%	91.14%	21.09	x	$0.16	1.02%	23.88%	$442	11.93%	11.91%	0.00%	0.45%	4.52%	0.50%	5.02%
TFIN	Triumph Financial, Inc.		TX	$61.34	$1,449.38	$0.74	$36.25	NM		169.22%	23.12%	242.25%	NM		$0.00	0.00%	NA	$6,268	14.26%	10.61%	1.17%	0.20%	1.34%	0.36%	2.35%
WSBF	Waterstone Financial, Inc.		WI	$12.75	$243.21	$1.01	$17.70	12.50	x	72.02%	11.18%	72.86%	12.64	x	$0.60	4.71%	58.82%	$2,175	15.69%	0.00%	0.35%	0.84%	5.50%	0.83%	5.44%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is March 31, 2025, footnote reflects data as of December 31, 2024, or most recent date

Source: S&P Capital IQ and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-4

Seneca Bancorp, Inc.

Peer Group Summary Demographic and Deposit Market Share Data

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2020-2025	2025-2030	2025	% State	Market
Institution	County	2020	2025	2030	% Change	% Change	Amount	Average	Share(1)
Affinity Bancshares, Inc.	Newton, GA	112,483	123,931	133,477	2.0%	1.5%	33,109	80.4%	19.83%
BV Financial, Inc.	Baltimore, MD	854,535	842,688	841,188	-0.3%	0.0%	48,541	90.2%	0.83%
Central Plains Bancshares, Inc.	Hall, NE	62,895	62,291	62,769	-0.2%	0.2%	34,848	83.2%	10.35%
ECB Bancorp, Inc.	Middlesex, MA	1,632,002	1,631,199	1,652,144	0.0%	0.3%	70,709	121.7%	0.89%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	237,848	222,206	212,000	-1.4%	-0.9%	31,411	90.7%	7.17%
IF Bancorp, Inc.	Iroquois, IL	27,077	25,701	24,769	-1.0%	-0.7%	38,150	83.4%	21.47%
Magyar Bancorp, Inc.	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.52%
PB Bankshares, Inc.	Chester, PA	534,413	557,019	580,140	0.8%	0.8%	65,968	149.0%	1.41%
Provident Bancorp, Inc.	Essex, MA	809,829	814,204	827,541	0.1%	0.3%	53,581	92.2%	2.35%
Texas Community Bancshares, Inc.	Wood, TX	44,843	50,165	55,131	2.3%	1.9%	38,162	94.0%	19.94%

	Averages:	517,909	519,638	526,920	0.2%	0.4%	46,665	98.1%	8.58%
	Medians:	386,131	389,613	396,070	0.0%	0.3%	43,352	91.5%	4.76%

Seneca Financial Corp.	Onondaga, NY	476,516	465,521	462,276	-0.5%	-0.1%	43,670	88.9%	1.52%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources:  S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Seneca Bancorp, Inc.

Thrift Stock Prices: As of May 16, 2025

RP® Financial, LC.

 Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of May 16, 2025

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Financial Institutions, Fully Converted, Not Under Acquisition (38)
	Average	25.11	31,887	599.2	29.89	17.72	25.11	1.33	20.61	0.01	1.17	1.08	24.78	22.01	221.10
	Median	13.48	9,208	178.3	14.87	10.57	13.48	1.23	20.66	0.82	0.59	0.58	18.53	16.97	140.97

Financial Institutions, Fully Converted, Not Under Acquisition (38)
AFBI	Affinity Bancshares, Inc.	18.52	6,351	117.6	22.50	16.87	18.52	0.38	8.94	5.83	0.90	1.12	19.25	16.40	143.69
AX	Axos Financial, Inc.	72.41	56,373	4,082.0	88.46	44.10	72.41	5.26	18.43	3.66	7.34	7.52	45.79	43.40	425.40
BLFY	Blue Foundry Bancorp	10.04	19,804	198.8	11.48	8.30	10.04	0.50	7.04	2.34	-0.56	-0.56	14.82	14.81	105.65
BYFC	Broadway Financial Corporation	6.30	9,231	38.6	9.46	4.51	6.30	-3.82	39.38	-8.03	-0.08	0.00	14.73	11.75	133.25
BVFL	BV Financial, Inc.	15.80	10,594	167.4	18.19	10.47	15.80	0.25	50.91	-8.25	1.06	1.07	18.70	17.26	87.02
CFFN	Capitol Federal Financial, Inc.	5.87	130,031	762.1	7.20	4.90	5.87	4.26	13.10	-0.68	0.40	0.40	7.81	7.74	74.74
CARV	Carver Bancorp, Inc.	1.37	5,262	7.2	2.39	1.30	1.37	-2.41	-27.13	-25.54	-1.91	-1.91	2.00	2.00	138.26
CLST	Catalyst Bancorp, Inc.	11.74	4,207	49.4	12.10	10.67	11.74	-0.09	0.60	-0.25	0.56	0.47	19.16	19.16	64.58
CPBI	Central Plains Bancshares, Inc.	14.81	4,242	62.8	15.50	9.96	14.81	-0.13	48.40	-1.00	0.00	0.00	19.48	0.00	114.16
ECBK	ECB Bancorp, Inc.	16.20	9,050	146.6	16.99	11.95	16.20	1.69	28.72	9.16	0.56	0.56	18.63	18.63	160.47
FBLA	FB Bancorp, Inc.	11.55	18,314	211.5	12.74	9.81	11.55	3.59	-2.61	-3.10	0.00	0.00	16.71	16.71	67.59
FDSB	Fifth District Bancorp, Inc.	12.61	5,559	70.1	14.50	9.85	12.61	0.44	23.02	-0.08	0.00	0.00	22.89	22.89	95.53
FNWB	First Northwest Bancorp	9.56	8,732	83.5	12.10	8.91	9.56	-3.04	-15.02	-6.27	-1.83	-2.43	15.52	15.40	248.69
FSEA	First Seacoast Bancorp, Inc.	11.11	4,432	49.2	11.69	8.60	11.11	1.00	21.82	10.66	-0.03	-0.44	12.94	12.90	133.71
FLG	Flagstar Financial, Inc.	12.62	415,080	5,238.3	13.35	8.56	12.62	5.17	14.62	35.26	-2.66	-2.31	18.43	17.33	235.20
FSBW	FS Bancorp, Inc.	40.32	7,594	306.2	49.15	31.46	40.32	1.26	20.86	-1.80	4.35	4.69	38.60	36.47	403.73
HIFS	Hingham Institution for Savings	266.62	2,181	581.6	300.00	164.00	266.62	2.94	42.95	4.91	12.94	7.30	200.69	200.69	2073.78
HFBL	Home Federal Bancorp, Inc. of Louisiana	13.00	3,041	39.4	14.25	10.84	13.00	-4.55	17.01	3.59	1.09	1.17	17.55	16.27	203.78
IROQ	IF Bancorp, Inc.	24.23	3,226	78.2	25.76	14.85	24.23	1.13	45.28	3.99	1.02	1.04	23.55	23.55	272.48
KRNY	Kearny Financial Corp.	6.33	62,573	396.1	8.59	5.31	6.33	-0.31	5.06	-10.59	-1.14	0.10	11.58	0.00	123.59
MGYR	Magyar Bancorp, Inc.	15.10	6,480	97.8	15.24	10.66	15.10	2.72	36.65	3.42	1.45	1.47	17.65	17.59	157.70
NECB	Northeast Community Bancorp, Inc.	23.50	12,728	274.8	31.72	16.63	23.50	1.21	34.67	-3.92	3.45	3.43	23.33	23.33	151.90
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	11.82	42,626	503.8	14.39	6.98	11.82	4.88	23.13	1.72	0.76	0.00	16.66	15.70	133.96
NSTS	NSTS Bancorp, Inc.	11.66	4,888	114.1	13.32	9.37	11.66	-1.02	20.45	-1.19	-0.18	-0.19	14.76	14.76	57.84
PBBK	PB Bankshares, Inc.	15.76	2,375	37.4	17.75	12.70	15.76	0.90	23.13	3.14	0.83	0.66	19.40	19.40	196.71
PDLB	Ponce Financial Group, Inc.	13.77	22,716	312.8	14.05	8.63	13.77	1.62	57.91	5.92	0.61	0.60	12.05	12.05	136.02
PVBC	Provident Bancorp, Inc.	11.26	16,810	189.3	12.96	9.09	11.26	2.27	19.79	-1.23	0.26	0.26	13.16	13.16	92.44
PROV	Provident Financial Holdings, Inc.	15.55	6,654	103.0	16.70	12.01	15.55	3.32	23.90	-2.26	0.97	0.92	19.37	19.37	189.39
PFS	Provident Financial Services, Inc.	17.50	130,660	2,286.5	22.24	13.07	17.50	2.28	8.63	-7.26	1.11	1.67	20.35	14.15	185.40
RVSB	Riverview Bancorp, Inc.	6.10	20,976	128.0	6.59	3.30	6.10	-0.81	49.51	6.27	0.23	0.21	7.63	6.33	72.14
SRBK	SR Bancorp, Inc.	13.18	9,185	121.1	13.65	8.94	13.18	1.00	43.89	10.66	0.00	0.56	21.24	18.29	116.92
TCBS	Texas Community Bancshares, Inc.	15.70	2,858	44.9	17.50	13.51	15.70	2.15	13.85	2.95	0.67	0.74	17.26	17.23	154.74
TSBK	Timberland Bancorp, Inc.	31.49	7,901	248.8	33.98	24.26	31.49	2.77	21.58	3.21	3.24	3.26	31.95	29.99	244.61
TFIN	Triumph Financial, Inc.	61.34	23,629	1,449.4	110.58	42.90	61.34	6.79	-19.82	-32.50	0.37	0.74	36.25	25.32	265.29
TRST	TrustCo Bank Corp NY	32.24	19,020	613.2	38.89	26.14	32.24	2.81	9.14	-3.21	2.68	2.62	36.16	36.13	333.26
WSBF	Waterstone Financial, Inc.	12.75	19,076	243.2	16.86	11.61	12.75	2.99	-0.70	-5.13	1.02	1.01	17.70	0.00	114.04
WNEB	Western New England Bancorp, Inc.	9.43	20,491	191.2	10.08	6.10	9.43	-1.87	37.66	2.50	0.53	0.49	11.44	10.78	132.22
WSFS	WSFS Financial Corporation	55.00	56,777	3,122.7	62.75	42.21	55.00	3.09	18.33	3.52	4.45	4.66	46.31	29.34	361.92

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	6.97	12,626	88.0	8.66	6.40	6.97	-0.43	2.50	-7.07	-0.07	-0.11	10.63	10.62	73.67
CFSB	CFSB Bancorp, Inc.	7.81	6,249	48.8	8.28	6.34	7.81	-0.51	18.15	15.53	0.00	0.00	11.56	11.56	58.60
CLBK	Columbia Financial, Inc.	15.20	104,931	1,594.9	19.28	12.64	15.20	-0.39	-5.35	-3.86	-0.02	0.26	10.49	9.35	101.09
GCBC	Greene County Bancorp, Inc.	23.31	17,027	396.9	37.25	20.00	23.31	3.92	-28.06	-15.91	1.68	1.68	13.45	13.45	176.66
KFFB	Kentucky First Federal Bancorp	2.50	8,087	20.2	3.65	1.96	2.50	2.88	-27.75	-16.22	-0.13	-0.04	5.95	5.95	47.08
LSBK	Lake Shore Bancorp, Inc.	15.10	5,665	85.5	16.95	11.80	15.10	1.96	22.47	9.88	0.88	0.87	15.74	15.74	121.62
PBFS	Pioneer Bancorp, Inc.	11.82	25,153	297.3	12.20	9.02	11.82	1.63	28.62	2.60	0.77	0.80	12.02	11.50	82.26
RBKB	Rhinebeck Bancorp, Inc.	10.95	10,789	118.1	11.53	7.30	10.95	-1.97	45.61	13.24	-0.70	0.46	11.35	11.14	116.40
TFSL	TFS Financial Corporation	13.43	278,779	3,744.0	15.00	11.29	13.43	0.90	0.37	6.93	0.28	0.28	6.75	6.72	61.38

Merger Target
ESSA	ESSA Bancorp, Inc.	19.17	10,155	193.6	22.22	15.82	19.17	1.64	7.82	-1.69	1.55	1.64	23.29	21.93	213.46
HONE	HarborOne Bancorp, Inc.	11.70	40,411	472.8	14.00	8.89	11.70	1.74	6.95	-1.10	0.63	0.64	13.27	11.90	141.06

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Capital IQ and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of May 16, 2025

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Financial Institutions, Fully Converted, Not Under Acquisition (38)
	Average	13.91	12.18	0.42	2.85	0.45	3.05	0.52	221.57	14.67	86.13	11.22	91.88	13.68	0.35	1.69	43.07
	Median	11.77	10.61	0.47	4.42	0.43	3.47	0.26	190.30	14.91	81.83	10.38	85.71	12.47	0.15	0.98	34.78

Financial Institutions, Fully Converted, Not Under Acquisition (38)
AFBI	Affinity Bancshares, Inc.	13.40	11.65	0.67	4.65	0.84	5.78	0.49	190.30	20.58	96.18	12.89	112.93	16.53	0.00	0.00	166.67
AX	Axos Financial, Inc.	10.86	10.35	1.81	17.78	1.83	18.00	0.79	151.28	9.87	158.13	17.17	166.85	9.63	0.00	0.00	NM
BLFY	Blue Foundry Bancorp	15.61	15.61	-0.57	-3.46	-0.57	-3.46	0.27	229.81	NM	67.76	10.58	67.80	NM	0.00	0.00	NM
BYFC	Broadway Financial Corporation	23.27	21.51	0.12	0.59	0.14	0.67	0.07	NM	NM	42.77	5.39	53.63	0.00	0.00	0.00	NM
BVFL	BV Financial, Inc.	21.48	20.17	1.25	5.56	1.27	5.63	0.54	183.86	14.91	84.51	18.16	91.53	14.72	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.67	10.58	0.55	5.10	0.55	5.15	0.11	221.27	14.68	75.16	8.02	75.87	14.53	0.34	5.79	85.00
CARV	Carver Bancorp, Inc.	4.44	4.44	-1.33	-24.43	-1.33	-24.43	3.14	26.55	NM	68.45	1.02	68.45	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	29.67	29.67	0.79	2.70	0.66	2.26	0.60	160.88	20.96	61.26	18.17	61.26	25.14	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	16.78	0.00	0.79	5.72	0.79	5.72	0.00	156.69	0.00	76.01	12.76	0.00	0.00	0.00	0.00	0.00
ECBK	ECB Bancorp, Inc.	11.61	11.61	0.34	2.78	0.34	2.78	0.00	696.84	28.93	86.97	10.10	86.97	28.93	0.00	0.00	NM
FBLA	FB Bancorp, Inc.	26.77	26.77	-0.39	-2.01	-0.03	-0.14	1.30	40.10	0.00	69.14	18.51	69.14	0.00	0.00	0.00	0.00
FDSB	Fifth District Bancorp, Inc.	23.96	23.96	0.03	0.12	0.22	1.03	0.15	224.14	0.00	55.09	13.20	55.09	0.00	0.00	0.00	0.00
FNWB	First Northwest Bancorp	6.75	6.70	-0.73	-10.00	-0.97	-13.32	0.94	101.05	NM	61.61	4.16	62.07	NM	0.28	2.93	NM
FSEA	First Seacoast Bancorp, Inc.	10.33	10.30	0.01	0.06	-0.33	-3.04	0.00	NM	NM	85.84	8.87	86.13	NM	0.00	0.00	NM
FLG	Flagstar Financial, Inc.	8.35	7.92	-0.80	-10.31	-0.70	-8.99	3.37	35.61	NM	68.47	5.39	72.84	NM	0.04	0.32	NM
FSBW	FS Bancorp, Inc.	9.75	9.26	1.16	11.98	1.25	12.90	0.47	218.73	9.27	104.47	10.18	110.56	8.60	1.12	2.78	25.29
HIFS	Hingham Institution for Savings	9.67	9.67	0.65	6.64	0.37	3.75	0.04	NM	20.60	132.85	12.85	132.85	NM	2.52	0.95	19.47
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.83	8.24	0.54	6.35	0.57	6.80	0.48	220.57	11.93	74.09	6.54	79.90	11.14	0.52	4.00	47.71
IROQ	IF Bancorp, Inc.	8.98	8.98	0.37	4.33	0.38	4.40	0.01	NM	23.75	102.87	9.24	102.87	23.35	0.40	1.65	39.22
KRNY	Kearny Financial Corp.	9.67	0.00	-0.92	-9.45	0.08	0.83	0.49	117.97	NM	54.64	5.29	64.93	NM	0.44	6.95	NM
MGYR	Magyar Bancorp, Inc.	11.18	11.15	0.93	8.18	0.94	8.28	0.26	NM	10.41	85.53	9.57	85.83	10.29	0.24	1.59	17.93
NECB	Northeast Community Bancorp, Inc.	16.92	16.92	2.37	14.85	2.35	14.78	0.26	NM	6.81	100.71	17.05	100.71	6.84	0.80	3.40	21.74
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.45	11.82	0.55	4.52	0.00	0.00	0.23	261.21	15.55	70.93	8.83	75.28	0.00	0.52	4.40	68.42
NSTS	NSTS Bancorp, Inc.	27.40	27.40	-0.32	-1.13	-0.34	-1.20	0.09	439.54	NM	78.99	21.64	78.99	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	10.60	10.60	0.43	4.03	0.34	3.19	0.23	406.49	18.99	81.23	8.61	81.23	23.91	0.00	0.00	NM
PDLB	Ponce Financial Group, Inc.	16.63	16.63	0.48	2.88	0.48	2.86	0.00	83.22	22.57	114.24	11.52	114.24	22.77	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	15.06	15.06	0.29	1.95	0.29	1.95	2.02	67.35	NM	85.59	12.89	85.59	NM	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	10.23	10.23	0.53	5.03	0.50	4.73	0.11	471.47	16.03	80.28	8.21	80.28	16.98	0.56	3.60	57.73
PFS	Provident Financial Services, Inc.	10.98	7.90	0.65	5.87	0.84	7.66	0.44	193.06	15.77	86.00	9.44	123.66	10.48	0.96	5.38	86.49
RVSB	Riverview Bancorp, Inc.	10.57	8.93	0.32	3.09	0.29	2.82	0.00	0.00	26.52	79.96	8.46	96.38	29.12	0.08	1.31	34.78
SRBK	SR Bancorp, Inc.	18.16	16.05	-0.01	-0.06	0.46	2.49	0.00	NM	NM	62.06	11.27	72.04	23.65	0.20	1.52	NM
TCBS	Texas Community Bancshares, Inc.	11.93	11.91	0.45	4.52	0.50	5.02	0.00	161.87	23.43	90.97	10.85	91.14	21.09	0.16	1.02	23.88
TSBK	Timberland Bancorp, Inc.	13.07	12.36	1.35	10.58	1.36	10.65	0.13	753.12	9.72	98.56	12.88	105.00	9.66	1.04	3.30	30.86
TFIN	Triumph Financial, Inc.	14.26	10.61	0.20	1.34	0.36	2.35	1.17	49.82	NM	169.22	23.08	242.25	NM	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	10.85	10.84	0.83	7.66	0.81	7.49	0.33	269.75	12.03	89.15	9.67	89.22	12.29	1.44	4.47	53.73
WSBF	Waterstone Financial, Inc.	15.69	0.00	0.84	5.50	0.83	5.44	0.35	241.21	12.50	72.02	11.30	72.86	12.64	0.60	4.71	58.82
WNEB	Western New England Bancorp, Inc.	8.77	8.30	0.42	4.65	0.39	4.34	0.22	327.05	17.79	82.42	7.23	87.52	19.05	0.28	2.97	52.83
WSFS	WSFS Financial Corporation	12.95	8.60	1.26	10.28	1.32	10.73	0.57	167.91	12.36	118.77	15.43	187.46	11.80	0.68	1.24	13.93

Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	14.86	14.85	-0.10	-0.74	-0.15	-1.07	1.49	18.65	NM	65.58	9.75	65.65	NM	0.00	0.00	NM
CFSB	CFSB Bancorp, Inc.	20.68	20.68	0.00	-0.01	0.00	-0.01	0.00	NM	NM	67.55	13.97	67.55	NM	0.00	0.00	NM
CLBK	Columbia Financial, Inc.	10.37	9.35	-0.01	-0.15	0.25	2.51	0.25	249.57	NM	144.95	15.04	162.55	NM	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	7.61	7.61	1.01	13.37	1.01	13.37	0.10	724.65	13.88	173.28	13.19	173.28	13.88	0.36	1.54	21.43
KFFB	Kentucky First Federal Bancorp	12.65	12.65	-0.29	-2.22	-0.09	-0.67	0.88	65.03	NM	41.99	5.31	41.99	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	13.16	13.16	0.71	5.60	0.70	5.51	0.50	148.91	17.16	95.94	12.62	95.94	17.42	0.00	0.00	61.36
PBFS	Pioneer Bancorp, Inc.	15.02	14.46	0.98	6.41	1.02	6.68	0.52	213.28	15.35	98.35	14.77	102.81	14.74	0.00	0.00	NM
RBKB	Rhinebeck Bancorp, Inc.	10.03	9.86	-0.59	-6.20	0.39	4.13	0.28	239.35	NM	96.44	9.67	98.30	23.90	0.00	0.00	NM
TFSL	TFS Financial Corporation	11.08	11.03	0.48	4.23	0.48	4.23	0.22	190.61	NM	198.86	22.04	199.88	NM	1.13	8.41	403.57

Current Merger Target (9)
ESSA	ESSA Bancorp, Inc.	10.91	10.34	0.68	6.40	0.72	6.76	0.54	185.19	12.37	82.32	8.98	87.42	11.71	0.60	3.13	38.71
HONE	HarborOne Bancorp, Inc.	10.10	9.15	0.45	4.41	0.45	4.50	0.54	159.61	18.57	88.18	8.91	98.36	18.19	0.36	3.08	52.38

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source:  S&P Capital IQ and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT IV-2

Seneca Bancorp, Inc.

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673..6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5

2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0

2025:	Quarter 1	42001.8	5611.9	17299.3	198.4	112.6
As of May 16, 2025		42654.7	5958.4	19211.1	211.1	116.6

(1)   End of period data.

Sources:  S&P Capital IQ and The Wall Street Journal.

EXHIBIT IV-3

Seneca Bancorp, Inc.

Historical Thrift Stock Indices

Index Summary (Current Data)

Industry Banking

Geography United States and Canada

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
Banking Indexes
S&P United States BMI Banks	210.03	6/6/2025	3.87	1.88
KBW Nasdaq Bank Index	130.60	6/6/2025	2.64	2.06
KBW Nasdaq Regional Bank Index	113.84	6/6/2025	2.72	2.45
S&P 500 Bank	497.96	6/6/2025	8.59	1.76
NASDAQ Bank	4,209.23	6/6/2025	98.47	2.40
S&P 500 Commercial Banks	711.43	6/6/2025	12.27	1.76
S&P 500 Diversified Banks	947.33	6/6/2025	15.53	1.67
S&P 500 Regional Banks	100.03	6/6/2025	2.68	2.75
S&P 500 Thrifts & Mortgage Finance	4.56	11/2/2015	(0.01)	(0.31)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	32,027.79	6/6/2025	571.22	1.82
S&P U.S. SmallCap Banks	245.10	6/6/2025	5.81	2.43
S&P U.S. MidCap Banks	567.12	6/6/2025	15.02	2.72
S&P U.S. LargeCap Banks	609.41	6/6/2025	9.81	1.64
S&P United States Between USD1 Billion and USD5 Billion Banks	715.11	6/6/2025	16.65	2.38
S&P United States Over USD5 Billion Banks	625.42	6/6/2025	11.17	1.82
S&P United States Between USD250 Million and USD1 Billion Banks	1,504.61	6/6/2025	31.96	2.17
S&P United States Under USD250 Million Banks	1,287.78	6/6/2025	22.37	1.77
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,022.50	6/6/2025	16.67	1.66
S&P U.S. BMI Banks - Midwest Region	684.53	6/6/2025	17.18	2.57
S&P U.S. BMI Banks - New England Region	547.94	6/6/2025	13.55	2.53
S&P U.S. BMI Banks - Southeast Region	523.78	6/6/2025	9.23	1.79
S&P U.S. BMI Banks - Southwest Region	1,289.55	6/6/2025	32.62	2.60
S&P U.S. BMI Banks - Western Region	1,635.58	6/6/2025	33.12	2.07
Broad Market Indexes
DJIA	42,762.87	6/6/2025	443.13	1.05
S&P 500	6,000.36	6/6/2025	61.05	1.03
S&P 400 Mid Cap	3,051.10	6/6/2025	29.83	0.99
S&P 500 Financials	851.38	6/6/2025	10.23	1.22
MSCI US IMI Financials	3,015.69	6/6/2025	40.28	1.35
NASDAQ	19,529.95	6/6/2025	231.50	1.20
NASDAQ Finl	6,807.15	6/6/2025	114.34	1.71
NYSE	20,045.36	6/6/2025	162.08	0.82
Russell 1000	3,286.92	6/6/2025	33.17	1.02
Russell 2000	2,132.25	6/6/2025	34.89	1.66
Russell 3000	3,415.38	6/6/2025	35.40	1.05
S&P TSX Composite	26,429.13	6/6/2025	86.84	0.33
MSCI AC World (USD)	891.96	6/6/2025	5.13	0.58
MSCI World	3,914.72	6/6/2025	25.05	0.64
Bermuda Royal Gazette/BSX	2,778.39	6/6/2025	0.00	0.00
OTHER Indexes
S&P 600 Small Cap	1,311.76	6/6/2025	16.13	1.24

Exhibit IV-4

New York Bank and Thrift Acquisitions 1/1/2020 to 5/16/2025

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
09/24/2024	Pending	ESL FCU	NY	Substantially All of the assets and liabilities of Generations Bank	NY	400,972	8.33	8.19	-0.66	-7.78	0.78	101.18	26.2	NA	78.44	79.92	NA	6.53	-3.26
09/09/2024	Pending	NBT Bancorp Inc.	NY	Evans Bancorp, Inc.	NY	2,257,367	7.87	7.79	0.88	11.40	1.31	99.24	236.2	42.115	131.00	132.38	12.17	10.46	3.71
09/05/2024	Pending	ConnectOne Bancorp Inc.	NJ	The First of Long Island Corporation	NY	4,209,324	8.94	8.93	0.52	5.97	0.06	NM	280.8	12.404	74.25	74.29	12.66	6.67	-3.13
08/14/2024	Pending	Gallatin Point Capital LLC	CT	Israel Discount Bank of New York	NY	12,275,707	10.15	10.15	0.41	4.19	0.67	99.32	150.0	NA	80.29	80.29	19.85	8.15	-4.68
06/28/2024	Pending	Banco BTG Pactual S.A.		M.Y. Safra Bank, FSB	NY	404,241	11.42	11.42	0.92	8.12	0.38	186.92	NA	NA	NA	NA	NA	NA	NA
01/10/2024	01/31/2025	Hudson Valley Credit Union	NY	Catskill Hudson Bancorp, Inc.	NY	554,458	4.56	NA	NA	NA	NA	NA	28.6	40.500	113.00	NA	NA	5.16	NA
08/24/2023	06/12/2024	Helios Bancorp Inc.	NY	Alpine Capital Bank	NY	214,572	27.64	27.64	2.09	8.90	1.63	33.73	NA	NA	NA	NA	NA	NA	NA
11/28/2022	10/01/2023	SNBNY Holdings Ltd.		Delta North Bankcorp, Inc.	NY	334,511	15.29	15.29	-0.06	-0.49	0.00	NA	NA	NA	NA	NA	NA	NA	NA
08/02/2021	01/06/2023	Newtek Business Services Corp	FL	National Bank of New York City	NY	203,570	17.90	17.90	0.61	3.30	1.65	81.46	20.0	595.238	54.87	54.87	20.60	9.82	NM
05/24/2022	01/01/2023	Brookline Bancorp Inc.	MA	PCSB Financial Corporation	NY	1,984,541	13.93	13.66	0.79	5.37	0.44	100.88	320.1	20.724	114.98	117.62	20.32	16.13	3.30
10/26/2022	10/26/2022	TBB Investments LLC		Berkshire Bancorp Inc.	NY	702,360	23.50	NA	NA	NA	NA	NA	13.0	12.400	108.31	NA	NA	25.45	NA
01/08/2022	10/26/2022	TBB Investments LLC		Berkshire Bancorp Inc.	NY	716,680	23.63	23.63	0.38	1.61	NA	NA	NA	NA	NA	NA	NA	NA	NA
01/06/2022	09/16/2022	Gouverneur Bancorp	NY	Citizens Bank of Cape Vincent	NY	87,204	8.34	8.34	0.33	3.66	0.61	123.11	8.4	1056.110	116.23	116.23	31.76	9.69	1.53
06/16/2021	06/01/2022	Rhodium BA Holdings LLC	NY	Sunnyside Bancorp, Inc.	NY	95,281	10.90	10.90	-0.90	-7.73	NA	50.62	14.5	20.250	154.68	154.68	NA	16.86	8.94
10/03/2021	05/13/2022	Community Bank System Inc.	NY	Elmira Savings Bank	NY	643,596	9.85	8.09	0.83	8.74	NA	98.43	82.8	23.100	129.44	160.69	15.00	12.87	6.95
09/23/2021	04/01/2022	Valley National Bancorp	NY	Bank Leumi Le-Israel Corporation	NY	8,350,814	10.54	10.48	0.79	7.13	0.61	136.50	1180.9	51.246	134.30	135.00	19.27	14.14	4.53
04/19/2021	01/31/2022	Webster Financial Corp.	CT	Sterling Bancorp	NY	29,914,282	15.44	10.12	1.03	6.83	0.74	149.16	5225.2	26.562	114.08	188.72	17.03	17.47	NA
10/16/2020	01/03/2022	First Citizens BancShares Inc.	NC	CIT Group Inc.	NY	60,865,000	9.47	9.05	-0.87	-8.15	NA	NA	2158.6	21.906	41.20	43.56	NA	3.55	-7.35
06/29/2021	12/01/2021	Valley National Bancorp	NY	The Westchester Bank Holding Corporation	NY	1,313,073	10.06	10.06	1.07	10.25	0.21	531.50	220.2	3081.836	168.98	168.98	18.05	16.77	8.66
08/27/2020	05/26/2021	Hanover Bancorp Inc.	NY	Savoy Bank	NY	596,948	7.11	7.08	1.14	11.93	0.89	190.48	63.0	6.543	148.49	149.20	13.03	10.55	16.45
07/01/2020	02/01/2021	Dime Community Bancshares Inc.	NY	Bridge Bancorp, Inc.	NY	6,150,664	8.17	6.53	0.94	9.73	0.51	137.21	498.2	14.800	NA	NA	NA	NA	NA
01/09/2020	07/07/2020	Norwood Financial Corp.	PA	UpState New York Bancorp, Inc.	NY	439,784	10.56	10.56	1.08	10.53	1.32	133.45	80.0	36.233	177.94	177.94	17.29	18.25	20.59

				Average:		6,032,498	12.44	11.79	0.57	4.67	0.74	140.82			114.15	122.29	18.09	12.27	4.33
				Median:		672,978	10.34	10.13	0.79	6.40	0.64	112.15			114.98	132.38	17.67	10.55	3.71

Source: S&P Capital IQ.

EXHIBIT IV-5

Seneca Bancorp, Inc.

Director and Senior Management Resumes

Directors

Mark Zames was the founder and owner of Infusion Business Solutions, which processed up to a billion credit card payments annually, from 2012 to 2021. Since the sale of Infusion Business Solutions in 2021, Mr. Zames has acted as a business consultant to multiple businesses and grown a commercial real estate portfolio focused on distressed commercial properties. Mr. Zames’ experience in business development, integrated technologies, organizational strategies, and commercial real estate provides the board of directors and Seneca Savings with extensive insight into the local economy and commercial real estate industry.

Kimberly Boynton is a licensed real estate agent with Pyramid Brokerage Company specializing in commercial real estate in upstate New York. Mrs. Boynton previously served as President and Chief Executive Officer of Crouse Health, as well as Vice President of the Crouse Health Foundation, from January 2014 until March 2023. She began her career at Crouse in 1998 and served as Chief Financial Officer from 2003 until her appointment as Chief Executive Officer. Prior, she served as an auditor with Coopers & Lybrand in Syracuse, New York. Ms. Boynton is actively involved in the Syracuse community, currently serving as a member of the board of directors of SRC, Inc., a national defense contractor, since 2016, Byrne Dairy, Inc. since October 2023, AAA of Western and Central New York since 2005, AAA National since May 2024, and NYSTEC, a non-profit technology consulting company, since June 2024, The Century Club of Syracuse since January 2024, and Christian Brothers Academy since 2010. From 2014 to 2023, she served as a board director for the Healthcare Association of New York State, Greater New York Hospital Association, Iroquois Healthcare Alliance, CenterState CEO, and the Morrisville State College President’s Advisory Council. She also previously served as Board President of the United Way of Central New York and Board Treasurer of Catholic Charities of Onondaga County, and member of the board of directors of Elmcrest Children’s Center, American Red Cross, Crouse Hospital Auxiliary, and the McMahon/Ryan Child Advocacy Site. Ms. Boynton’s strong business background, commercial real estate experience, and extensive community involvement provide the Board of Directors and Seneca Savings with invaluable insight into the local economy and real estate industry and the needs of the local communities that Seneca Savings serves.

Michael Duteau has served as president of Noble Health Services, the specialty pharmacy division of KPH Healthcare Services, Syracuse, New York. Prior to joining Noble Health Services as president, he served in the role of vice president of business development for all KPH Healthcare Services divisions, as well as vice president of pharmacy operations for Kinney Drugs. He was elected to the KPH Board of Directors in July 2023. In addition to his roles at Noble and KPH, Mr. Duteau is president of the Community Pharmacy Association of New York and president of the Vermont Chain Drug Association. Mr. Duteau graduated from Albany College of Pharmacy and is a licensed pharmacist in multiple states. He served as a member of the Board of Trustees of Albany College. He completed his executive education at The Wharton School of the University of Pennsylvania and Syracuse University. Mr. Duteau’s business acumen and entrepreneurial background are valuable assets to Seneca Financial Corp. and Seneca Savings.

Vincent J. Fazio has served as Executive Vice President and Chief Financial Officer of Seneca Savings since August 2013 and as a member of our board of directors since May 2017. Prior to joining Seneca Savings, Mr. Fazio was a consultant with ProNexus, LLC, a consulting firm which specializes in working with banks, from May 2012 until June 2013. Mr. Fazio has over 40 years of financial and accounting experience with community banks. Prior to being employed with Seneca Savings, Mr. Fazio served in various roles, including chief financial officer, with other companies including Patriot Federal Bank, Liberty Enterprise, Central National Bank and Albany Savings Bank. Mr. Fazio has served as a member of the Board of Directors of the Baldwinsville Community Scholarship Fund. Mr. Fazio’s extensive financial and accounting expertise and knowledge of the community banking industry provide the Board of Directors and Seneca Savings with invaluable insight into accounting practices and the financial implications of our strategic and corporate initiatives.

James Hickey has been the co-owner and operator of Charles Signs, Inc., a family business located in Liverpool, New York, which has provided signs and custom graphic designs for businesses since 1968. Mr. Hickey became President of Charles Signs, Inc. in 2002. Mr. Hickey has also served as President of Enterprise 13, Inc., a commercial real estate holding company, since 2004. Mr. Hickey’s strong business background provides the Board of Directors and Seneca Savings with invaluable insight into the needs of the local communities that Seneca Savings serves.

William M. Le Beau previously served in various roles at Seneca Savings, including Interim President and Chief Executive Officer from April 2013 to October 2013, Executive Vice President for strategic initiatives from October 2012 until April 2013, and Senior Vice President for commercial lending beginning in April 2012. He served as chairman of our board of directors from January 2017 to March 2022. Prior to joining Seneca Savings, Mr. Le Beau served as a consultant to various East Coast banks from 2005 to 2012. His prior bank experience includes officer positions with New York community banks OnBank, M&T Bank, BSB Bank & Trust Company, and Partners Trust Financial Group over a span of 17 years. From 1971 to 1988, Mr. Le Beau was a bank examiner for the FDIC, where he also participated in several assignments to the division of liquidation. Mr. Le Beau’s leadership skills, extensive background in the financial services industry and his experience working for Seneca Savings brings extensive knowledge of the financial services industry in general and our organization and local markets to the board directors.

Joseph G. Vitale has served as President, Chief Executive Officer and director of Seneca Savings since October 2013. Before joining Seneca Savings in 2013, Mr. Vitale served as Executive Vice President and in other various senior management and employee positions at Savannah Bank, NA from 1996 until July 2013. Mr. Vitale also served as a Credit Analyst at Cayuga Savings Bank from 1993 until 1996. Mr. Vitale is a 2012 Stonier School of Banking graduate and has received the Wharton Leadership Certificate in 2014. Mr. Vitale has served on the Board of Directors of the Independent Bankers Association of New York State since 2023. Mr. Vitale’s extensive knowledge of the banking industry and strong leadership skills provide the Board of Directors and Seneca Savings with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Executive Officers Who are Not Directors

Jamie Nastri has served as our Senior Vice President of Operations since August 2023. Ms. Nastri joined Seneca Savings as a Branch Manager in 2016 and became Assistant Vice President of Operations in 2017. Prior to joining Seneca Savings, Ms. Nastri held several roles with M&T Bank between 2011 to 2016, including Business Development Officer.

Angelo Testani has served as our Senior Vice President of Commercial Lending since 2016. Mr. Testani has over 35 years of experience in community banking, having previously served as Small Business Relationship Manager at M&T Bank from 2007 to 2016, Relationship Manager at HSBC Bank from 2004 to 2007, and in various roles at what is now a part of Bank of America from 1998 to 2004.

Laurie Ucher has served as our Senior Vice President of Retail Banking, overseeing branch banking, customer service, and our marketing department, since 2019. Ms. Ucher joined Seneca Savings in 2016 as a Vice President and Branch Manager. Ms. Ucher has more than 30 years of banking experience, having begun her career in community banking in 1987 as a bank teller. Prior to joining Seneca Savings, Ms. Ucher served as a commercial branch manager at M&T Bank and as a premier relationship manager at HSBC Bank, where she began her career in from 1992. Deeply committed to community enrichment, Ms. Ucher serves on the boards of directors of the Diaper Bank of Central New York and Tilly’s Touch.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

EXHIBIT IV-6

Seneca Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

	Seneca Savings Historical at March 31,		Seneca Savings Bank Pro Forma at March 31, 2025 Based Upon the Sale in the Stock Offering of:
	2025		892,500 Shares		1,050,000 Shares		1,207,500 Shares		1,388,625 Shares(1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$23,215	8.28%	$25,820	9.09%	$26,418	9.28%	$27,017	9.46%	$27,704	9.67%
Tier 1 leverage capital (2)	$26,795	9.63%	$29,400	10.42%	$29,998	10.61%	$30,597	10.79%	$31,284	11.00%
Tier 1 leverage requirement	13,918	5.00	14,101	5.00	14,141	5.00	14,180	5.00	14,226	5.00
Excess	$12,877	4.63%	$15,299	5.42%	$15,857	5.61%	$16,417	5.79%	$17,058	6.00%

Reconciliation of capital infused into Seneca Savings Bank:
Net proceeds			$3,676		$4,463		$5,251		$6,156
Less: Common stock acquired by stock-based benefit plan			(357)		(420)		(483)		(556)
Less: Common stock acquired by employee stock ownership plan			(714)		(840)		(966)		(1,111)
Pro forma increase			$2,605		$3,203		$3,802		$4,489

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets.

Source: Seneca Bancorp’s Preliminary Offering Prospectus

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

Seneca Financial Corp.

Prices as of May 16, 2025

			Subject		Peer Group				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	22.73	x	18.66	x	18.99	x	14.67	x	14.91	x
Price-core earnings multiple	=	P/CE	22.73	x	18.33	x	16.53	x	13.68	x	12.47	x
Price-book ratio	=	P/B	56.68%		86.40%		85.56%		86.13%		81.83%
Price-tangible book ratio	=	P/TB	58.44%		89.40%		86.40%		91.88%		85.71%
Price-assets ratio	=	P/A	6.25%		10.93%		10.12%		11.40%		10.04%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$754,000	(12 Mths 3/25)	ESOP Stock Purchases (E)	8.00%
Pre-Conv. Core Earnings (YC)	$754,000	(12 Mths 3/25)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$24,074,000	3/2025	ESOP Amortization (T)	25.00	Years
Intangible Assets	$957,000	3/2025	RRP Programs as % of Offering (M)	4.00%
Pre-Conv. Tang. Book Value (TB)	$23,117,000	3/2025	RRP Programs Vesting (N)	5.00	Years
Pre-Conversion Assets (A)	$280,247,000	3/2025	Fixed Expenses	$1,574,000
Reinvest Rate(3/2025 5Yr Treas)	3.96%		Variable Expenses (@Midpoint)	0.00%
Tax rate (TAX)	26.53%		Percentage Sold (PCT)	58.36%
After Tax Reinvest. Rate (R)	2.91%		MHC Assets (cash on dep at bank)	$0
Est. Conv. Expenses (1)(X)	14.99%		MHC Equity	$100,000
Insider Purchases	$1,000,000		Options as % of Offering (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	49.60%
Foundation Cash Contrib. (FC)	0.00%		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contrib. (FS)	0.00%	Shares	% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$0

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$17,990,480
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/E * (Y)	V=	$17,990,480
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$17,990,480
	1 - P/B * PCT * (1-X-E-M-FC-FS)

4. V=	P/TB * (TB+Z)	V=	$17,990,480
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

5. V=	P/A * (A+Z)	V=	$17,990,480
	1 - P/A * PCT * (1-X-E-M-FC-FS)

Shares

		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Supermaximum	1,388,625	990,616	2,379,241	0	2,379,241	1.2871
Maximum	1,207,500	861,405	2,068,905	0	2,068,905	1.1192
Valuation	1,050,000	749,048	1,799,048	0	1,799,048	0.9732
Minimum	892,500	636,691	1,529,191	0	1,529,191	0.8272

Market Value

		2nd Step	Full
	2nd Step	Exchange	Conversion	Foundation	Total Market
Conclusion	Offering Value	Shares Value	Value	Value	Capitalization
Supermaximum	$13,886,250	$9,906,160	$23,792,410	$0	$23,792,410
Maximum	12,075,000	8,614,050	20,689,050	0	20,689,050
Valuation	10,500,000	7,490,480	17,990,480	0	17,990,480
Minimum	8,925,000	6,366,910	15,291,910	0	15,291,910

(1) Estimated offering expenses at the valuation conclusion.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Seneca Bancorp, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$15,291,910
	Exchange Ratio	0.82720

	2nd Step Offering Proceeds	$8,925,000
	Less: Estimated Offering Expenses	1,574,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$7,351,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$7,351,000
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(714,000)
	Less: MRP Stock Purchases (2)	(357,000)
	Net Proceeds to be Reinvested	$6,280,000
	Estimated after-tax net incremental rate of return	2.91%
	Earnings Increase	$182,711
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(20,983)
	Less: Stock Programs Vesting (3)	(52,458)
	Less: Stock Option Plan Vesting (4)	(82,664)
	Net Earnings Increase	$26,607

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months March 31, 2025, (reported)	$754,000	$26,607	$780,607
	12 Months March 31, 2025, (core)	$754,000	$26,607	$780,607

		Before	Net Addition	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	to Equity	of Foundation	Conversion
	March 31, 2025	$24,074,000	$6,280,000	$0	$30,354,000
	March 31, 2025 (Tangible)	$23,117,000	$6,280,000	$0	$29,397,000

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$280,247,000	$6,280,000	$0	$286,527,000

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 26.53%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Seneca Bancorp, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$17,990,480
	Exchange Ratio	0.97320

	2nd Step Offering Proceeds	$10,500,000
	Less: Estimated Offering Expenses	1,574,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$8,926,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$8,926,000
	Less: ESOP Stock Purchases (1)	(840,000)
	Less: MRP Stock Purchases (2)	(420,000)
	Net Proceeds to be Reinvested	$7,666,000
	Estimated after-tax net incremental rate of return	2.91%
	Earnings Increase	$223,036
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(24,686)
	Less: Stock Programs Vesting (3)	(61,715)
	Less: Stock Option Plan Vesting (4)	(97,252)
	Net Earnings Increase	$39,383

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months March 31, 2025, (reported)	$754,000	$39,383	$793,383
	12 Months March 31, 2025, (core)	$754,000	$39,383	$793,383

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$24,074,000	$7,666,000	$0	$31,740,000
	March 31, 2025 (Tangible)	$23,117,000	$7,666,000	$0	$30,783,000

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$280,247,000	$7,666,000	$0	$287,913,000

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 26.53%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Seneca Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$20,689,050
	Exchange Ratio	1.11920

	2nd Step Offering Proceeds	$12,075,000
	Less: Estimated Offering Expenses	1,574,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$10,501,000

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$10,501,000
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(966,000)
	Less: MRP Stock Purchases (2)	(483,000)
	Net Proceeds to be Reinvested	$9,052,000
	Estimated after-tax net incremental rate of return	2.91%
	Earnings Increase	$263,360
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(28,389)
	Less: Stock Programs Vesting (3)	(70,972)
	Less: Stock Option Plan Vesting (4)	(111,839)
	Net Earnings Increase	$52,160

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months March 31, 2025, (reported)	$754,000	$52,160	$806,160
	12 Months March 31, 2025, (core)	$754,000	$52,160	$806,160

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$24,074,000	$9,052,000	$0	$33,126,000
	March 31, 2025 (Tangible)	$23,117,000	$9,052,000	$0	$32,169,000

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$280,247,000	$9,052,000	$0	$289,299,000

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 26.53%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Seneca Bancorp, Inc.
At the Supermaximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$23,792,410
	Exchange Ratio	1.28710

	2nd Step Offering Proceeds	$13,886,250
	Less: Estimated Offering Expenses	1,574,000
	2nd Step Net Conversion Proceeds (Including Foundation)	$12,312,250

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$12,312,250
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(1,110,900)
	Less: MRP Stock Purchases (2)	(555,450)
	Net Proceeds to be Reinvested	$10,645,900
	Estimated after-tax net incremental rate of return	2.91%
	Earnings Increase	$309,733
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(32,647)
	Less: Stock Programs Vesting (3)	(81,618)
	Less: Stock Option Plan Vesting (4)	(128,615)
	Net Earnings Increase	$66,853

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months March 31, 2025, (reported)	$754,000	$66,853	$820,853
	12 Months March 31, 2025, (core)	$754,000	$66,853	$820,853

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$24,074,000	$10,645,900	$0	$34,719,900
	March 31, 2025 (Tangible)	$23,117,000	$10,645,900	$0	$33,762,900

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2025	$280,247,000	$10,645,900	$0	$290,892,900

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 25 years, MRP amortized over 5 years, tax effected at: 26.53%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-9

Seneca Financial Corp.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of March 31, 2025

Financial Data as of March 31, 2025

Reflects Pro Forma Market Value as of March 31, 2025

Key Input Assumptions

Mid-Tier Stockholders' Equity	$24,065,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Current Minority Ownership Interest	41.868531%	(PCT)
Pro Forma Market Value (Midpoint, Fully Converted)	$17,990,480	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$100,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	41.8685%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	41.6358%

Current Ownership
MHC Shares	769,660	41.8685%
Public Shares	1,068,618	58.1315%
Total Shares	1,838,278	100.0000%

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (45)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (42)	(703) 647-6546	wpommerening@rpfinancial.com
James J. Oren, Director (39)	(703) 647-6549	joren@rpfinancial.com
James P. Hennessey, Director (40)	(703) 647-6544	jhennessey@rpfinancial.com
Gregory E. Dunn, Director (42)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com